As filed with the Securities and Exchange Commission on July 25, 2008   Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post Effective Amendment to Form SB-2 on
Form S-1/A

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EDGEWATER FOODS INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Nevada
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 Professional Drive, Suite 310, Gaithersburg, Maryland 20878
(250) 757-9811
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Louis E. Taubman, Esq.
Leser, Hunter, Taubman & Taubman
17 State Street, Suite 1610
New York, New York  10004
(212) 732-7184
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.   See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company	X
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock underlying the Series A Preferred Stock	9,465,599 (1) (2)	$1.40 (3)	$13,251,838.60	$1,417.95
Common Stock Underlying the Warrants	1,888,000 (4)	$1.40 (3)	$30,016,028.00	$3,211.71
Common Stock Underlying the Placement Consultant Warrants	2,868,803	$1.40 (3)	$4,016,324.20	$429.75
Common Stock	647,860 (1) (5)	$1.40 (3)	$907,004.00	$97.05
Common Stock underlying the Series B Preferred Stock	1,980,096 (1) (6)	$1.25 (7))	$2,475,120.00	$264.84
Common Stock Underlying the Warrants	0 (8)	$1.25 (7)	$0.00	$0.00
Common Stock Underlying the Placement Consultant Warrants	893,945	$1.25 (7)	$1,117,431.25	$119.57
Common Stock underlying the Series C Preferred Stock	897,444 (1) (9)	$1.01 (10)	$906,418.44	$27.83
Common Stock Underlying the Warrants and the Preferred Stock Underlying the Warrants	0 (11)	$1.01 (10)	$0.00	$0.00
Common Stock Underlying the Placement Consultant Warrants	373,932	$1.01 (10)	$377,671.32	$11.59
Total	19,015,679			$5,580.29 (12)

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(1)
An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)
This number represents 120% of the aggregate number of shares of common stock necessary to effect the conversion of all of our Series A Preferred Stock currently outstanding with the investors of our 2006 private financings.

(3)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act of 1933 based upon the average of the bid and asked price of the Registrant’s common stock as quoted on the Over-the-Counter Bulletin Board of $1.40 on July 11, 2006.  These securities were previously registered on Registration Statement No. 333-135796, which was declared effective on October 16, 2006.  The registration fee for these securities was paid and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.

(4)
Originally included an additional 19,552,020 shares (total of 21,440,020) issuable upon exercise of the warrants issued to investors of the financings we closed in 2006; however, these 19,552020 warrants were part of the May 2008 warrant exchange that resulted in us issuing an aggregate of 267,059 shares of Series D Preferred Stock.  The remaining 1,888,000 shares represent the common shares that were issued as a result of the exercise of Series J Warrants by certain investors in April 2007.

(5)
Includes 22,860 shares issued as dividends to some of our Series A Convertible Preferred shareholders; 400,000 shares issued to a lender as consideration for extending the repayment date of a loan; and 225,000 shares issued to consultants.

(6)	This number represents 110% of the aggregate number of shares of common stock necessary to effect the conversion of all of our Series B Preferred Stock currently outstanding.
(7)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act of 1933 based upon the average of the bid and asked price of the Registrant’s common stock as quoted on the Over-the-Counter Bulletin Board of $1.25 on February 6, 2007.  These securities were previously registered on Registration Statement No. 333-140571, which was declared effective on February 28, 2007.  The registration fee for these securities was paid and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.

(8)
Originally included 7,200,345 shares that were issuable upon exercise of the warrants issued to investors of the financing we closed in January 2007; however, these 7,200,345 warrants were part of the May 2008 warrant exchange that resulted in us issuing an aggregate of 267,059 shares of Series D Preferred Stock.

(9)	This number represents 120% of the aggregate number of shares of common stock necessary to effect the conversion of all of our Series C Preferred Stock currently outstanding.
(10)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act of 1933 based upon the average of the bid and asked price of the Registrant’s common stock as quoted on the Over-the-Counter Bulletin Board of $1.01 on January 16, 2008.  These securities were previously registered on Registration Statement No. 333-147786, which was declared effective on December 12, 2007.  The registration fee for these securities was paid and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.

(11)
Originally included 2,991,480 shares that were issuable upon exercise of the warrants issued to investors of the financing we closed in November 2007. The 2,991,480 warrants were part of the May 2008 warrant exchange that resulted in us issuing an aggregate of 267,059 shares of Series D Preferred Stock.

(12)
As noted in footnote nos. 3, 7 and 10, above, the registration fee was previously paid to register securities subject to this registration statement that were previously registered on Registration No. 333-135796, which was originally declared effective on October 16, 2006; Registration Statement No. 333-140571, which was originally declared effective on February 28, 2007; and Registration Statement No. 333-147786, which was originally declared effective on December 12, 2007. Pursuant to Rule 429 under the Securities Act, the $6,689.90 in previously paid registration fees for these securities is transferred and carried forward to this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

We need to file an amendment to our registration statements to conform the disclosure contained therein to our Quarterly Report on Form 10-QSB for the quarter ending May 31, 2008 which we filed on July 15, 2008.  The registrant is filing a single prospectus in this Post-Effective Amendment 8 to Form SB-2 on Form S-1 pursuant to Rule 429 under the Securities Act of 1933, as amended, in order to satisfy the requirements of the Securities Act and the rules and regulations thereunder for this and other offerings registered on earlier registration statements. The combined prospectus in this registration statement relates to, and shall act, upon effectiveness, as a post-effective amendment to: (1) Registration Statement No. 333-135796, which was originally declared effective on October 16, 2006; (2) Registration Statement No. 333-140571, which was originally declared effective on February 28, 2007; and (3) Registration Statement No. 333-147786, which was originally declared effective on December 12, 2007.  In addition, this Post-Effective Amendment to Form SB-2 on Form S-1 is being filed to convert the registrant’s registration statements on Form SB-2 (Registration Nos. 333-135796, 333-140571 and 333-147786) into registration statements on Form S-1.

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED July __, 2008

PROSPECTUS

EDGEWATER FOODS INTERNATIONAL, INC.

19,015,679 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 19,015,679 shares of our common stock, all of which were registered in the resale prospectus that was contained in: (i) Registration Statement No. 333-135796, which was originally declared effective on October 16, 2006; (ii) Registration Statement No. 333-140571, which was originally declared effective on February 28, 2007; and (iii) Registration Statement No. 333-147786, which was originally declared effective on December 12, 2007.  The selling stockholders named herein may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price, at prices related to such prevailing market price, in negotiated transactions or a combination of such methods of sale. We will not receive any proceeds from the sales by the selling stockholders.

Our shares of common stock are quoted on The Over-the-Counter Bulletin Board (the OTBB) under the symbol “EDWT.”  The average of the closing price of our common stock on July 23, 2008 was $0.25.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.  SEE “RISK FACTORS” BEGINNING ON PAGE 13 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July _, 2008.

  iv

TABLE OF CONTENTS

Summary	1

Risk Factors	11

Cautionary Statement Concerning Forward-Looking Statements	11

Use of Proceeds	16

Market Price and Dividends on Registrant’s Common Equity and Related Stockholder Matters	16

Management’s Discussion and Analysis	18

Business	28

Management

Compensation Discussion and Analysis	41

Principal Stockholders

About the Offering

Selling Stockholders	51

Plan of Distribution	56

Certain Relationships and Related Transactions

Description of Securities	58

Legal Matters	64

Experts	65

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Available Information	65

Index to Consolidated Financial Information	F-1

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus.

v

Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus the “company,” “we,” “us,” and “our” refer to Edgewater Foods International, Inc., a Nevada corporation and its subsidiaries.

Until [ ], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

  vi

PROSPECTUS SUMMARY
The following is a summary that highlights what we believe to be the most important information regarding Edgewater and the securities being offered herein.  Because it is a summary, however, it may not contain all of the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus and our financial statements and related notes carefully. Unless the context requires otherwise, “we,” “us,” “our” and similar terms refer to Edgewat

The Company

We are the parent company of Island Scallops Ltd., a Vancouver Island aquaculture company. Island Scallops was established in 1989 and for almost 20 years has successfully operated a scallop farming and marine hatchery business. Island Scallops is dedicated to the farming, processing and marketing of high quality, high value marine species: scallops and sablefish.  Scallop farming is relatively new to North America and Island Scallops is the only producer of both live-farmed Pacific scallops and live sablefish (or blackcod).  Given Island Scallops’ unique hatchery technology and extensive research and development, we believe that there is no significant competition for the farming of these marine species in our geographic area.   Island Scallops is committed to rapidly expanding production and profits while continuing to finance the aggressive growth of the company and maintaining a healthy respect for the marine environment.

Recent Developments

Business

 In the nine months of our 2008 fiscal year, we continued the harvesting, processing and sale of our 2005 year class of scallops and continued sorting our 2006 scallop class and transferring our 2007 year-class scallops, which were still maturing in our tenured growing sites and on-shore ponds, to larger grow-out nets on our farm sites.  We also started spawning (and grow-out in our on-shore nursery ponds) of our 2008 scallop year class.  We refer to the year-class of scallops based on when the scallops were spawned.  Generally, the harvest occurs approximately 22 to 24 months after spawning of the scallops.

During the first nine months of our 2008 fiscal year, we also continued the new sales and marketing efforts that were begun in the later stages of our 2007 fiscal year.  Traditionally, we have sold live scallops within the Pacific Northwest market, but our seafood sale and distribution consultants have began to introduce new product lines of fresh meat and a new unique frozen on the half-shell product that is generating significant interest. In 2008, we expect our overall product mixture to consist of 40% live scallops, 30% fresh meat, 30% frozen on the half-shell.  We had originally planned, beginning in 2009, to increase the proportion of frozen on the half-shell to 50%, with the remainder of our product allocated 30% to live and 20% to fresh.  However, based on a recently completed “top-down” review of operations and initial direct live sales into the western United States, we may increase the percentage of live product sold because we believe that may enable us to increase gross margins.

In May 2008, we started the expansion of our Bowser farm (or scallop growing area).  We installed thirteen new “triple” lines that will have the capacity to handle up to 135,000 scallops per line.  In the coming months, we will continue to outfit these new 300 meter lines with the necessary floats and netting required for scallop farming.

During the continued harvesting of our 2005, sorting of our 2006 scallops classes and transfer of our 2007 scallop classes, we were able to review our mortality rates and update our class size projections.  Based on this review and recent sales, we expect to bring the remaining 2.3 million of our 2005 and 2006 year class scallops to market through the end of December 2008 and possibly into the beginning of 2009.  Originally, we believed that our 2006 spawning would yield between 5 and 10 million scallops at full maturity/harvest.  However, mortality rates were at the higher end of our projections due to the handling and sorting learning curve associated with the roll-out of our new longline and anchor system.  Additionally, problems associated with the timing of moving scallops to large nets (also known as “ocean timing”) and the density (i.e. number of scallops per net level) contributed to additional mortality problems.  We anticipate that survival rates for the future classes, starting with the 2007 scallop class, will significantly improve due to the addition of more lines and anchors, better spacing and sorting within each lantern net, experience gained from the sorting and farming of both the 2005 and 2006 year classes and lessons learned on ocean timing and scallop density during the handling of our 2006 scallop class. We are already noticing significant gains in animal survival rates and individual scallop size in the 2007 class as compared to the 2006 class at a similar point in its development.  As of our most recent review of our scallop inventory, we currently believe that our 2007 year class that should yield up to 12 million scallops at full maturity/harvest. We are also preparing to move the first part of the 2008 scallops class from our hatchery ponds and into the ocean farms.  We plan to conduct at least one additional hatchery spawn and continue to grow and move 2008 scallops from our nursery and into the ocean during the fourth quarter of 2008.

The Financings

Series D Preferred Stock Financing

On May 29, 2008, we signed a Series D Convertible Preferred Stock Purchase Agreement with one accredited investor whereby such investor was committed, subject to the satisfaction of certain closing conditions, to purchase $1,500,000 of our Series D Preferred Shares.  Pursuant to the Purchase Agreement, this investor is also committed to investing an additional $500,000 no later than 90 days from the initial closing date provided that we have hired a chief operating officer acceptable to such investor.  Pursuant to the Purchase Agreement, additional investments of up to an aggregate of $2,000,000 of Series D Preferred Shares may be made in subsequent closings to be completed no later than June 30, 2008.  As part of this financing, we also entered into an Exchange Agreement with the investor and certain other holders of our outstanding warrants, whereby the Series J Warrant that the investor received pursuant to the Series C Preferred Stock and Warrant Financing will be cancelled, and the investor and certain other holders of our outstanding warrants returned to us warrants to purchase an aggregate of 24,941,605 shares of our common stock, which the investor and such other warrant holders received pursuant to the Series A Preferred Stock and Warrant Financing, Series B Preferred Stock Warrant Financing and the Series C Preferred Stock Financing, in exchange for an aggregate of 267,059 shares of Series D Preferred stock. The net proceeds from the financing are to be used for supplies, processing plant upgrades, working capital and general corporate purposes.  All of the closing conditions were satisfied and accordingly we completed the private equity financing and received net proceeds of approximately $1.46 million on June 11, 2008.

Pursuant to the Series D Preferred Stock Financing, we filed a Certificate of Designation of the Relative Rights and Preferences of our Series D Convertible Preferred Stock on May 29, 2008.  The Certificate of Designation designates 380,000 shares of our authorized preferred stock as Series D Convertible Preferred Stock, which ranks junior to our Series A, Series B and Series C Convertible Preferred Stock, but senior to our common stock.  Except with respect to specified transactions that may affect the rights, preferences, privileges or voting power of the Series D Preferred Shares and except as otherwise required by Nevada law, the Series D Preferred Shares have no voting rights.  At any time on or after the issuance date, the holder of any Series D Preferred Shares may, at the holder's option, elect to convert all or any portion of the Series D Preferred Shares held by such person into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the stated value ($40.00 per share) of the Series D Preferred Shares being converted divided by (ii) the conversion price, which initially is $0.80 per share, subject to certain adjustments.  In the event of our liquidation, dissolution or winding up, the holders shall receive a liquidation preference equal to 120% of the stated value per Series D Preferred Share.

Pursuant to the terms of the Purchase Agreement, our Board of Directors shall be reduced to 7 persons and the investors in the financing maintain the right to designate (by approval of a majority of the Series D Preferred Shares outstanding at such time) 1 of the 7 directors so long as at least 20% of the Series D Preferred Shares remain outstanding.  However, if we fail to meet certain performance target as set forth in the Purchase Agreement, our Board of Directors shall be reduced to 5 persons and the investors maintain the right to appoint (by approval of a majority of the Series D Preferred Shares outstanding at such time) a majority of the directors so long as at least 20% of the Series D Preferred Shares remain outstanding.  In addition, the investors may appoint a designee to attend and observe, but not to vote at, all annual and special meetings of our Board of Directors.

Series C Preferred Stock and Warrant Financing

On November 5, 2007, we completed a private equity financing of $897,444 with one accredited investor.  Net proceeds from the offering are approximately $801,000.  As part of this financing, the investor returned the following warrants to us, which it received as a result of Series B Preferred Stock Financing described below: Series J Warrant, Series D Warrant, Series E Warrant and Series F Warrant to purchase an aggregate of 3,739,350 shares of our common stock.  Pursuant to the current financing, we issued 747,870 shares of our Series C Preferred Stock,  par value $0.001 per share and the investor also received one of each of the following warrants: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, (iv) Series J Warrant, (v) Series D Warrant, (vi) Series E Warrant, and (vii) Series F Warrant, each to purchase a number of shares of common stock equal to fifty percent (50%) of the number of shares of common stock issuable upon conversion of the preferred stock issued to the investor, except for the Series J Warrants, which shall entitle the investor to purchase a number of shares of our Series C Preferred Stock equal to one hundred percent (100%) of the number of shares of common stock issuable upon conversion of the purchaser’s preferred stock.  Each of the Warrants has a term of 5 years, except for the Series J Warrants, which have a term of 1 year.  Each share of the preferred stock is convertible into one fully paid and nonassessable share of our common stock at an initial conversion price of $1.20, subject to adjustment.  In connection with the financing, our management agreed not to sell any of our securities owned by them, their affiliates or anyone they have influence over until the registration statement has been effective for six months.

In connection with this financing, we paid cash compensation to a placement consultant in the amount of $72,000 and issued him placement consultant warrants, exercisable for a period of three years from the date of issue. The placement consultant's warrants allow him to purchase up to (i) 74,787 shares of Series C Preferred Stock, and each of the following warrants, which are identical to the warrants issued to the investors of the financing: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, (iv) Series D Warrant, (v) Series J Warrant, (vi) Series E Warrant, and (vii) Series F Warrant, each to purchase 37,393 shares of common stock, except for the Series J Warrants, which shall entitle the Consultant to purchase 74,787 shares of our Series C Preferred Stock.  Like the investor, the placement consultant returned part of the placement consultant warrant it received in the Series B Preferred Stock financing to us in exchange for the new placement consultant warrant.

In connection with the November 2007 financing, we agreed to file a registration statement with the Securities and Exchange Commission, on or before December 5, 2007, to register for resale the shares of our common stock into which the shares of our Series C Preferred Stock may be converted and the shares of common stock issuable upon the exercise of the warrants and issuable upon conversion of the preferred stock issuable upon exercise of the warrants issued in such financing.  We are required to keep that registration statement continuously effective under the Securities Act for the Effectiveness Period which continues until such date as is the earlier of the date when all of the securities covered by that registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144.  If that registration statement ceases to be effective prior to the expiration of the Effectiveness Period, we will be required to pay liquidated damages equal to 2.0% of the amount invested for each calendar month or portion thereof thereafter such date until the registration statement is declared effective.  Pursuant to the November 2007 financing, in no event shall the amount of liquidated damages payable at any time and from time to time exceed an aggregate of 20% of the amount of the initial investment in the Series C Preferred Stock; however, no liquidated damages shall be paid with respect to any shares that we are not permitted to include in the Registration Statement due to the Commission’s application of Rule 415.  We filed the registration statement for the November 2007 financing on December 3, 2007 and it was declared effective on December 12, 2007.

The net proceeds from the financing are to be used for working capital and general corporate purposes.

Series B Preferred Stock and Warrant Financings

On January 16, 2007, we completed a private equity financing of $2,070,000 with two accredited investors.  Net proceeds from the offering, are approximately $1,864,500.  We issued 207 shares of our Series B Preferred Stock, par value $0.001 per share and stated value of $10,000 per share and each investor also received one of each of the following warrants: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, (iv) Series J Warrant, (v) Series D Warrant, (vi) Series E Warrant, and (vii) Series F Warrant, each to purchase a number of shares of common stock equal to 50% of the number of shares of common stock issuable upon conversion of the purchaser’s Series B Preferred Stock, except for the Series J Warrants, which shall entitle the investor to purchase a number of shares of our common stock equal to 100% of the number of shares of common stock issuable upon conversion of the purchaser’s Series B Preferred Stock.  Each of the Warrants has a term of 6 years, except for the Series J Warrants, which have a term of 1 year.  Each share of the Series B Preferred Stock is convertible into a number of fully paid and nonassessable shares of our common stock equal to the quotient of the liquidation preference amount per share ($10,000) divided by the conversion price, which initially is $1.15 per share, subject to certain adjustments, or approximately 8,696 shares of common for each share of converted preferred stock. In connection with the financing, our management agreed not to sell any of our securities owned by them, their affiliates or anyone they have influence over until the registration statement has been effective for six months.

In connection with the January 16, 2007 financing, we paid cash compensation to a placement consultant in the amount of $165,600 and issued him placement consultant warrants, exercisable for a period of three years from the date of issue. The placement consultant's warrants allow him to purchase up to (i) 20 shares of Series B Preferred Stock, and each of the following warrants, which are identical to the warrants issued to the investors of the financing: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, (iv) Series D Warrant, (v) Series J Warrant, (vi) Series E Warrant, and (vii) Series F Warrant, each to purchase 90,004 shares of common stock, except for the Series J Warrants, which shall entitle the Consultant to purchase 180,008 shares of common stock.

In connection with the January 2007 financing, we filed, as agreed to in the corresponding Registration Rights Agreement, a registration statement with the Securities and Exchange Commission to register for resale the shares of our common stock into which the shares of our Series B Preferred Stock may be converted and the shares of common stock issuable upon the exercise of the warrants issued in such financing (Registration No. 333-140571).  We are required to keep that registration statement continuously effective under the Securities Act for the Effectiveness Period which continues until such date as is the earlier of the date when all of the securities covered by that registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144.  If that registration statement ceases to be effective prior to the expiration of the Effectiveness Period, we will be required to pay liquidated damages equal to 2.0% of the amount invested for each calendar month or portion thereof thereafter such date until the registration statement is declared effective.  Pursuant to the January 2007 financing, in no event shall the amount of liquidated damages payable at any time and from time to time exceed an aggregate of 20% of the amount of the initial investment in the Series B Preferred Stock.  As of the date of this filing, our initial registration statement for the January 2007 financing was declared effective on February 28, 2007.

We previously disclosed that the net proceeds from the January 2007 financing may have been used for capital expenditures necessary to expand our operations into clam farming in Morocco – pending our due diligence investigation, and for working capital and general corporate purposes.  However, on January 10, 2008, our Board of Directors determined, based on due diligence concerns and because we were unable to negotiate what we believe to be appropriate terms, to terminate negotiations for the establishment of clam farming operations in Morocco.  We have not yet determined how we will allocate the funds that we reserved for this project.

Series A Preferred Stock and Warrant Financings

On April 12, 2006 we completed a private equity financing of $1,062,000 with 2 accredited investors.  Net proceeds from the offering, were approximately $952,000.  We issued 1,888,000 shares of our Series A Preferred Stock,  par value $0.001 per share and stated value of $0.75 per share, at a purchase price of $0.5625 per share and each investor also received one of each of the following warrants: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, (iv) Series D Warrant, (v) Series J Warrant, (vi) Series E Warrant, (vii) Series F Warrant, (viii) Series G Warrant, and (ix) Series H Warrant, each to purchase a number of shares of Common Stock equal to 50% of the number of shares of Series A Preferred Stock purchased, except for the Series J Warrants, which entitled the investor to purchase a number of shares of our common stock equal to 100% of the number of shares of Series A Preferred Stock purchased. As of the date of this filing, all of these Series J Warrants issued in the April 12, 2006 financing have been exercised.  We issued a total of 9,440,000 Warrants.  Each of the Warrants has a term of five (5) years, except for the Series J Warrants, which have a term of one (1) year.  Each share of the Series A Preferred Stock is convertible into one fully paid and nonassessable share of our common stock.

In connection with the April 12, 2006 financing, our management agreed not to sell any of our securities owned by them, their affiliates or anyone they have influence over until this registration statement has been effective for six months.  World Wide Mortgage, to whom we borrowed the amount of CDN $1,500,000, also entered into a lock up agreement to sell no more than 100,000 shares of our common stock per quarter until the registration statement has been effective for six months.

In connection with the April 12, 2006 financing, we paid cash compensation to a placement consultant in the amount of $84,960 and issued him 188,800 warrants.  Each of the placement consultant's warrants allows him to purchase one share of our Series A Preferred Stock, and one half of each of the Series A-H Warrants and one Series J warrant.  Each of the placement consultant's warrants to purchase the securities described above is exercisable at a price of $0.5625 per warrant, for a period of three years.

On May 30, 2006 we completed another round of private equity financing of $1,500,000 pursuant to a Series A Convertible Preferred Stock Purchase Agreement dated May 30, 2006.  The net proceeds from this financing were approximately $1,380,000.  We issued 2,000,000 shares of our Series A Preferred Stock,  stated value of $0.75 per share, at a purchase price of $0.75 per share and the investor also received one of each of the following warrants: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, and (iv) Series D Warrant, each to purchase a number of shares of Common Stock equal to 50% of the number of shares of Series A Preferred Stock purchased; we issued a total of 4,000,000 Warrants.  Each of the Warrants has a term of five (5) years and is identical to the Series A-D Warrants we issued to investors pursuant to the financing we closed on April 12, 2006.

In connection with the May 30, 2006 financing, we paid cash compensation to a placement consultant in the amount of $120,000 and issued him 200,000 warrants.  Each of the placement consultant's warrants allows him to purchase one share of our Series A Preferred Stock, and one-half of each of the Series A-D Warrants.  Each of the placement consultant's warrants to purchase the securities described above is exercisable at a price of $1.50 per warrant, for a period of three years.

On June 30, 2006 and July 11, 2006 we completed two final rounds of private equity financing accepting subscriptions in the aggregate amount of $2,840,000 from 9 institutional and accredited investors pursuant to the May 30, 2006 Series A Convertible Preferred Stock Purchase.  On June 30, 2006 and July 11, 2006, we entered into separate Joinder Agreements to each of the Series A Convertible Preferred Stock Purchase Agreement and the Registration Rights Agreement, each dated as of May 30, 2006, with each of the new investors which added such investors as additional parties to the May 30, 2006 financing documents.  Net cash proceeds from these two rounds were approximately $2,659,000.  Pursuant to these two final financings, we issued a total of 3,786,666 shares of our Series A Preferred Stock,  stated value of $0.75 per share at a purchase price of $0.75 per share and each investor also received one of each of the following warrants: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, and (iv) Series D Warrant, each to purchase a number of shares of Common Stock equal to 50% of the number of shares of Series A Preferred Shares purchased (subject to the rounding of factional shares); we issued a total of 7,573,344 Warrants in these two rounds of financing.  Each of the Warrants has a term of five (5) years and is identical to the Series A-D Warrants we issued to investors pursuant to the financings we closed on April 12, 2006 and May 30, 2006.  Each share of our Series A Preferred Stock is convertible into one fully paid and nonassessable share of our common stock.

In connection with the June 30, 2006 and July 11, 2006 financings, we paid a total placement consultant fee of $217,000.  The placement consultant received $160,000 of his fee in securities (as described below) and $57,000 in cash.  As a result, we issued the placement consultant 213,333 shares of our Series A Preferred Stock, and one of each of the A-D Warrants, each to purchase 106,667 shares of our Common Stock.  The A-D Warrants issued to the placement consultant are identical to the Series A-D Warrants we issued to the investors as described above.

Pursuant to the April, May, June and July 2006 financings, we received aggregate net proceeds of approximately $4,991,040 and we issued an aggregate of 7,887,999 shares of our Series A Preferred Stock  and Warrants to purchase an aggregate of 21,440,020 shares of our common stock.

Also in connection with the issuance of the shares of our Series A Preferred Stock and Warrants issued in the April, May, June and July 2006 financings described above, we agreed to file a registration statement with the Securities and Exchange Commission to register for resale the shares of our common stock into which the shares of our Series A Preferred Stock may be converted and the shares of common stock issuable upon the exercise of the warrants.  We are required to keep the registration statement continuously effective under the Securities Act for the Effectiveness Period which continues until such date as is the earlier of the date when all of the securities covered by the registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144.  If the registration statement ceases to be effective prior to the expiration of the Effectiveness Period, we will be required to pay liquidated damages equal to 1.0% of the amount invested for each calendar month or portion thereof thereafter such date until this registration statement is declared effective.  Pursuant to the April 12, 2006 financing, in no event shall the amount of liquidated damages payable at any time and from time to time exceed an aggregate of 24% of the amount of the initial investment in the Series A Preferred Stock.  Pursuant to the May 30, 2006, June 30, 2006 and July 11, 2006 financings, in no event shall the amount of liquidated damages payable at any time and from time to time exceed an aggregate of 10% of the amount of initial investment in the Series A Preferred Stock pursuant to such rounds of financing.  The initial registration statement for the April, May, June and July 2006 financing was declared effective on October 16, 2006.

For further information regarding the preferred stock and warrants see the “Description of Securities” section below.

Risk Factors

The securities offered by this prospectus are speculative and involve a high degree of risks associated with our business, including the following:

•	A significant portion of our sales is concentrated in a few major customers and the loss of any would have a material adverse impact on our revenues.

•	Our business are susceptible to various environmental and disease risks that could materially and adversely affect our product and therefore our business.

•	Our future success is partially dependent upon our ability to expand our tenures, without which our production capacity will be limited.

•
Until our operations are able to demonstrate and maintain positive cash flows, we may require additional working capital to fund our ongoing operations and execute our business strategy of expanding our operations.

For a more comprehensive discussion of these and other risk factors affecting us and our business, see the “Risk Factors” section beginning on page 13 of this prospectus.

THE OFFERING

Common stock being offered by Selling Stockholders	Up to 19,015,679 shares of common stock

OTCBB Symbol	EDWT

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 13.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read in conjunction with our financial statements which are included elsewhere in this prospectus.  The summary set forth below should be read together with our consolidated financial statements and the notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

Consolidated Statement of Operations Data:

	Nine months ended May 31,		Years ended August 31,
	2008	2007	2007	2006

	(in thousands)
Revenues	$1,060	$434	$657	$528

Gross profit	(457)	(219)	(379)	(48)

Net profit (Loss)	(2,872)	4,770	4,057	(4,200)
Foreign adjustment	236	127	151	(86)
Comprehensive income (Loss)	$(3,109)	$4,663	$3,689	$(4,321)

Consolidated Balance Sheet Data:
	May 31,	As of August 31,
	2008	2007
	(in thousands)
Balance Sheet Data:

Current Assets	$2,778	$1,657
Total assets	7,098	6,668
Total Current Liabilities	1,989	1,294

Total Liabilities	2,512	1,820
Total stockholders’ equity	$4,587	$4,848

NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Form S-1 that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. From time to time, we may make written statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a) volatility or decline of our stock price;

(b) potential fluctuation in quarterly results;

(c) our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e) inadequate capital to continue business;

(f) changes in demand for our products and services;

(g) rapid and significant changes in markets;

(h) litigation with or legal claims and allegations by outside parties; or

(i) insufficient revenues to cover operating costs.

There is no assurance that we will be profitable, we may not be able to successfully develop, manage or market our products and services, we may not be able to attract or retain qualified executives and technology personnel, our products and services may become obsolete, government regulation may hinder our business, additional dilution in outstanding stock ownership may be incurred due to the issuance of more shares, warrants and stock options, or the exercise of warrants and stock options, and other risks inherent in the our businesses.

We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the factors described in other documents we file from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q and Annual Report on Form 10-K and any Current Reports on Form 8-K filed by us.  All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statement above.

RISK FACTORS

 Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our common stock. You should pay particular attention to the fact that we conduct all of our operations in china and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in other countries. Our business, financial condition or results of operations could be affected materially and adversely by any or all of these risks.

THE FOLLOWING MATTERS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

Risks Relating to Aquaculture

We are subject to a number of biological and environmental risks.

Our business would be adversely affected if our scallop crop is infected by Perkinsus Quagwadi.  Perkinsus affects a variety of scallops.  In 1992, mortality due to Perkinsus infection was large and mortality was high, but Island Scallops was able to overcome this disease by breeding the remaining stock.  Eight years of successfully breeding hardy individuals resulted in the remaining populations of scallops being Perkinsus-free.  Although there is a chance that other diseases may occur, the Island Scallops hybrid scallop has proven resistant to Perkinsus disease for the last ten years.

Paralytic Shellfish Poisoning (PSP or Red Tide) could limit the amount of scallops available for sale.

Paralytic Shellfish Poisoning (PSP or red tide) is another concern when farming scallops.  The adductor muscle can be processed for sale to the traditional scallop meat market even when there is a PSP closure.  On the other hand, the live animal market is stopped by PSP toxicity.  Sewage Contamination (fecal coliform) is also monitored by the Canadian Food Inspection Agency (CFIA) to avoid this problem.  These types of contaminants do not threaten the crop, it only causes a temporary displacement to the marketing of the product.  Island Scallops’ aquaculture is not without total risk; however, the development program over the last decade has reduced the risk of disease and increased the historical grow-out survival rate to 95% over the past six years.  Despite these advances, however, an outbreak of PSP, even if it did not affect Island Scallops’ stock, could have a depressive effect on the shellfish market in general, which could then adversely affect our business.

Aquaculture and scallop farming is subject to a variety of general disease risks.

Bacteria are almost always associated with mortalities in the larval stages of growth.  Control of disease outbreaks in the hatchery consists of regular inspection, growth rates, color and larvae is checked for proper shape.  Proper hygiene practices within the hatchery minimize problems with Bacteria.  In general, scallops are harder to handle and transport and care needs to be taken when moving them.  Scallops can develop a stress related disease that can be avoided by proper handling conditions such as temperature, moisture rates and time before getting back in the water (maximum time being 24 hours).

Boring sponges and worms can adversely impact our scallop yield.

Boring sponges and worms are organisms that make holes in the scallop’s shell, weakening it and requiring the scallop to make repairs.  Secreting additional layers of shell material to mend these holes directs energy away from growth and maintenance of the scallop.  In cases of severe infestation, the adductor muscle may be reduced in weight by up to 50%, and the meat may be discolored.

Our business would be adversely affected if our scallop crop is infected by flatworm.

Flatworms can be devastating, destroying all seed within 2 weeks.  Island Scallops has managed to minimize this problem and keep mortalities down by keeping the seeds in the pond a little longer so it becomes larger, making the time spent in the first net culture less.  We then move the seeds to a larger mesh net culture, which causes the flatworms to fall off and no longer pose a problem.  This husbandry technique alleviates the problem to a large degree.

Scallops raised in the open ocean are subject to a variety of predators that could adversely impact crop yield.

Starfish are a major predator of scallops, particularly in bottom culture.  If the hanging techniques are far enough from the bottom, even during extreme low tides, then this does is not problematic.  Since starfish and crabs have a free-swimming larval stage as part of their life cycle, it is possible that these larvae can settle within the “grow-out” nets and settle there and prey on these scallops.  However, with proper husbandry techniques these effects can be minimized.

Our business would be adversely affected if a majority of our scallop crop experiences fouling.

Fouling is caused by settlement and growth of several organisms such as macroalgae, bryozoans, barnacles and mussels on the nets.  Heavy fouling of culture nets and scallops impedes growth of the scallops.  Since most fouling occurs in shallower waters, hanging scallops at deeper depths can reduce fouling. If culture systems are managed properly, fouling is not a problem.

Aquaculture can be subject to a variety of growing conditions that can adversely affect product growth and development.

Certain growing conditions and sea conditions can affect the quality and quantity of scallops produced, decreasing the supply of our products and negatively impacting profitability. Extreme wave actions tend to make scallops seasick.  In cases of extreme seasickness, scallops stop feeding and growth is reduced.  This may create mortality by weakening the scallops and making them susceptible to other problems and diseases.  Currently, the water leases owned by Island Scallops are located in areas where this will prove to be less problematic.  Additionally, if other environmental conditions are unfavorable, growing conditions in the ocean can greatly inhibit scallop growth.  Generally this risk is mitigated by year-to-year variations in growing conditions.  However, we cannot guarantee that we will not be negatively affected, at least in the short term, if we experience poor growing conditions.

Increased mortality rates would adversely impact our business.

In general, increased mortality rates in juveniles are due to improper feeding and hatchery husbandry. Once scallops are introduced to the ocean, increased mortality rates are caused by the above factors as well as fluctuations in salinity and currents.  Given the location of Island Scallops’ current farming areas, the salinity and currents should not be problematic.  Mortality rates can also increase due to overcrowding problems.  In cases of extreme overcrowding scallops actually bite each other and their shells become damaged.

If we are unable to expand our tenures, our projected production may be delayed.

To increase our production capacity, we must expand our tenures.  However, expanding tenures requires local and national government approval, which can be a timely and costly process. Expansion of two of our tenures, Hindoo Creek and Deep Bay, was approved and the expansion of these sites is complete.  Another tenure, Bowser, was recently approved for partial conversion (one-third or 308 acres) to the off-bottom (suspended) culture and construction of this off bottom farm is now underway.    Our Denman tenure, although approved for expansion by all national government agencies, requires zoning approval from the local Islands Trust.   Our initial zoning application was denied, but we are considering our options for appeal.   The capacity to be gained by expanding the Denman tenure is small, but valuable nevertheless.  If expansion of our tenures is denied, it will limit our production capacity.

Business Risks

We will require additional capital to fund our current business plan.

Our success is dependent   on   future   financings. The   aquaculture or marine farming   industry   is a capital-intensive business, which requires substantial capital expenditures to develop and acquire farms and to improve or expand current production. Further, the farming of marine life and acquisition of additional farms may require substantial amounts of working capital.  We project the need for significant capital spending and increased working capital requirements over the next several years.  There can be no assurance that we will be able to secure such financing on terms, which are acceptable, if at all.  The failure to secure future financing with favorable terms could have a material adverse effect on our business and operations.

We are dependent on certain key existing and future personnel.

Our success will depend, to a large degree, upon the efforts and abilities of our officers and key management employees such as Mr. Saunders, Mr. Bruce Evans and Ms. Patti Greenham.   The loss of the services of one or more of these or other key employees could have a material adverse effect on our operations. We currently maintain key man life insurance on Mr. Saunders for a value of $1,000,000.  We also have an employment agreement with Mr. Saunders.  We do not maintain key man insurance for, nor do we currently have employment agreements with, any of our other key employees.  In addition, as our business plan is implemented, we will need to recruit and retain additional management and key employees in virtually all phases of our operations.  Key employees will require a strong background in the marine aquaculture industry.  We cannot assure that we will be able to successfully attract and retain key personnel.

The fact that our directors and officers own approximately 29% of our capital stock and 64% of our voting capital stock may decrease your influence on shareholder decisions.

Our executive officers and directors, in the aggregate, beneficially own approximately 29% of our capital stock and 64% of our voting capital stock.  As a result, our officers and directors, will have the ability to influence our management and affairs and the outcome of matters submitted to shareholders for approval, including the election and removal of directors, amendments to our bylaws and any merger, consolidation or sale of all or substantially all of our assets.

Our acquisitions and potential future acquisitions involve a number of risks.

Our potential future acquisitions involve risks associated with assimilating these operations into our company; integrating, retaining and motivating key personnel; integrating and managing geographically-dispersed operations integrating the technology and infrastructures of disparate entities; and risks inherent in the husbandry and farming of marine species.

We may have difficulty competing with larger and better-financed companies in our sector.

In general, the aquaculture industry is intensely competitive and highly fragmented. Many of our competitors have greater financial, technical, marketing and public relations resources than we presently have. Our sales may be harmed to the extent we are not able to compete successfully against such seafood producers.

Contamination of our seafood would harm our business.

Because our products are designed for human consumption, our business is subject to certain hazards and liabilities related to food products, such as contamination.  A discovery of contamination in any of our products, through tampering or otherwise, could result in a recall of our products.  Any such recall would significantly damage our reputation for product quality, which we believe is one of our principal competitive assets, and could seriously harm our business and sales.  Although we maintain insurance to protect against such risks, we may not be able to maintain such insurance on acceptable terms and such insurance may not be adequate to cover any resulting liability.

We may experience barriers to conducting business due to potential government regulations.

There are no hatchery/producer competitors in the scallop farming business in British Columbia.  The United States will not allow the farming of the species farmed by Island Scallops in their waters, as this species is considered an "exotic".  It is unlikely that the Canadian government would decide to regulate this species like the United States does (as the Canadian government developed the technology) however if it does, this would have a material adverse affect on our business.

Our business may be adversely affected price by volatility.

If market prices for Island Scallops’ products decrease, we will incur a loss of profits.  However, our operational costs will increase because we will have to produce the same quantity to meet the current demand, which will decrease profit margin.  This form of price volatility would be detrimental for our business.

Foreign exchange rates risks, political stability risk, and/or the imposition of adverse trade regulations could harm our business.

We conduct some of our business in foreign currencies.  Our profitability depends in part on revenues received in United States dollars as a result of sales into the United States.  A decline in the value of the United States dollar against the Canadian dollar would adversely affect earnings from sales in the United States. As part of our plans to acquire other businesses we may expand our operations to other countries, operate those businesses in foreign currencies, and export goods from those countries.   Thus far, we have not engaged in any financial hedging activities to offset the risk of exchange rate fluctuations.  We may in the future, on an as-needed basis, engage in limited financial hedging activities to offset the risk of exchange rate fluctuations.  There is a risk that a shift in certain foreign exchange rates or the imposition of unforeseen and adverse political instability and/or trade regulations could adversely impact the costs of these items and the liquidity of our assets, and have an adverse impact on our operating results.  In addition, the imposition of unforeseen and adverse trade regulations could have an adverse effect on our exported seafood operations. We expect the volume of international transactions to increase, which may increase our exposure to future exchange rate fluctuations.

Risks Relating to the Offering

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently only a limited public market for our common stock, which is listed on the Over-the-Counter Bulletin Board, and there can be no assurance that a trading market will develop further or be maintained in the future.   During the month of October 2007, our common stock traded an average of approximately 1,500 shares per day.  As of July 23, 2008, the closing bid price of our common stock was $0.25 per share.  As of July 23, 2008, we had approximately 55 shareholders of record of our common stock, 12 shareholders of record of our Series A Preferred Stock, 2 shareholders of record of our Series B Preferred Stock, 1 shareholder of record of our Series C Preferred Stock and 8 shareholders of record of our Series D Preferred Stock not including shares held in street name.  In addition, during the past two years our common stock has had a trading range with a low price of $0.75 per share and a high price of $2.00 per share.

The market price of our common stock may be volatile.

The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock.  These factors may materially adversely affect the market price of our common stock, regardless of our performance.  In addition, the public stock markets have experienced extreme price and trading volume volatility.  This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies.  These broad market fluctuations may adversely affect the market price of our common stock.

The outstanding warrants may adversely affect us in the future and cause dilution to existing shareholders.

There are currently 3,282,338 warrants outstanding.  The terms of these warrants expire as early as 2007 and as late as 2013.  The exercise price of these warrants range from $0.75 to $2.25 per share, subject to adjustment in certain circumstances.  Exercise of the warrants may cause dilution in the interests of other shareholders as a result of the additional common stock that would be issued upon exercise.  In addition, sales of the shares of our common stock issuable upon exercise of the warrants could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our common stock.   Further, the terms on which we may obtain additional financing during the period any of the warrants remain outstanding may be adversely affected by the existence of these warrants as well.

Our common stock may be considered a “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and, therefore, it may be designated as a “penny stock” according to SEC rules.  This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

Our Auditors have given the Company a “Going Concern” opinion, raising substantial doubt about our ability to continuing to fund our operations.

We have suffered operating losses since inception in our efforts to establish and execute our business strategy.  As of August 31, 2007, we had a cash balance of approximately $1,657,000.  Although management believes that we have adequate funds to maintain our business operations into the next fiscal year and/or until we become cash flow positive, we continued to suffer operational losses in our 2007 fiscal year. Until our operations are able to demonstrate and maintain positive cash flows, we may require additional working capital to fund our ongoing operations and execute our business strategy of expanding our operations.  Based on these factors, there is substantial doubt about our ability to continue as a going concern.

USE OF PROCEEDS

We have registered these shares because of registration rights granted to the investors in our recent private equity financing and the other selling shareholders.   We will not receive any proceeds upon the conversion of the preferred shares into shares of our common stock; however, we received net proceeds of approximately $9,115,400 from the initial sale of the preferred shares.  The net proceeds from the sale of the Series A, Series B, Series C and Series D Preferred Stock have been and will be used as set forth in the table below.

The following table represents estimates only.  The actual amounts may vary from these estimates.

Use of Funds	Funds Received from Sale of the Series A Preferred Shares	Funds Received from Sale of the Series B Preferred Shares	Funds Received from Sale of the Series C Preferred Shares	Funds Received from Sale of the Series D Preferred Shares	Total Funds Received from the Sale of the Series A, B, C and D Preferred Shares
Working Capital	$3,540,000	$1, 864,000	$801,000	$1,460,000	$7,665,000
Repayment of Bridge Loan	$1,450,000				$1,450,000

Total	$4,990,000	$1, 864,000	$801,000	$1,460,000	$9,115,000

MARKET FOR OUR COMMON STOCK, DIVIDENDS AND

RELATED STOCKHOLDER INFORMATION

The common stock is currently quoted on the over–the-counter Bulletin Board under the symbol “EDWT.”

The following table sets forth the quarterly high and low bid prices for the common stock since the quarter ended November 30, 2005.  The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

	High	Low

Quarter ended November 30, 2005	$2.00	$1.35
Quarter ended February 28, 2006	$1.64	$1.10
Quarter ended May 31, 2006	$1.45	$0.80
Quarter ended August 31, 2006	$1.70	$1.20
Quarter ended November 30, 2006	$1.85	$1.01
Quarter ended February 28, 2007	$1.70	$1.01
Quarter ended May 31, 2007	$1.70	$1.01
Quarter ended August 31, 2007	$1.65	$1.05
Quarter ended November 30, 2007	$1.45	$0.75
Quarter ended February 29, 2008	$0.70	$1.45
Quarter ended May 31, 2008	$1.01	$0.70

At July 23, 2008, the closing bid price of the common stock was $0.25 and we had approximately 55 record holders of our common stock, 12 record holders of our Series A Preferred Stock, 2 record holders of our Series B Preferred Stock, 1 record holder of our Series C Preferred Stock and 8 record holders of our Series D Preferred Stock. This number excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Dividend Policy

We have never declared or paid dividends on our Common Stock.  We intend to retain earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future.  Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of August 31, 2007 with respect to compensation plans (including individual compensation arrangements) under which our securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation plans approved by security holders	2,562,000	$1.23	4,038,000*
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,562,000	$1.23	4,038,000

* As of January 1 of each year, commencing with the year 2006 and ending with the year 2008, the aggregate number of shares available for granting Awards under the Equity Plan shall automatically increase by a number of Shares equal to the lesser of (x) 5% of the total number of Shares then outstanding or (y) 1,000,000.

On April 18, 2007 our board of directors authorized the issuance of 190,000 options to purchase our common stock to 19 employees pursuant to the 2005 Equity Incentive Plan.  The options vest on April 18, 2008.  Each option is exercisable for a period of five years from the vesting date and has an exercise price of $1.25.

On August 17, 2007, our board of directors authorized the issuance of 2,090,000 options to purchase our common stock to 19 of our employees, directors and consultants pursuant to the “Edgewater Foods International 2005 Equity Incentive Plan.”  The options vest on August 17, 2008.  Each option is exercisable for a period of five years from the vesting date and has an exercise price of $1.21 respectively.

 MANAGEMENT DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our financial statements and the notes thereto which appear elsewhere in this report.  The results shown herein are not necessarily indicative of the results to be expected in any future periods.  This discussion contains forward-looking statements based on current expectations, which involve uncertainties.  Actual results and the timing of events could differ materially from the forward-looking statements as a result of a number of factors.  Readers should also carefully review factors set forth in other reports or documents that we file from time to time with the Securities and Exchange Commission.

Overview

In the nine months of our 2008 fiscal year, we continued the harvesting, processing and sale of our 2005 year class of scallops and continued sorting our 2006 scallop class and transferring our 2007 year-class scallops, which were still maturing in our tenured growing sites and on-shore ponds, to larger grow-out nets on our farm sites.  We also started spawning (and grow-out in our on-shore nursery ponds) of our 2008 scallop year class.  We refer to the year-class of scallops based on when the scallops were spawned.  Generally, the harvest occurs approximately 22 to 24 months after spawning of the scallops.

During the first nine months of our 2008 fiscal year, we also continued the new sales and marketing efforts that were begun in the later stages our 2007 fiscal year.  Traditionally, we have sold live scallops within the Pacific Northwest market, but our seafood sale and distribution consultants have begun to introduce new product lines of fresh meat and a new unique frozen on the half-shell product that is generating significant interest. We are currently in the process of expanding our live scallop distribution network into Hong Kong and the western United States.  During the first three quarters of 2008, we were able to begin distribution into the Hong Kong market and expect these sales to increase in the upcoming quarters.  We are also in the process of introducing fresh scallop meat into high end restaurants in Toronto and Montreal and frozen on the half-shell product into the eastern United States, Canada and Europe.  In 2008, we expect our overall product mixture to consist of 40% live scallops, 30% fresh meat, 30% frozen on the half-shell. This mixture may change if the market prefers one form of our product over another form.    We had originally planned, beginning in 2009, to increase the proportion of frozen on the half-shell to 50%, with the remainder of our product allocated 30% to live and 20% to fresh.  However, based on a recently completed “top-down” review of operations and initial direct live sales into the western United States, we may increase the percentage of live product sold because we believe that may enable us to increase gross margins.  To fully capitalize on the live scallop market, management is currently investigating the development of live tanks for holding, display and direct transportation.  We plan to fund the development of this live tank system via either additional private fundings or from increasing cash flow.

Management believes that these new marketing efforts, coupled with the recently completed processing plant will continue yielding significant revenue increases for the rest of 2008 and continuing thereafter.  The completed processing plant supplies us with an improved processing facility and will provide us with several important advantages, including a significantly larger inventory holding and handling area and the ability to mitigate future weather related harvest delays to our sales.  We believe that this will lead to expedited sale processes in the upcoming months.  In addition, recent experience gained from harvesting and sorting scallops on the new longline systems should allow for greater future harvesting rates. Also, as a result of the recently completed operational review, we have indentified areas where we can streamline operations while continuing to grow our revenues.  Additionally, we plan on generating additional near term revenues via the sale of scallop and possibly other shellfish seed.  We are also moving forward with our continuing discussions with various First Nations1 groups about possible partnerships or joint ventures on potential farm sites on First Nation owned lands.  This will provide the company with additional growing areas for scallops and future joint venture revenues.

In May 2008, we started the expansion of our Bowser farm (or scallop growing area).  We installed thirteen new “triple” lines that will have the capacity to handle up to 135,000 scallops per line.  In the coming months, we will continue to outfit these new 300 meter lines with the necessary floats and netting required for scallop farming.

During the continued harvesting of our 2005, sorting of our 2006 scallops classes and transfer of our 2007 scallop classes, we were able to review our mortality rates and update our class size projections.  Based on this review and recent sales, we expect to bring the remaining 2.3 million of our 2005 and 2006 year class scallops to market through the end of December 2008 and possibly into the beginning of 2009.  Originally, we believed that our 2006 spawning would yield between 5 and 10 million scallops at full maturity/harvest.  However, mortality rates were at the higher end of our projections due to the handling and sorting learning curve associated with the roll-out of our new longline and anchor system.  Additionally, problems associated with the timing of moving scallops to large nets (also known as “ocean timing”) and the density (i.e. number of scallops per net level) contributed to additional mortality problems.  We anticipate that survival rates for the future classes, starting with the 2007 scallop class, will significantly improve due to the addition of more lines and anchors, better spacing and sorting within each lantern net, experience gained from the sorting and farming of both the 2005 and 2006 year classes and lessons learned on ocean timing and scallop density during the handling of our 2006 scallop class. We are already noticing significant gains in animal survival rates and individual scallop size in the 2007 class as compared to the 2006 class at a similar point in its development.  As of our most recent review of our scallop inventory, we currently believe that our 2007 year class that should yield up to 12 million scallops at full maturity/harvest. We are also preparing to move the first part of the 2008 scallops class from our hatchery ponds and into the ocean farms.  We plan to conduct at least one additional hatchery spawn and continue to grow and move 2008 scallops from our nursery and into the ocean during the fourth quarter of 2008.

As a result of a recent review of our business plan and sales and marketing efforts to date, we currently plan to harvest and sell approximately 12 million full-size 2007 scallops over the 12 months ending December 2009.  In addition, we estimate that our 2008 year class will produce 24 million full-size scallops and our 2009 and 2010 year classes will result in the harvest and sale of approximately 34 million and 44 million scallops, respectively.  These classes will be harvested and sold in subsequent 12 month periods following the sales our 2007 year class.  Based on our current review of sales and marketing conditions, we believe our scallops will yield at least $1 of revenue per scallop.  The yield per scallop could increase significantly if we are able to sell a greater percentage of live scallops.  We also plan on generating additional annual revenues via the sale of scallop and other shellfish seed in the upcoming years.  We also believe our newly planned First Nations joint venture partnership will begin producing significant new revenue as early as our 2009 fiscal year; we anticipate formalizing a joint venture with a first nations group as early as the summer of 2008.

If our mortality rates are better than our current projections, our yield and revenues from the 2005, 2006 and 2007 scallop class could be higher; conversely, if our mortality rates are worse than we anticipate our revenues for this period could be lower than we anticipate.  In addition, changes in the anticipated growth rates, projected harvesting cycles and large fluctuations in the price of scallops or the US-Canadian exchange rate could impact our current projections.  Furthermore, if we cannot achieve our estimated product mixture (live/fresh/frozen) than our average sales price per scallop will be lower.  Alternatively, if we are able to sell a large percentage of high yield product (live or frozen on the half shells) than our average price per scallop will be higher.

1 First Nations commonly refers to the indigenous peoples in what is now Canada. There are currently over 600 recognized First Nations governments or bands in Canada, roughly half of which are in the provinces of Ontario and British Columbia.

In fiscal year 2007, our cost of goods sold increased more rapidly than our overall revenues.  Part of this increase was attributable to extreme circumstances related to costs associated with handling problems for our 2004 ear-hang scallop class and initial operations in our improved processing plant.  In the first nine months of fiscal year 2008, this trend began to reverse (as many of the reasons for the increased costs of goods sold were unique to last the fiscal year) and our sales began increasing faster than our cost of goods sold.  As we continue to review and improve our operations, we expect this trend to continue to improve throughout the 2008 fiscal year.  As such, we expect our margins to improve in future years.

We recently completed a private placement that resulted in net proceeds of $1.46 million.  Based on our current estimates of near-term sales and capital costs of expanding our farms to increase future crop yields, we will require additional financings to continue our current rate of expansion.  If we are unable to raise additional capital, we may have to scale back our expansion plans outlined herein.  We currently anticipate that we will need approximately $1.0 million over the next 14 months in order to continue our planned expansion activities.

Liquidity and Cash Resources

At May 31, 2008, we had a cash balance of approximately $253,000. We originally expected to reach positive operating cash flow during the second half of our 2007 fiscal year, but slower than expected harvest rates and handling and harvesting problems resulted in lower than expected revenues.    As part of the process to reach cash flow positive operations, management recently completed a “top-down” review of Island Scallops’ operations (by a third-party) and is currently reengineering parts of our operations as a result of this review.  As a result, we now expect to achieve operating positive cash flow as early as the last quarter of our 2008 fiscal year or early in the our 2009 fiscal year.  During the nine months ended May 31, 2008, we completed one private equity financing that resulted in net proceeds of approximately $800,000.  Additionally, in June 2008, we completed a new private equity financing and received net proceeds of approximately $1.46 million.  During the year ending August 31, 2007, we completed one private equity financing and had investors exercise various warrants that resulted in net proceeds of approximately $3,074,000.  During the year ending August 31, 2006, we relied on four private equity financings that resulted in net proceeds of approximately $5,140,000.  These 2006 and 2007 financings formerly contained warrants which if fully exercised, could raise approximately an additional $49,350,000.  To date, exercises of these warrants resulted in net proceeds of approximately $1,200,000; however, our recently completed financing also resulted in a warrant exchange that eliminated most of the remaining warrants from the 2006 and 2007 financing.  Prior to the completion of the private equity financings in 2006, our initial expansion had been largely funded by a short term note with a maximum limit of approximately $1,451,000.  Previously, we have also relied on short term loans from certain shareholders to assist with our working capital needs and to meet short term cash requirements.  We used a portion of the 2006 private equity financing to repay these short term loans and as a result we were able to deploy the bulk of the proceeds from our financing toward our business strategy.  In addition to the foregoing, on January 10, 2008, our Board of Directors determined, based on due diligence concerns and because we were unable to negotiate what we believe to be appropriate terms, to terminate negotiations for the establishment of clam farming operations in Morocco; accordingly, we were able to use the funds set aside for such operations to continue our planned expansion of scallop farming and processing infrastructure.  Based on our current estimates of future sales and capital costs of expanding our farms in order to increase future crop yields, we will require additional financings to continue our current rate of expansion.

Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the acquired entities since their respective dates of acquisition.  All significant inter-company amounts have been eliminated.

Cash and equivalents

Cash and equivalents include cash, bank indebtedness, and highly liquid short term market investments with terms to maturity of three months or less.  The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents.  The Company maintains its cash balances primarily in on financial institution, which exceeded federally insured limits by $1,561,136 at August 31, 2007.  The Company has not experienced any losses, in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts receivable

Accounts receivable is presented net of allowance for doubtful accounts.  The allowance for doubtful accounts reflects estimates of probable losses in accounts receivable.  The allowance is determined based on balances outstanding for over 90 days at the period end date, historical experience and other current information.

Loans receivable

Loans receivable is presented net of an allowance for loan losses, as necessary.  The loans are written off when collectibility becomes uncertain.

Inventory

We maintain inventories of raw materials for our aquaculture products, of biomass (inventory of live aquaculture product being actively cultivated), and of finished goods (aquaculture product ready for sale).

Inventories are reported at the lesser of cost or estimated net realizable value. Biomass and finished goods includes direct and reasonably attributable indirect production costs related to hatchery, cultivation, harvesting, and processing activities.  Carrying costs per unit are determined on a weighted average basis.

Long term investments

Long term investments are recorded at cost.  We review our investments periodically to assess whether there is an “other than temporary” decline in the carrying value of the investment.  We consider whether there is an absence of an ability to recover the carrying value of the investment by reference to projected undiscounted future cash flows for the investment.  If the projected undiscounted future cash flow is less than the carrying amount of the asset, the asset is deemed impaired.  The amount of the impairment is measured as the difference between the carrying value and the fair value of the asset.

Property, plant, and equipment

Property and equipment are carried at cost, less accumulated depreciation.  Depreciation is calculated by using the straight-line method for financial reporting and accelerated methods for income tax purposes.  The recovery classifications for these assets are listed as follows:

Years
Headend Facility and Fiber Infrastructure	20
Manufacturing Equipment	3–7
Furniture and Fixtures	2–7
Office Equipment	5
Leasehold Improvements	Life of lease
Property and Equipment	5
Vehicles	5

Expenditures for maintenance and repairs are charged against income as incurred whereas major improvements are capitalized.

Impairment of long-lived assets

We monitor the recoverability of long-lived assets, including property and equipment and intangible assets, based upon estimates using factors such as expected future asset utilization, business climate, and undiscounted cash flows resulting from the use of the related assets or to be realized on sale. Our policy is to write down assets to the estimated net recoverable amount, in the period in which it is determined likely that the carrying amount of the asset will not be recoverable.

Government assistance

Government assistance we receive, such as grants, subsidies, and tax credits, is recorded as a recovery of the appropriate related expenditure in the period that the assistance is received.

We have received government assistance in the form of loans, for which repayment is may not be required if we fail to meet sufficient future revenue levels to repay these loans based on a percentage of gross sales for certain products over a defined period of time. If we receive any such assistance, it is initially recorded as a liability, until such time as all conditions for forgiveness are met, and is then recognized as other income in that period.

Farm license costs

We must pay annual license costs in respect to government-granted tenures that it holds, which give us the right to use certain offshore ocean waters for the purpose of aquaculture farming. Such license costs are recognized as an expense when incurred.

Research and development costs

Development costs include costs of materials, wages, and reasonably attributable indirect costs incurred by us which are directly attributable to the development of hatchery techniques for sablefish and shellfish, these costs are expensed when incurred.

Research costs are expensed when incurred.

Income taxes

We calculate our provision for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (Accounting for Income Taxes) (“SPAS 109”), which requires an asset and liability approach to financial accounting for income taxes. This approach recognizes the amount of taxes payable or refundable for the current year, as well as deferred tax assets and liabilities attributable to the future tax consequences of events recognized in the financial statements and tax returns. Deferred income taxes are adjusted to reflect the effects of enacted changes in tax laws or tax rates. Deferred income tax assets are recorded in the financial statements if realization is considered more likely than not.

Revenue recognition

We recognize revenue when it is realized or realizable, and earned.  We consider revenue realized or realizable and earned when there is persuasive evidence of a contract, the product has been delivered or the services have been provided to the customer, the sales price is fixed or determinable, and collectibility is reasonably assured.

Our revenue is derived principally from the sale of scallops we produce or purchase from third parties, and from the sale of seed and farm supplies to other aquaculture farms.

Cost of goods

Cost of goods sold consists primarily of farming, harvesting and processing costs associated with the growth, transfer and sales preparation of our products (principally scallops).  These costs consist primarily of salaries and benefits and allocated overhead costs for consulting and support personnel engaged in the farming, harvesting and processing of our products.  All costs are recognized at time of delivery.

Financial instruments

The carrying amount of our financial instruments, which include cash, accounts receivable, loans receivable, bank indebtedness, accounts payable and accrued liabilities, short term debt and long term debt approximate fair value. It is management’s opinion that we are not exposed to significant interest, currency or credit risk arising from these financial instruments unless otherwise noted.

Derivative financial instruments

In connection with the sale of debt or equity instruments, we may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

We account for all derivatives financial instruments in accordance with SFAS No. 133. Derivative financial instruments are recorded as liabilities in the consolidated balance sheet, measured at fair value.  When available, quoted market prices are used in determining fair value.  However, if quoted market prices are not available, we estimate fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques.

The identification of, and accounting for, derivative instruments is complex. Our derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income, in the period in which the changes occur. For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, we estimate fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. The identification of, and accounting for, derivative instruments and the assumptions used to value them can significantly affect our financial statements.

Derivative financial instruments that are not designated as hedges or that do not meet the criteria for hedge accounting under SFAS No. 133 are recorded at fair value, with gains or losses reported currently in earnings.  All derivative financial instruments held by us at August 31, 2007 were not designated as hedges.

Foreign exchange

The functional currency of our foreign subsidiaries is the local foreign currency. All assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rate prevailing on the balance sheet date. Revenues, costs and expenses are translated at average rates of exchange prevailing during the period. Translation adjustments resulting from translation of the subsidiaries' accounts are accumulated as a separate component of shareholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations and have not been significant.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities. Such estimates include providing for amortization of property, plant, and equipment, and valuation of inventory. Actual results could differ from these estimates.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our investors.

Investments in Tenures as Compared to Estimated Market Value of Tenures

We currently carry our investment in Island Scallops’ tenures at $3,770.  This amount represents the initial carrying costs of certain tenures acquired by Island Scallop’s subsidiary.  These tenures do not expire until various dates ranging from 2021 – 2024, however, we believe that they have an indefinite useful life because renewal on expiration is anticipated.  The area available for shellfish aquaculture within Baynes Sound is fully subscribed, and as a result new tenures are not available through the Canadian Provincial application and review process.  The shellfish companies within the Sound are also well established and sales of tenures are quite rare, making the assessment of the market value for the Island Scallops tenures difficult.  Historical sales and government auction of tenures have received as much as $300,000 (CDN) for a small beach tenure (less than 4 acres) and $65,000 CDN) for a small deepwater tenure without infrastructure.  The few tenures on the market over the previous 24 months suggest that the current market value is approximately $10,000 to $25,000 (CDN) per acre.  Based on listings of tenures on the coast of British Columbia, discussions with local shellfish growers and individuals from the BC Assets and Land Corporation, and an independent appraisal (commissioned by Island Scallops) that recently estimated the value of our roughly 1018 acres of tenures, the  value is estimated to be approximately $8,600,000.  If the proposed expansion of two of our tenures is approved, the estimated market value of our overall tenures would increase to roughly $10,600,000.  The estimated market value is based on the size, location and whether they are beach or deepwater in nature.  However, given the variable nature of the shellfish tenures market, the actual value that we receive from the sale of a tenure or a partial tenure could vary significantly from these estimated values.

Although we cannot determine the exact amount we would ultimately receive from the sale of our tenure(s), based upon the information stated above we expect to receive more than the carrying cost ($3,770) from such sale.  Accordingly, the carrying cost of our tenures is not indicative of their actual value.  This analysis indicates our cash generating capabilities after considering investments in capital assets necessary to maintain and enhance existing operations.

Comparison of results for the fiscal year ended August 31, 2007, to the fiscal year ended August 31, 2006.

Revenues.  Revenues for the fiscal year ended August 31, 2007, were approximately $657,000.  We had revenues of approximately $528,000 for the fiscal year ended August 31, 2006.  This is an increase of approximately $129,000 or 24%.  The increase in our revenue was mainly the result of an increase in the sales of our own scallops.  In fact, sales of our own scallops increased by more than 281%.  Previously, our increase in sales was the result of an increase in oyster and scallop seed sales and increased joint venture sales.  As was the case in 2006, management continued its emphasis on the development and production of larger scallop crops.  Management believes that our emphasis on expansion of future crops will yield a significant increase in revenues starting in 2008 and beyond.

Gross profit (loss). Gross loss for the year ended August 31, 2007, was approximately $379,000, a increase of approximately $331,000 as compared to gross loss of roughly $48,000, for the year ended August 31, 2006. The increase in the amount of gross loss for 2007 (as compared to 2006) was mainly attributable to management’s continued focus on the expansion and development of larger scallop crops and larger scallop yields for future years.  Part of this increase was attributable to extreme circumstances related to costs associated with handling problems with our 2004 ear-hang scallop class.  We do not expect these problems to continue in future years.  Our cost of sales also increased due to higher processing plant and trucking costs as we began to establish a larger sales effort.  In the future, we expect our sales to increase more rapidly that these costs and margins to quickly improve.  We continued to focus resources on maintaining, developing and tending to our scallop crops and believe that we have already seen the initial benefits in increased sales of our own scallops and that we will continue to see additional benefits from our efforts in developing larger crops in the first quarter of 2008 and beyond.

General and administrative.  General and administrative expenses for the fiscal year ended August 31, 2007, were approximately $1,222,000.  Our general and administrative expenses were approximately $512,000 for the fiscal year ended August 31, 2006.  This is an increase of approximately $710,000 or 109%.     Our increase in general and administrative expenses for the year ended August 31, 2007 was attributable to costs associated with establishing, building, and supporting our infrastructure and included various consulting costs, legal and accounting fees compensation paid as result of our recent financing, overhead, realized stock compensation, stock option expenses and salaries.  We anticipate that these costs may continue to slightly rise as we continue to expand our operations.  However, we believe that we now have the necessary general and administrative staff in place to maintain our expansion into scallop crops of 30 million and beyond.

Stock compensation expense.  During the year ended August 31, 2007, we had stock compensation expense of approximately $62,000.  The expense was for outside seafood sale and distribution consultants who we hired to help develop new sales and marketing programs.  During the year ended August 31, 2006, we had stock compensation expense of approximately $183,000.  The expense was for two consulting groups who would provide services to us. As such, we incurred a stock compensation expense of approximately $183,000 for year ended August 31, 2006.

Other income (expense), net.  Interest expense for the year ended August 31, 2007 was approximately $16,000.  Interest expense for the year ending August 31, 2006 was approximately $696,000.  The decrease in interest expense was mainly due to the repayment of a large short term note in the late 2006.  Other income for the year ended August 31, 2007 was approximately $167,000 as opposed to other income of approximately $45,000 for the year ending August 31, 2006.  The increase in other income was mainly the result of a one time gain of approximately $122,000 related to the forgiveness of a third-party debt in 2007.  For the year ended August 31, 2007, we recognized a one-time gain of approximately $5,827,000 which was related to the change in fair value of warrants issued to 10 institutional and accredited investors in conjunction with preferred stock.  We recognized a loss of approximately $2,666,000 which was related to the change in the fair value of warrants issued to 10 institutional and accredited investors in conjunction with preferred stock financings on April 12, May 30, June 30 and July 11 and the market price of the common stock underlying such warrants at August 31, 2006.

As a result, other income for the year ended August 31, 2007 was approximately $5,978,000 as compared to other expense of approximately $3,316,000 for the year ended August 31, 2006.  This increase was primarily attributed to loss associated with the change in fair value of the recently issued warrants and interest expense related to the extension of a former bridge financing loan. This increase was primarily attributed to gain associated with the reclassification of certain liabilities associated with warrants issued to investors in our Series A and B Preferred Stock financings and the resultant change in fair value of the warrants following the reclassification (See Foot Note 12 to our Financial Statements “Reclassification of Warrant Liabilities Associated with Series A and Series B Preferred Financings.”).

Net profit (loss).  As a result of the above, the net income for the year ended August 31, 2007, was approximately $3,538,000 as compared to a net loss of approximately $4,235,000 for the year ended August 31, 2006.

Comparison of results for the three and nine months ended May 31, 2008 to the three and nine months ended May 31, 2007.

Revenues.  Revenues for the three months ended May 31, 2008, were approximately $265,000.  We had revenues of approximately $129,000 for the three months ended May 31, 2007.  This is an increase of approximately $136,000 or 105%.  Revenues for the nine months ended May 31, 2008, were approximately $1,060,000 as compared to revenues of approximately $434,000 for the nine months ended May 31, 2007.  This is an increase of approximately $626,000 or 144%.  The increase in our overall sales was a direct result of management’s new sales and marketing efforts coupled with our emphasis on infrastructure improvements and crop expansion.  Although some of this increase in sales can be attributed to the recent improvement in Canadian dollar exchange rate to the US dollar, sales in absolute Canadian dollars still improved by over 110% over the nine month period.  As in the previous year, management continued its emphasis on the development and production of larger future crops.  Management believes that our emphasis on expansion of future crops coupled with the recently completed new processing facility and new marketing efforts will result in continued increases in revenue next quarter and continuing thereafter.

Gross loss. Gross loss for the three months ended May 31, 2008, was approximately $224,000, an increase of approximately $166,000 as compared to gross loss of roughly $58,000, for the three months ended May 31, 2007. For the nine months ended May 31, 2008, gross loss was approximately $457,000.  Gross loss for the nine months ended May 31, 2007, was roughly $219,000.  The increase in the amount of gross loss for first three and nine months ended May 31st (as compared the same periods to 2007) was mainly attributable to management’s continued focus on the both expansion and development of larger scallop crops and larger scallop yields for future years and increased marketing efforts.  We do not expect these problems to continue in future years.  Our cost of sales also increased due to higher processing plant and trucking costs as we attempted to establish a larger sales effort.  Additionally, almost 50% of the increase was directly attributable to management decision to significantly expand our marketing efforts in 2008.  Management believes that as we move forward, sales will rapidly increase while these costs only increase slightly.  If management is correct and our sales rapidly increase while costs of goods only increase slightly, we expect our margins to improve in future years.  We continued to focus resources on maintaining, developing and tending to our scallop crops and believe that we have already seen the initial benefits in increased sales of our own scallops and that we will continue to see additional benefits from our efforts in developing larger crops in the rest of 2008 and beyond.

General and administrative.  General and administrative expenses for the three months ended May 31, 2008, were approximately $772,000.  Our general and administrative expenses were approximately $411,000 for the three months ended May 31, 2007.  This is an increase of approximately $361,000 or 88%. The majority of this increase was directly attributable to stock compensation expense of approximately $37,000 and stock option expense of roughly $453,000.  For the nine months ended May 31, 2008, general and administrative expenses were roughly $2,446,000 as compared to roughly $992,000 for the nine months ended May 31, 2007.  This increase of roughly $1,454,000 was mainly the result of an increase of approximately $1,258,000 in stock option expense from the same period in our 2007 fiscal year.  To date, the company has already expense the majority of the stock option costs related to the 2,592,000 outstanding options.  As such, management expects general and administrative expenses to drop significantly in upcoming periods.  Other general and administrative expenses for the three and nine months ended May 31, 2008, were attributable to costs associated with establishing, building, and supporting our infrastructure and included various consulting costs, legal and accounting fees compensation paid as result of our recent financing and salaries.  We anticipate that these costs may slightly rise as we continue to expand our operations.  However, we believe that we now have the necessary general and administrative staff in place to maintain our expansion into scallop crops of 30 million and beyond.  In addition, if our stock option and stock compensation expenses return to previously level, our overall general and administrative expenses will significantly drop.

Stock compensation and stock option expense.  During the three and nine months ended May 31, 2008, we had stock compensation expense of approximately $37,000 and $87,000, respectively.  During the three and nine months ended May 31, 2007, our Board of Directors did not authorize the issuance of shares of our restricted common stock for compensation.  As a result, we did not incur any stock compensation expense for the three and nine months ended May 31, 2007.  We did not issue any new options during the three and nine months ended May 31, 2008.  Due to options issued to employees, consultants and directors during 2007 and based upon the common stock trading price at the times of issuance, vesting schedules and FASB rules, we incurred stock option compensation expenses of approximately $454,000 and $1,486,000 during the three and nine months ended May 31, 2008.

Other income (expense), net.  Interest expense for the three months ended May 31, 2008, was approximately $7,000.  Interest expense for the three months ended May 31, 2007, was approximately $2,500.  Other expense for the three months ended May, 2008, was approximately $60,000 as opposed to other income of approximately $7,000 for the three months ended May 31, 2007. Interest expense for the nine months ended May 31, 2008, was approximately $60.

Interest expense for the nine months ended May 31, 2007, was approximately $14,000.  Other income for the nine months ended May, 2008, was approximately $31,000 as opposed to other income of approximately $168,000 for the nine months ended May 31, 2007. This other income from the nine months ended May 31, 2007 was mainly as a result of a one-time gain related to the forgiveness of a third party short-term debt.  For the nine months ended May 31, 2007, we recognized a gain of approximately $5,827,000 which was related to the change in the fair value of warrants issued to 10 institutional and accredited investors in conjunction with preferred stock financings on April 12, May 30, June 30, July 11, 2006, and January 16, 2007, and the market price of the common stock underlying such warrants.  As a result of reclassifying these warrant liabilities on February 21, 2007, no such gain or loss was recorded for the period ended May 31, 2008.

As a result, other expense for the three months ended May 31, 2008, was approximately $67,000 as compared to other income of approximately $5,000 for the three months ended May 31, 2007.  For the nine months ended May 31, 2008, other income was approximately $31,000 as compared to other income of approximately $5,980,000 for the nine months ended May 31, 2007.

Net profit (loss).  As a result of the above, the net loss for three and nine months ended May 31, 2008 was approximately $1,062,000 and $2,872,000 as compared to a net loss of approximately $465,000  and net profit of $4,770,000 for the three and nine months ended May 31, 2007.

Liquidity and Cash Resources.  At May 31, 2008, we had a cash balance of approximately $253,000. We originally expected to reach positive operating cash flow during the second half of our 2007 fiscal year, but slower than expected harvest rates and handling and harvesting problems resulted in lower than expected revenues.    As part of the process to reach cash flow positive operations, management recently completed a “top-down” review of Island Scallops’ operations (by a third-party) and is currently reengineering parts of our operations as a result of this review.  As a result, we now expect to achieve operating positive cash flow as early as the last quarter of our 2008 fiscal year or early in the our 2009 fiscal year.  During the nine months ended May 31, 2008, we completed one private equity financing that resulted in net proceeds of approximately $800,000.  Additionally, in June 2008, we completed a new private equity financing and received net proceeds of approximately $1.46 million.  During the year ending August 31, 2007, we completed one private equity financing and had investors exercise various warrants that resulted in net proceeds of approximately $3,074,000.  During the year ending August 31, 2006, we relied on four private equity financings that resulted in net proceeds of approximately $5,140,000.  These 2006 and 2007 financings formerly contained warrants which if fully exercised, could raise approximately an additional $49,350,000.  To date, exercises of these warrants resulted in net proceeds of approximately $1,200,000; however, our recently completed financing also resulted in a warrant exchange that eliminated most of the remaining warrants from the 2006 and 2007 financing.  Prior to the completion of the private equity financings in 2006, our initial expansion had been largely funded by a short term note with a maximum limit of approximately $1,451,000.  Previously, we have also relied on short term loans from certain shareholders to assist with our working capital needs and to meet short term cash requirements.  We used a portion of the 2006 private equity financing to repay these short term loans and as a result we were able to deploy the bulk of the proceeds from our financing toward our business strategy.  In addition to the foregoing, on January 10, 2008, our Board of Directors determined, based on due diligence concerns and because we were unable to negotiate what we believe to be appropriate terms, to terminate negotiations for the establishment of clam farming operations in Morocco; accordingly, we were able to use the funds set aside for such operations to continue our planned expansion of scallop farming and processing infrastructure.  Based on our current estimates of future sales and capital costs of expanding our farms in order to increase future crop yields, we will require additional financings to continue our current rate of expansion.

BUSINESS

Business Overview

We were incorporated under the laws of the State of Nevada on June 12, 2000, with the name Heritage Management Corporation.  In August 2005, we entered into a share exchange agreement with Edgewater Foods International, Inc., the parent company of Island Scallops Ltd. an aquaculture company located in Vancouver Island, British Columbia. As a result of the Share Exchange, Edgewater became our wholly owned subsidiary and Edgewater’s shareholders became the owners of the majority of our voting stock.  Pursuant to the terms of the Share Exchange Agreement, Edgewater’s officers and directors have been appointed as our officers and Directors.  Additionally, we changed our name from Heritage Management, Inc. to Edgewater Foods International, Inc.

Our wholly owned subsidiary, Edgewater Foods International Inc., a Nevada Corporation, is the parent company of Island Scallops Ltd., a Vancouver Island aquaculture company. Island Scallops was established in 1989 and for almost 20 years has successfully operated a scallop farming and marine hatchery business. Island Scallops is dedicated to the farming, processing and marketing of high quality, high value marine species: scallops and sablefish.  Scallop farming is relatively new to North America and Island Scallops is the only producer of both live-farmed Pacific scallops and live sablefish (or blackcod).  Given Island Scallops’ unique hatchery technology and extensive research and development, we believe that there is currently no significant competition for these marine species.   Island Scallops is committed to rapidly expanding production and profits while continuing to finance the aggressive growth of the company and maintaining a healthy respect for the marine environment.

Edgewater acquired Island Scallops in June 2005 through a tax free share exchange. Island Scallops was established in 1989 to commercialize Canadian government research on scallop aquaculture.  Island Scallops’ hatchery operations have diversified to produce other species of shellfish such as mussels, clams, geoducks and oysters. Island Scallops has also investigated the culture of halibut, spot prawn, sea urchin and abalone. Island Scallops is the first hatchery to successfully produce sablefish juveniles for commercial grow-out.

Currently, Island Scallops’ primary product is farmed pacific scallops for sale in the west coast of North America.  Island Scallops offers a variety of other products and services to the industry including aquaculture equipment, consulting, research and development, and custom processing and marketing.  Internationally, Island Scallops has collaborated with both Japanese and Moroccan fisheries interests.

General Fisheries Market Overview

The worldwide market for farmed marine species continues to grow. According to a personal communication from the National Marine Fisheries Service, Fisheries Statistics Division, Silver Spring, MD, in British Columbia alone, farming production increased from US$44.56 million in 1988 to US$190.24 million in 1998.  Although significant growth occurred in salmon farming and little or no growth occurred in shellfish (oyster) farming, recent problems within the salmon industry are causing some salmon farming interests to turn towards shellfish.  Island Scallops can only benefit from this recent trend towards shellfish, as training farmers in correct husbandry would only add another revenue stream.

The majority of the world’s current scallop production comes from three species of scallops: the Japanese scallop, the sea scallop and the king scallop.  The Chinese scallop is also selling well, but FDA inspections of China facilities found that the conditions and hygiene were issues as hatcheries were highly polluted.   There has also been a fishery boom on the east coast of Canada and the United States with the Digby or sea scallop.

In the United States, consumption of scallops exceeded 64 million pounds in 2002.   Various communications between Island Scallops personnel and the National Marine Fisheries Service, Fisheries Statistics Division, Silver Spring, MD and analysis of data from the Fisheries Statistics & Economics Division of the National Marine Fisheries Service (NMFS) website for annual landings of commercial fisheries (http://www.st.nmfs.noaa.gov/st1/commercial/index.html), tell us that this represented a per capita consumption of 0.22 pounds, with a dollar value of US$342 million.  After shrimp, scallops represent one of the most popular shellfish products in the United States.  In general, per capita consumption of seafood in the United States has remained steady over the last six years ranging from 15.2 to 16.2 pounds per annum.   Based upon Robert Saunders’, our chairman and president, communications with the National Marine Fisheries Service, Fisheries Statistics Division of Silver Spring, MD, and personal observations, given consumers' growing preoccupation with healthier foods and the increasing availability of seafood (due to the recent successes in aqua farming and improved distribution channels), we expect per capita consumption to continue to increase.

Shifts in North American shellfish market trends from shucked to live in shell products can be seen in the oyster markets.  Within the last 5 years, we have seen a significant trend away from shucked oyster meat to live in the shell product in the Pacific Northwest due to the demand for fresh high quality products. We believe that once a live in the shell product is readily available within the scallop market, a shift from frozen scallop meat to fresh in shell product will also occur.

Key Corporate Objectives

Our key business development objectives over the next 36 months are to expand scallop and sablefish production using both existing and new infrastructure at our facilities in Qualicum Beach, Canada, which we anticipate will enable us to reach annual sales of as much as approximately US$24.0 million and earnings of approximately US$8.0 million by the end of our 2010 fiscal year on scallop sales alone.    This significant expansion will be accomplished as a result of the following four factors:

•	We expect to begin harvesting the 2007 year-class scallops in January 2009. We anticipate that at least 12 million scallops could reach maturity and thus be harvested.

•	We plan to capitalize on the high demand for sablefish in foreign markets by entering into the blackcod market in the next 2 to 3 years.

•
We plan to expand current distribution by establishing new strategic relationships with 10-15 American fisheries importers in Seattle, Portland, San Francisco, San Jose, and Los Angeles and overseas in Hong Kong in 2008 and the introduction of frozen on the half-shell product targeting the Eastern United States and Canada ..

•
We expect to produce a 2008 scallop class of at least 24 million scallops at various sizes, a 2009 scallop class of at least 34 million scallops and a 2010 scallop class of at least 44 million scallops.

Marketing and Distribution

Our marketing and distribution strategy for Island Scallops is focused on developing and maintaining long-term relationships with distribution channel members.  Island Scallops also strives to differentiate its products to achieve consistent supply and quality. Island Scallops believes the scallop market effectively functions as a commodity market and therefore, relationships with distributors are important. To develop these relationships, Island Scallops has identified key purchasing criteria for the distributors: price, quality and consistent farmed supply. In the short term, Island Scallops intends to adopt a pricing policy equal to the market wholesale prices. In other words, we do not intend to set any promotional or premium prices for either the whole or shucked product, but instead intend to sell our products at the market rate. This would mean Island Scallops’ products would compete on other factors, such as supply and consistent quality.

Over the long term, for the reasons noted below, Island Scallops wants to differentiate its products so that it can command premium prices. Freshness is an important factor for scallops since whole scallops only have a shelf life of approximately 7 days while shucked scallops remain fresh for up to 20 days. Due to this short shelf life, distributors try to offer the freshest products.  Island Scallops believes it is in a favorable position to supply fresh products to United States brokers/distributors, especially those located on the west coast where demand for the product is strong. Currently, these brokers/distributors are supplied for the most part with east coast North American scallops, which have several transportation-related delivery delays that decrease freshness.

Supply is another key factor where Island Scallops has a distinct advantage. Based on our planned increase in scallop production, we believe that Island Scallops will have a large quantity of scallops for sale. Therefore, a distributor would not have to deal with numerous suppliers, which costs additional time and money. This makes Island Scallops an attractive source for scallops, since we believe that we will be able to satisfy the demand of distributors, which will save them time and money.

Island Scallops has also developed a unique live holding system for use with our distribution model.  This system allows Island Scallops to deliver live product directly to seafood suppliers and individual restaurants.

Traditionally, as described above, we have sold live scallops within the Pacific Northwest market.  We recently hired outside seafood sales and distribution consultants who have began to introduce new product lines of fresh meat and a new unique frozen half-shell product that is generating significant interest.  Part of the new marketing strategy includes working with various high-end restaurants and chefs to develop new menu items based on our scallops.  We believe that this will help create product and encourage additional wholesalers to carry our scallops.  As part of our overall strategy and in conjunction with the introduction of our frozen half-shell product, we are currently evaluating strategic relationships with three major US-based distributors.

Products

Current Products

Island Scallops currently focuses exclusively on aquaculture products and is not involved in wild fisheries.  All seafood products are produced in private hatcheries and grown on ocean farm sites. Currently, the Pacific Scallop is the only product that Island Scallops produces, grows, processes and markets.  Island Scallops has, however, produced a variety of other shellfish species including the Pacific oyster, European flat oyster, Manila clam, eastern blue mussel, Mediterranean mussel, rock scallop, geoduck clam and sea urchin, which in the past we have sold to third party shellfish farmers. Additionally, our hatchery has produced and is capable of producing a variety of shellfish seed (for grow-out and sale by our companies) including mussel, oysters and geoduck as well as scallop seed.

Island Scallops has been a leader in marine hatchery technology for the past 17 years.  Island Scallops has developed proprietary hatchery techniques for a number of marine species, most notably the hybridizing of the Pacific Scallop and becoming the first company to produce commercial quantities of sablefish juveniles.   Both of these breakthroughs have required many years of research and considerable investment.  In the case of sablefish, which is a cold-water fish that spawns at depths of 800 - 2400 ft, a variety of techniques were required to successfully mature, spawn, incubate and rear the larvae.  In addition, there were technical difficulties associated with egg and yolk sac incubation (as well as larvae rearing and weaning) that were resolved using proprietary technology developed at Island Scallops.  Island Scallops was only able to reach its goal of commercially farming sablefish with over 8 years of dedicated research and capital investment of approximately US$2.4 million.  We intend to begin significant further commercialization of sablefish in the next two to three years, provided we are able to finance the expansion of this product which we estimate will require at least $5.0 million of capital.

Scallop Overview

Island Scallops’ main product is the "Pacific Scallop", which is a hybrid of the imported Japanese scallop and the local weathervane scallop.  Between 1993 and 1999, Island Scallops developed this new scallop using Japanese scallops that were imported under quarantine in the early 1990’s.  This unique scallop is marketed as the Pacific scallop and is the largest scallop in the world, reaching sizes of 15 cm and 500 grams.  The scallop species farmed by Island Scallops, has a proven record of being disease resistant, with a 95% survival rate during the grow-out phase.    We have the necessary farming infrastructure to produce up to 15 million scallops annually and, with an additional capital investment of approximately $2.0 million, which we hope to fund from the exercise of warrants or improving cash flow, up to 30 million scallops annually by the fall of 2009.  If we are not able to fund this expansion via the exercise of warrants or cash flow, we will have to seek additional financings.  Given the high worldwide demand for scallops, Island Scallops is poised to rapidly expand production and significantly increase revenues.

The Pacific Scallop is sold live in four sizes: medium, large, extra large and jumbo.  Pricing ranges from a low of US$3.95 per pound to $4.20 per pound for the larger sized scallops.  Previously, due to the large demand and high value for live scallops, our focus was on the sale of live scallops in 2006. We recently hired outside seafood sale and distribution consultants who have begun to introduce new product lines of fresh meat and a new unique frozen half-shell product that is generating significant interest.

The basis for our anticipated scallop farming production increase stems from a combination of our tenure expansion, our recent financing, improved grow-out techniques and our transition to a combination of “lantern-style” netting and ear-hanging methods.  Scallops culture utilizes two styles of small cages referred to as “pearl nets and lantern nets.”  Pearl nets are shaped like a pyramid with a 50 by 50 cm square base and grow small scallops from 2-3 mm to 10mm.  The 10-mm scallops are grown in cylindrical nets called lantern nets and are 60 cm in diameter and 1.2 meters deep containing 12 layers.  Once the scallops reach 2cm they can be grown out in lantern nets.  With the recent approval to convert one-third (308 acres) of the Bowser tenure to the off-bottom (suspended) growing technique, we have the capacity to produce an additional 20 million animals at harvest.  Additionally, expansion of our Hindoo Creek and Deep Bay tenures is complete, which will bring our total capacity to approximately 30 million.

As the only hatchery/producer of cultured scallops on the west coast of North America, Island Scallops has the ability to supply fresh scallops (of a predictable quality and quantity) throughout the year.  Although the supply of scallops has fluctuated in the past, consumer demand has always absorbed the available supply. A primary factor for increased consumption is the increasing health consciousness among consumers. Scallops are low in saturated fats and cholesterol and high in protein.  All parts of the scallop body are edible; however, different parts tend to be consumed in different regions of the world.  In North America, the adductor muscle is traditionally the only part eaten, with the rest of the body discarded. In Europe, Australia and Tasmania, the adductor muscle is usually marketed and eaten with the gonad attached.  Japan utilizes the whole animal, where most of the product is cooked in the shell prior to sale.  Marketed scallops generally take the following product forms:

•	Whole-live (shelf life of seven days);
•	Whole dried;
•	Eviscerated whole;
•	Shucked fresh (shelf life of about 15-20 days);
•	Shucked frozen (shelf life of about a year);
•	Frozen on the half-shell (shelf life of about a year); and
•	Value added forms (smoked, breaded, canned).

The shucked product form is the most significant form for North American markets.  A whole-live product form is the most desirable from the aquaculturist’s point of view, as processing costs are minimal. Island Scallops has developed a market for whole live scallops, which exceeds 5,000 lbs. per week into Vancouver.  We are currently in the process of expanding our live scallop distribution network into Hong Kong and the western United States.  We are also in the process of introducing fresh scallop meat into high end restaurants in Toronto and Montreal and frozen half-shell product into the eastern US and Canada.  In 2008, we expect our overall product mixture to consist of 40% live scallops, 30% fresh meat, 30% frozen on the half-shell and in 2009 and thereafter we plan to increase the proportion of  frozen on the half-shell to 50%, and the remainder of 30% live and 20% fresh.  However, this mixture may change if the market prefers one form of our product over another form.

Island Scallops currently distributes through specialty wholesalers with particular expertise in selling to restaurants and has developed a market for whole live scallops that exceeds 5,000 lbs. per week into Vancouver. Vancouver wholesalers include but are not limited to Albion Fisheries, Tri-Star Seafood Supply, Pacific Rim Shellfish, Sea World Fisheries and Teamway Fisheries.  As we expand our distribution, we will continue to focus on specialty wholesalers with strong ties to major restaurants.

The most predominant scallop production in North America comes from the offshore fishery located on the Georgia Band on the east coast. Large American and Canadian fishing companies dominate the fishery.  The majority of their product is shucked aboard ship then supplied to primarily frozen to seafood processors onshore.   The processors then distribute the product to various restaurants, retail outlets and seafood brokers.

Sablefish (Blackcod) Overview

Sablefish (Anoplopoma fimbria), often called blackcod although not a member of the cod family, is an elongate fish with two dorsal fins and an anal fin similar to and opposite the second dorsal fin.  Adults are black or greenish gray; usually with slightly paler blotches or chainlike pattern on the upper back.  At 30-61 cm in size they are often greenish with faint stripes on the back.

Sablefish inhabit shelf and slope waters in depths of greater than 1,500 meters, from Baja California to the Aleutian Islands and the Bering Sea.  The larger populations of sablefish are centered in northern British Columbia and the Gulf of Alaska.  Adults favor mud bottoms and feed on benthic invertebrates, squid and numerous fish species.  In turn, they are prey for halibut, lingcod, hagfishes and marine mammals such as sea lions.  In addition, killer whales have been known to take sablefish from long line gear as it is being retrieved.

Sablefish spawn from January to March along the continental shelf at depths of 250 to 750 meters.  Fecundity ranges from 60,000-200,000 eggs up to one million eggs for a 102-cm fish.  Larval sablefish are found in surface waters over the shelf and slope in April and May.  Juveniles are highly migratory with significant movement from nursery areas in northern B.C. to the Gulf of Alaska and the Bering Sea.  Sablefish move to deeper waters as they mature.  Growth is rapid with sizes at maturity reaching 52-61 cm for five-year-old males and 58-71 cm for five-to-seven year old females.  Sablefish growth appears to be rapid for the first three-to-five years and slow asymptotically thereafter.  Annual natural mortality of adults has been estimated to be about 10 percent.

Island Scallops plans to raise sablefish onshore using shallow ponds or above ground tanks.  This system has been successful in Texas for the culture of catfish.  Tests have shown that sablefish prove to be very hardy when grown in ponds and have the added advantage of causing sablefish to be parasite free.  Wild sablefish carry a parasite that does not allow the fish to be eaten raw.   With adequate funding, Island Scallops has already demonstrated the feasibility of onshore sablefish farming and plans to develop a new blackcod facility.  We currently plan to fund this new sablefish facility via the exercise of existing warrants.  Since the exercise of the warrants is, however, to a large extent dependent upon the price of our stock in the public market, we cannot guarantee when any of the warrants will be exercised, if at all and, as a result, the proceeds from the exercise of the warrants may not be available to us. If we are not able to fund this expansion via the exercise of warrants, we need to seek additional financings to fund this project.

Over the past eight years, Island Scallops has also developed proprietary hatchery technology for the production of sablefish juveniles. We believe that sablefish will be the next species, after salmon, for successful large-scale commercial farming.  Sablefish, which is a premium-quality whitefish with a delicate texture and moderate flavor, is an ideal substitute for Chilean sea bass (currently over-fished in all oceans).  To date, Island Scallops has marketed a limited number of live sablefish into the Vancouver market.  Initial response was excellent for a small 1-kilogram live sablefish (~$11/kg).  To capitalize on Island Scallops’ breakthrough sablefish hatchery technology, in the next two to three years, we plan to construct a new sablefish hatchery consisting of the following:

•	An expanded Brood Stock facility with larger capacity to hold the various families of selected strains of sablefish. This new facility will incorporate a new state-of-the-art water treatment system.

•	An improved incubation and larval rearing facility incorporating proprietary improvements in tank design and seawater systems.

•	An upgraded zooplankton culture facility with improved handling and enrichment techniques.

•	An expanded and improved juvenile rearing facility incorporating proprietary recirculation system designs.

As part of this expansion, we also intend to construct a new onshore tank farm consisting of large and small ponds and tanks complete with associated recirculation systems.  This onshore facility will be used to augment the juvenile rearing area and will house and grow juvenile fish.

At the present time, worldwide “non-farming” sablefish catches are struggling to meet the worldwide demand according to DFOWeb, NPFMCWeb and Pacific Fishery Management Council Website. Currently, there are only three hatchery facilities that have produced sablefish juveniles. Current production is approximately 500,000 juveniles per year.   Based on our analysis of present market conditions, increasing worldwide hatchery production tenfold (to roughly 1 million 3 kilo sablefish) would fill less than 10% of the current world demand shortfall. If Island Scallops’ new sablefish facilities are able to reach a production of 3 million sablefish annually, this will only fill less than 30% of the current overall shortfall.  The economic potential for sablefish is therefore considerable. Given these market conditions and opportunities, Island Scallops is determined to enter the market for sablefish in a significant manner within the next two to three years.

Other Products

In the past Island Scallops has sold a variety of shellfish larvae and seed to both international and local customers.  Sales included two species of mussels, manila clams, geoduck clams, oysters, abalone and sea urchins.  Island Scallops has established suppliers of aquaculture equipment in Japan and China and supplies nets, ropes, floats, and processing equipment into the British Columbia industry.  Currently, Island Scallops is focused almost exclusively on expansion of scallop sales and development of its sablefish operation with a goal of further commercialization of sablefish in two to four years.

Competition

Fisheries Industry in General

Island Scallops is in the farmed seafood business.  The main concentration of marine farming in British Columbia has traditionally been in the salmon sector.  The salmon farming business has developed into a mature industry dominated by Norwegian farmers.  The rest of the British Columbia marine farming sector is in the shellfish industry, mainly in oysters and Manila clams and more recently mussels.  This sector is rapidly expanding and it accounted for approximately US$16 million in British Columbia in 2002, according to the British Columbia Shellfish Growers Association website.  Given Island Scallops’ expertise and significant research and development experience, we believe that there is little or no direct competition in the production of farmed scallops.

Scallops

There are no significant direct competitors in the scallop farming business in British Columbia.  The United States will not allow farming this species in their waters, as this species has yet to be introduced.  Although scallop farming is a very significant industry in Japan and China, only frozen shucked scallops are currently sold into North America from these countries. Recent examination by the United States and Canadian Food Inspection authorities of the growing waters in China resulted in reduced exporting due to high levels of pollution.

Island Scallops is the only hatchery, outside of China, that has successfully produced the Japanese scallop, and the only company that has successfully, hybridized the weathervane and the Japanese scallop. Island Scallops is uniquely positioned as the sole producer of live Pacific Scallops in North America. There currently are no other hatcheries in North America that we are aware of that are capable of producing this unique breed.  Although a large commercial scallop fishery exists on the east coast of North America, the majority of the scallops are shucked at sea with only limited quantities sold live. These scallops are sold as "Digby” or “Sea” scallops. A number of companies have attempted to grow the bay scallop and the sea scallop on the east coast, but these companies have only achieved limited success.

The primary British Columbia participants in scallop farming are Island Scallops joint venture farmers or independent scallop farmers, which receive their supply of seed scallops solely from Island Scallops. These farmers tend to be chronically underfinanced and production from these growers usually totals less than 1,000,000 scallops per year.  Island Scallops is uniquely positioned to rapidly expand these farms (up to six farms) under an exclusive farming and marketing contract.  Three joint venture farmers are currently farming scallops and receive free scallop seed, technology and support for a 12% royalty on the harvest and exclusive marketing of their product through Island Scallops.

Due to its large size and small count per pound, the sea scallop is the prime competitor in the United States market. The fishery for this scallop is located primarily on the North American east coast, in particular Georges Bank off New England and the Maritime provinces. This is a limited opportunity fishery, with actual fishing time being dictated by sea and other environmental conditions.

Sablefish

Island Scallops is currently only one of three hatcheries to produce quantities of juvenile sablefish.  These fish were sold to five commercial salmon farming facilities and the fish have been marketed successfully.  Little demand for a new species has materialized.  Although hatcheries have been constructed in British Columbia, the farming of sablefish is still in its infancy and only limited production has occurred.  This limited production is not a matter of biological barriers but rather a lack of interest by the major producers to venture into a new marine species.

Research and Development

Due to changes in Canadian Federal Government’s Research and Development tax credits (SRED) program, which prevents any part of the research to be combined with commercial production, no Research and Development claims were made in fiscal 2006 and 2007.  Research did continue on the genetic selection of superior strains of scallops, as did developments in the culture process for both marine algae and developments in re-circulation systems by a separate company called RKS Laboratories Ltd., which has no commercial production and whose primary goal is the genetic improvement in breeds of the Pacific Scallops and other marine species.  We believe that this will allow the continued support from the SRED program.

Employees

At July 23, 2008, we have 30 full-time employees and 2 temporary employees.  We anticipate hiring between 10 and 15 temporary workers during the upcoming spring and summer growing seasons.

None of our current employees is represented by a labor union and we consider our relationships with our employees to be good.

Regulatory Environment

Effect Of Government Regulation

There are a limited number of regulations that restrict the fishing, distributing or purchase of scallops in Canada and the United States.  Therefore, the country of origin makes little difference for the pricing or demand of scallops.

A limitation to market supply is paralytic shellfish poisoning (PSP) or "red tide". PSP is a toxin generated by plankton (scallops' food) at particular times of the year.  The toxin is passed to the scallop when plankton is digested, but the toxin does not harm the shellfish. However, the shellfish containing the toxin can be harmful to humans who consume it. Although only a limited number of human deaths caused by red-tide poisoning have been reported, the public announcement of red tide has a devastating effect on most shellfish sales. The exception is scallop meat, because the adductor muscle of the scallop does not concentrate the toxin; shucked scallops are safe to eat at any time of the year. Nevertheless, public perception could still influence demand over short periods of time. To monitor for PSP, the federal Fisheries Inspection Branch constantly monitors samples of shellfish production and wild shellfish populations.

Tenure Expansion And Compliance With Environmental Laws

Our planned tenure expansions will require that we undergo an environmental screening from Transports Canada pursuant to Canadian Environmental Assessment Act, which includes a review of factors such as the environmental effects of the planned expansions, including the environmental effects of malfunctions or accidents that may occur in connection with the planned expansions and any cumulative environmental effects that are likely to result from such planned expansions; the significance of such environmental effects and any comments from the public that are received in accordance with the CEA Act and applicable regulations; and measures that are technically and economically feasible and that would mitigate any significant adverse environmental effects of the planned expansions.

Our Deep Bay and Hindo Creek tenures have received final CEA Act approval, which lasts for twenty years and which allows us to expand these 2 tenures.   We have CEA Act approvals but were denied re-zoning approval for our Denman tenure, however we are considering our options for an appeal.  Please see our risk factor, If we are unable to expand our tenures, our projected production may be delayed.

Legal Proceedings

In 1998 Island Scallops entered into an agreement with two purchasers, pursuant to which Island Scallops was to produce and sell geoduck seed to the two purchasers. Island Scallops received advance payments from each of the two purchasers in 2002 totaling approximately $64,140.  As a result of breaches of the purchase agreements by the purchasers, it is our position that we may retain any unused portion of these advance payments.

As of August 31, 2004, one of the two purchasers had claimed that Island Scallops owed it amounts totaling $88,925.  Since it is our position that the purchasers breached their agreements with Island Scallops, we have no intention of seeking a settlement of this matter at this time.  We are unaware of any formal proceedings that may have been commenced by either of these two purchasers in regard to any claims that they may have.

Other than as set forth herein, we are not a party to any material legal proceeding and to our knowledge, no such proceeding is currently contemplated or pending.

Property

For the fiscal year ended August 31, 2007, our U.S. corporate office was located at 400 Professional Drive, Suite 310, Gaithersburg, Maryland 20878.  This space was provided on a rent free basis by one of our shareholders.

Island Scallops’ main office and hatcheries are located on the east side of Vancouver Island in the town of Qualicum Bay at 5552 West Island Highway, Qualicum Beach, British Columbia, Canada V9K 2C8.  The shellfish hatchery and processing facilities are housed in a 930 square meter building.  A 300 square meter sablefish hatchery is also located at this site. Corporate scallop farms are situated along the east and west coasts of Vancouver Island.  These facilities represent the largest private marine research hatchery and the first fully integrated shellfish producer in Canada.

Island Scallops has a total of five farm sites for scallops.  These sites are held as "tenures" with the British Columbia government, which grants rights to use offshore waters to cultivate shellfish.  Three of these scallop farms are located in Baynes Sound, 25 minutes north of the main facility. These farms sites total approximately 181 acres and can currently accommodate more than 8 million scallops. The fourth farm site is a bottom culture tenure of 926 acres located 10 minutes north of the main facility (at Bowser).  On March 27, 2008, the British Columbia Ministry of Agriculture and Lands approved an amended aquaculture license that will allow Island Scallops to convert one-third (308 acres) of the Bowser tenure to the off-bottom (suspended) growing technique. Once the conversion is complete, which we anticipate will occur by the summer of 2008, the "off-bottom" method will increase farm capacity by 300% and add 20 million scallops to the harvest cycle.  The fifth farm tenure held by Island Scallops is located on the west coast of Vancouver Island near Tofino.  This site is capable of producing at least three million scallops, but is currently being re-developed with new anchoring systems and is holding small scallop seed. Baynes Sound, the marine waterway situated between eastern Vancouver Island and the western shore of Denman Island, is considered the most productive and highly utilized shellfish growing area in coastal British Columbia.  The area supports extensive beach culture (manila clams and oysters) as well as deepwater culture that produces oysters, scallops and some mussels.

Common Site Name	Lands File No.	ACRES	Type
Denman Point	1406063	38.6	Deepwater
Hindoo Creek	1406664	123.6	Deepwater
Deep Bay	1406711	43.0	Deepwater
Tofino	1406061	9.6	Deepwater
Bowser	1407517	617.8	Bottom
		308.9	Deepwater

The two Baynes Sound tenures ( Hindoo Creek and Deep Bay) and the Tofino tenure offer unique features, which will add additional value to these properties. These include the split of tenures between east and west shores of Baynes Sound as well as the east and west coast of Vancouver Island, allowing continual accessibility to shellfish despite managed closures (harvest restrictions) due to incidental water quality or Paralytic Shellfish Poisoning (PSP or red tide).

Expansion of our Deep Bay and Hindoo Creek farms has been approved and expansion is complete; we will not need to renew approvals for those sites for twenty years.  An amended tenure agreement has been signed with the BC government to expand the Denman Island site.   However, although approved for expansion by all government agencies, our Denman tenure requires zoning approval from the local Islands Trust before expansion can commence.   Our initial rezoning application was denied, but we are considering our options for appeal.   Expanding the Denman Island tenure would be valuable, but it will only result in adding 10 new lines, with a maximum capacity of 900,000 scallops.

Island Scallops’ location is a distinct advantage for producing marine species.  The waters off British Columbia are pristine and unspoiled by large populations or major industries.  The close proximity to major western cities allows us to effectively put our products into the hands of the consumer within 24 hours.

The source of our raw material comes from our own hatchery brood stock.  In the case of the Pacific Scallop, we have been selectively breeding this species for superior growth and survival for the past 15 years.  The breeding program has produced a vigorous, rapid growing, disease resistant scallop with exceptional meat yield.  In the case of sablefish we have been selecting fast growing fish for the past 5 years, these display a high degree of domestication. The spawning season has been extended for both of these species allowing for juvenile production almost year round.  This ability to hold seed stock and select superior strains gives Island Scallops an advantage in the industry.  It also allows Island Scallops to tailor its production to varying seasonal and market demands.

DIRECTORS AND EXECUTIVE OFFICERS

The following table and text set forth the names and ages of all directors and executive officers as of July 23, 2008. The Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removalDr. Kristina Miller, our Chief Scientific Advisor is the wife of Robert Saunders, our Chairman, CEO and President; otherwise, there are no family relationships among our directors and executive officers. Also provided herein are brief descriptions of the business experience of each director, executive officer and advisor during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

Name	Age	Position
Robert Saunders	54	Chairman, CEO and President
Douglas C. MacLellan	51	Vice Chairman
Mark H. Elenowitz	37	Director
Robert L. Rooks	52	Director
Ian Fraser	46	Director
Michael Boswell	38	Director, Acting Chief Financial Officer, Acting Principal Accounting Officer
Darryl Horton	57	Director
Victor Bolton	53	Director

Robert Saunders, Chairman, CEO and President. Mr. Saunders has directed all research and development efforts at Island Scallops since its establishment.  After studying for his B.Sc. at the University of British Columbia in the early 1970's, Mr. Saunders has worked exclusively in the aquaculture research and development field.  His efforts have primarily involved designing and implementing innovative culture technology and methods for new aquaculture species in British Columbia.  Mr. Saunders has direct experience with managing projects similar to the type proposed, such as developing the hatchery technology for producing the Japanese scallop and the development of sablefish aquaculture.

Douglas C. MacLellan, Vice-Chairman.  Since May 1992, Mr. MacLellan has been President and Chief Executive Officer of the MacLellan Group, Inc., a privately held business incubator and financial advisory firm.  Mr. MacLellan is currently a member of the board of directors and chairman of the audit committee of AMDL, Inc. (AMEX: ADL), a publicly held biotechnology firm.  From 2002 until September 2005, Mr. MacLellan was Vice Chairman and a Director of AXM Pharma, Inc. (AMEX; AXJ).  From March 1998 through October 2000, Mr. MacLellan was the co-founder and a significant shareholder of Wireless Electronique, Ltd., a China-based telecommunications company having joint venture operations with China Unicom (NASDAQ: CHU) in Yunnan, Inner Mongolia and Ningxia provinces.  He is also a co-founder and, since May 1997, has been a director of Datalex Corporation, a Canadian-based legacy software solution provider. From November 1996 to March 1998, Mr. MacLellan was co-Chairman and an Investment Committee member of the Strategic East European Fund.  From November 1995 to March 1998, Mr. MacLellan was President, Chief Executive Officer and a Director of PortaCom Wireless, Inc., a company engaged as a developer and operator of cellular and wireless telecommunications ventures in selected developing world markets.  Mr. MacLellan is a former member of the board of directors and co-founder of FirstCom Corporation (NASDAQ: FCLX), an international telecommunications company that operates a competitive access fiber and satellite network in Latin America, which became AT&T Latin America (NASDAQ: ATTL) in August 2000.  During 1996, he was also the Vice-Chairman of Asia American Telecommunications (now Metromedia China Corporation), a majority-owned subsidiary of Metromedia International Group, Inc. (AMEX: MMG). Mr. MacLellan was educated at the University of Southern California in economics and finance, with advanced training in classical economic theory.

Mark H. Elenowitz, Director. Mr. Elenowitz is a co-founder and managing director of TriPoint Capital Advisors, LLC. Mr. Elenowitz is responsible for the overall corporate development of the firm and assisting their clients with high-level financial services and general business development. In this role he provides high level advice regarding corporate finance, corporate structure, SOX 404 compliance, employee option programs and capital market navigation including providing advice as a member of the board of directors. Mr. Elenowitz integrates a strong, successful entrepreneurial background with extensive financial services and capital markets experience.  Mr. Elenowitz has assisted in numerous companies in a “soup-to-nuts” process of preparing a company for the public markets, bringing them public and advising on an ongoing basis via board seats and executive positions to oversee further rounds of financing, strategic acquisitions and a broader investor market via a listing on “higher” securities exchange or market. Mr. Elenowitz is also currently a director of Global Growth Acquisition Corp. 1, a Cayman Islands corporation. From December 2002 to September 2005, Mr. Elenowitz was a board member of AXM Pharma formerly (AMEX: AXJ) He was also the senior managing director of Investor Communications Company, LLC (ICC), a national investor relations firm he founded in 1996. Through ICC, Mr. Elenowitz has developed ongoing relationships with other investment banking firms, market makers, and analysts. Mr. Elenowitz has worked with over 50 publicly traded companies providing the above mentioned financial consulting and strategic planning services. Mr. Elenowitz holds the Series 24, 82 and 63 licenses and is also CEO of TriPoint Global Equities, LLC, a FINRA member firm. Mr. Elenowitz is the recipient of several entrepreneurial awards and has been profiled in BusinessWeek and CNBC, as well as several other publications. He is a graduate of the University of Maryland School of Business and Management, with a Bachelor of Science in Finance.

Dr. Robert L. Rooks, Director. Dr. Robert L. Rooks has been Chief of Staff of All Care Animal Referral Center (ACARC) in Fountain Valley, California, since 1990.  ACARC is the largest strictly referral veterinary center in the United States.  Dr. Rooks has a staff of over 20 veterinarians in the areas of surgery, critical care, internal medicine, oncology, dentistry, radiology and neurology.  Their services include 24-hour critical care/emergency service, MRI and CT scans, color-flow Doppler ultrasounds, hyperbaric oxygen therapy, a complete orthopedic program including total hip replacements and joint reconstruction, cobalt radiation therapy, a complete neuro-diagnostic service, a kidney transplant program and a physical rehabilitation department and much more. He is the published author of over 100 journals, magazine and newspaper articles.  Dr. Rooks is also the author of the book “Canine Orthopedics” published in 1997 by Howell Bookhouse. Dr. Rooks completed his undergraduate studies at Iowa State University in 1978.  He graduated from the College of Veterinary Medicine at Iowa State.  Dr. Rooks received his Masters Degree as well as completed his surgical residency at the University of Illinois in 1981.  He is a Diplomat of both the American College of Veterinary Surgeons and the American College of Veterinary Practitioner.

Ian Fraser, Director.  Since 1997, Mr. Ian Fraser has been President of Fraser Yacht Sales Ltd., a successful Yacht Brokerage located in Vancouver, B.C.  Prior to establishing Fraser Yacht Sales Ltd., Mr. Fraser gained experience in sales and marketing both nationally and internationally as a yacht broker for two top brokerage houses in Vancouver. Previously, Mr. Fraser was worked as an advertising sales executive with Naylor communications from 1988 to 1990 and learned valuable communication skills while working with numerous trades including the Truck Logger's association, the I.W.A of America, and the B.C. Construction industry. He also operated as a commercial fisherman on the West coast working on commercial salmon fishing boats for the B.C. Packer Corporation over a 4 year period and gained valuable knowledge of the coastline of Vancouver Island and along the mainland from Victoria to the Queen Charlotte Islands.  Mr. Fraser also acquired sea time and commercial shipping skills while working on the deck department of the B.C. Ferry Corporation based out of Horseshoe Bay during his early professional career and during the summer months while attending school in the early 1980s.  Mr. Fraser also competes internationally on ocean racing yachts and has crossed the Pacific and sailed up and down the coast to Mexico on numerous occasions while racing and delivering racing yachts as captain. Mr. Fraser studied Business Administration at Simon Fraser University and Capilano College graduating with a diploma in Business Administration.

Michael Boswell, Director, Acting Chief Financial Officer and Acting Principal Accounting Officer. Mr. Boswell is a co-founder and member in TriPoint Capital Advisors, LLC, a boutique merchant bank focused on small and mid-sized growth companies and a co founder of the TriPoint family of companies. Mr. Boswell provides high-level financial services to start-up businesses and small to mid-sized companies. Mr. Boswell is also currently a director of Global Growth Acquisition Corp. 1, a Cayman Islands corporation. Mr. Boswell holds the Series 24, 82 and 63 licenses and is also Managing Director and Chief Compliance Officer of TriPoint Global Equities, LLC, a FINRA member firm.  Prior to the founding of TriPoint, Mr. Boswell had a number of executive positions focusing on business development and management consulting. Mr. Boswell also spent eight years as a senior analyst and/or senior engineer for various branches of the United States Government. He earned a MBA from John Hopkins University and a BS degree in Mechanical Engineering from University of Maryland.

Darryl Horton, Director.  Mr. Horton has been a businessman successfully involved in numerous construction and development projects for the past 35 years. He is the President, Manager and a Partner of Abbotsford Development Corporation and is currently managing a development project in Abbotsford, British Columbia called Eagle Mountain.  Eagle Mountain is an upscale, master planned community of single family homes, town homes and commercial properties covering approximately 60 acres that is expected to be valued, upon completion, in excess of 200 million dollars. Prior to Eagle Mountain, Mr. Horton managed, owned and marketed numerous other residential and commercial projects including the construction of a 30 million dollar multi-function residential Intermediate Care Facility in LaJolla California. For 15 years Mr. Horton was a partner in a general contracting company that did various contracts with an average volume of about 25 million per year.   In the 1970’s, Mr. Horton was the Vice president of Community Builders, the largest single family developer in British Columbia.   Mr. Horton is also the director of several other building and development companies in British Columbia.

Victor Bolton, Director.  Mr. Bolton founded a Mechanical contracting firm after graduating from college and evolved that firm into all aspects of the construction industry including building and raw land developing as well as extensive property management.  Retiring from this business in 2000, Mr. Bolton now focuses time and energy towards the food manufacturing field.

Significant Employees

The following are employees who are not executive officers, but who are expected to make significant contributions to our business:

Bruce Evans, Farm Manager.   Mr. Bruce Evans has been involved in shellfish production since 1985. He successfully established an oyster business, employing methods of long-line and beach culture production.  That business is still in operation today, producing 7,000 gals of shucked oysters annually and employing 3 full time people and 4 part time people.  He moved to Island Scallops in 1989.  Mr. Evans was responsible for securing the leases from the Provincial government for this scallop grow-out project. He built the established long-line systems that currently produce scallops for Island Scallops.  Mr. Evans worked with a Japanese scallop farmer for two years in B.C. and spent a month working on highly acclaimed scallop farms in Japan.  Mr. Evans has BS in Marine Biology from the University of Victoria.

Dr. Kristina M. Miller, Chief Scientific Advisor.  Dr. Miller is currently Head of the Molecular Genetics Section in the Pacific Region for the Department of Fisheries and Oceans, Canada (DFO).   She has been a research scientist at DFO since obtaining her PhD in Biological Sciences from Stanford University in 1992.  The Molecular Genetics section she oversees contains a staff of 26, including scientists, biologists, computer analysts and research technicians.  Dr. Miller conducts research on the genetic composition, adaptation, immunity and physiology of wild and domesticated fish and shellfish species using both molecular and genomic approaches.  She has been a leader in the development of molecular technologies to aid in the conservation and management of aquatic resources.  In the past 10 years, she has published over 40 scientific peer-reviewed journal manuscripts, and her group has been the focus of numerous magazine and newspaper articles.  Dr. Miller brings a strong scientific component to the management of Edgewater Foods, and she will serve as Chief Scientific Advisor.  In addition to her PhD, Dr. Miller received a BSc in Zoology from University of California, Davis in 1983, an MSc in Biology from University of British Columbia in 1986.  Dr. Miller is Robert Saunders, our Chairman, CEO and President’s wife.

CORPORATE GOVERNANCE

Audit Committee and Financial Expert

We have an Audit Committee as specified in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, composed of Douglas MacLellan (Chair), Robert Rooks and Ian Fraser.  The Audit Committee focuses its efforts on assisting our Board of Directors to fulfill its oversight responsibilities with respect to our:

•	Quarterly and annual consolidated financial statements and financial information filed with the Securities and Exchange Commission;

•	System of internal controls;

•	Financial accounting principles and policies;

•	Internal and external audit processes; and

•	Regulatory compliance programs.

The committee meets periodically with management to consider the adequacy of our internal controls and financial reporting process.  It also discusses these matters with our independent auditors and with appropriate financial personnel that we employ.  The committee reviews our financial statements and discusses them with management and our independent auditors before those financial statements are filed with the Securities and Exchange Commission.

The committee has the sole authority to retain and dismiss our independent auditors and periodically reviews their performance and independence from management.  The independent auditors have unrestricted access and report directly to the committee.

Audit Committee Financial Expert

Douglas MacLellan is our Audit Committee Financial Expert, as that term is defined in Item 407 of Regulation S-B and the Board has determined that Mr. MacLellan is independent, as that term is defined in Section 121 of the American Stock Exchange’s Listing Standards and Section 10A(m)(3) of the Securities Exchange Act of 1934.  Mr. MacLellan’s qualifications as an audit committee financial expert are described in his biography above.

Board Committees

We currently have six committees appointed by our Board of Directors:

•
Audit Committee, which is comprised of Douglas MacLellan (Chair), Robert Rooks and Ian Fraser.  The Board has determined that all of these members are independent, as that term is defined in Section 121(A) of the American Stock Exchange’s Listing Standards.

•	Finance Committee, which is comprised of Mark Elenowitz (Chair), Douglas MacLellan and Robert Saunders.

•	Compensation Committee, which is comprised of Ian Fraser (Chair), Mark Elenowitz and Doug MacLellan.

•	Disclosure Committee, which is comprised of Douglas MacLellan (Chair), Robert Saunders and Michael Boswell.

•
Nominating Committee, which is comprised of Robert Saunders (Chair), Douglas MacLellan and Robert Rooks. The Board has determined that Mr. Rooks and Mr. MacLellan are independent, as that term is defined in Section 121(A) of the American Stock Exchange’s Listing Standards.

•	Sarbanes-Oxley Steering Committee, which is comprised of Douglas MacLellan, Robert Saunders, Michael Boswell and Louis Taubman (Louis Taubman is our outside corporate and securities counsel).

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)
Robert Saunders Chief Executive Officer	2007	60,000 (1)	0	0	20,651 (3)
Robert Saunders Chief Executive Officer	2006	60,000 (1)	150,000 (1)	0	0
Michael Boswell Acting Chief Accounting Officer	2007	0 (2)	0	0	26,847 (3)
Michael Boswell Acting Chief Accounting Officer	2006	0 (2)	0	0	0

Name and Principal Position	Year	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All other Compensation	Total ($)
(a)	(b)	(g)	(h)	(i)	(j)
Robert Saunders Chief Executive Officer	2007	0	0	1,000,000	1,080,651
Robert Saunders Chief Executive Officer	2006	0	0	1,000,000	1,210,000
Michael Boswell Acting Chief Accounting Officer	2007	0	0	0	26,847
Michael Boswell Acting Chief Accounting Officer	2006	0	0	0	0

(1)
In June 2005, we entered into an employment agreement with Robert Saunders, our Chairman, CEO and President; although the agreement expired in June 2008, Mr. Saunders continues to act as if such agreement had not so expired.  Mr. Saunders will serve at the pleasure of the Board of Directors.  Pursuant to his employment agreement, Mr. Saunders’ compensation will be $60,000 (USD) per annum for his services as our President.  Following the receipt of at least $5,000,000 (USD) min outside funding, Mr. Saunders will receive an additional $10,000 per month for his services as Chairman and, thereafter, $20,000 per month provided that we achieve gross revenues of at least $20,000,000 (USD) for our most recent fiscal year and continuing as long as we maintain gross revenues of at least $20,000,000 (USD) for each successive fiscal year.  If we fail to achieve gross revenue of $20,000,000 (USD) in a successive fiscal year, Mr. Saunders compensation as Chairman shall be reduced to $10,000 (USD) per month.  Additionally, we agreed to grant Mr. Saunders a signing bonus of $150,000 (USD) to be paid upon the closing of at least $3,500,000 in new third party financing.  In August 2006, our Board approved the following revisions to Mr. Saunders’ compensation: reduce Mr. Saunders’ compensation from $10,000 to $5,000 per month until our cash flow position improves, at which time the Compensation Committee will recommend that Mr. Saunders’ compensation increase back to $10,000 per month.  As of August 31, 2007, we had paid Mr. Saunders $75,000 of the $150,000 bonus that was due under the terms of the agreement.  Additionally, we are currently  discussing possible restructuring/payment terms of the accrued salary of  $130,000 as of August 31, 2007, until such time that we become significantly cash flow positive for its operations.

(2)
Mr. Boswell served as our President from March to June 2005, at which time Mr. Saunders replaced Mr. Boswell as President.  Mr. Boswell has served as our Acting Chief Financial Officer and Accounting Principal Accounting Officer since August 2005.  Mr. Boswell indirectly owns a minority interest in TriPoint Capital Advisors, LLC, a significant shareholder and party with which we maintain a consulting agreement.  In August 2006, the Board approved the Compensation Committee’s recommendation to pay TriPoint $15,000 per month, which includes fees for Mr. Boswell’s services as our Acting Chief Accounting during 2005, however TriPoint agreed to reduce such fee to $7,000 per month until our cash flow position improves, at which time the Committee will reconvene and recommend a return to $15,000 per month.  In addition, TriPoint has agreed not to accept any additional fees, other than expenses, until we are sufficiently funded to carry out our business and operations.  According to the above reasons, Mr. Boswell did not receive any compensation in 2006 and only received the options listed in the table above in 2007.

(3)
On August 17, 2007, Mr. Saunders and Mr. Boswell were granted five-year nonqualified stock options, pursuant to our 2005 Equity Plan, that vest on a 1/12 monthly basis over a twelve month period beginning on the grant date.  The exercise price of the options is $1.21, which represents 110% of the closing price of our common stock on August 17, 2007. Based on the Black-Scholes option pricing model, the total fair value of these options were determined to be $247,815 and $322,159 for Mr. Saunders and Mr. Boswell, respectively.  Since these options vest monthly, the company will incur a monthly cost of $20,651 and $26,847 respectively.  As of August 31, 2007, only one month of these stock options costs had been realized.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
Robert Saunders	300,000 (1)	0	0	1.21	8-14-2007
Michael Boswell	390,000 (1)	0	0	1.21	8-14-2007

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
(a)	(g)	(h)	(i)	(j)
Robert Saunders	275,000	227,164	0	0
Michael Boswell	357,500	295,312	0	0

(1)
Pursuant to our 2005 Equity Incentive Plan, Mr. Saunders and Mr. Boswell were granted five-year nonqualified stock options on August 17, 2007 that vest on a 1/12 monthly basis over a twelve month period beginning on the grant date.  The exercise price of the options is $1.21, which represents 110% of the closing price of our common stock on August 17, 2007.  As of August 31, 2007 only 1/12 of these options have vested.

Retirement/Resignation Plans

We do not have any plans or arrangements in place regarding the payment to any of our executive officers following such persons retirement or resignation.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity incentive Plan Compensation ($)
(a)	(b)	(c)	(d)	(e)
Douglas MacLellan	36,000	0	13,768 (1) (2)	0
Mark Elenowitz	0	0	35,795 (1) (3) (4)	0
Darryl Horton	1,000	0	688 (1) (5)	0
Ian Fraser	1,000	0	5,163 (1) (6)	0
Victor Bolton	1,000	0	688 (1) (7)	0
Robert Rooks	1,000	0	3,442 (1) (8)	0

Name	Nonqualified Deferred Compensation Earnings	All other Compensation ($)	Total ($)
(a)	(f)	(g)	(h)
Douglas MacLellan	0	0	49,768
Mark Elenowitz	0	0	35,795
Darryl Horton	0	0	1,688
Ian Fraser	0	0	6,163
Victor Bolton	0	0	1,688
Robert Rooks	0	0	4,442

(1)	At the end of the fiscal year, 2,962,000 options are outstanding.
(2)
These include the five-year incentive stock options granted to such individual on August 17, 2007 pursuant to our 2005 Equity Plan.  These options vest on a 1/12 monthly basis over a twelve month period beginning on the grant date and are exercisable at $1.21, which represents 110% of the closing price of our common stock on August 17, 2007. Based on the Black-Scholes option pricing model, the total fair value of these 200,000 options were determined to be $165,210.  Since these options vest monthly, we will incur a monthly cost of $13,768.  As of August 31, 2007, only one month of these stock options costs had been realized.

(3)
These include the five-year incentive stock options granted to such individual on August 17, 2007 pursuant to our 2005 Equity Plan.  These options vest on a 1/12 monthly basis over a twelve month period beginning on the grant date and are exercisable at $1.21, which represents 110% of the closing price of our common stock on August 17, 2007. Based on the Black-Scholes option pricing model, the total fair value of these 520,000 options were determined to be $429,546.  Since these options vest monthly, we will incur a monthly cost of $35,795.  As of August 31, 2007, only one month of these stock options costs had been realized.

(4)
Mr. Elenowitz  indirectly owns a minority interest in TriPoint Capital Advisors, LLC, a significant shareholder and party with which we maintain a consulting agreement.  In August 2006, the Board approved the Compensation Committee’s recommendation to pay TriPoint $15,000 per month, which includes fees for Mr. Elenowitz’s services as a Director; however, TriPoint agreed to reduce such fee to $7,000 per month until our cash flow position improves, at which time the Committee will reconvene and recommend a return to $15,000 per month.  In addition, TriPoint has agreed not to accept any additional fees, other than expenses, until we are sufficiently funded to carry out our business and operations.

(5)
These include the five-year incentive stock options granted to such individual on August 17, 2007 pursuant to our 2005 Equity Plan.  These options vest on a 1/12 monthly basis over a twelve month period beginning on the grant date and are exercisable at $1.21, which represents 110% of the closing price of our common stock on August 17, 2007. Based on the Black-Scholes option pricing model, the total fair value of these 10,000 options were determined to be $8,260.  Since these options vest monthly, we will incur a monthly cost of $688.  As of August 31, 2007, only one month of these stock options costs had been realized.

(6)
These include the five-year incentive stock options granted to such individual on August 17, 2007 pursuant to our 2005 Equity Plan.  These options vest on a 1/12 monthly basis over a twelve month period beginning on the grant date and are exercisable at $1.21, which represents 110% of the closing price of our common stock on August 17, 2007. Based on the Black-Scholes option pricing model, the total fair value of these 75,000 options were determined to be $61,954.  Since these options vest monthly, we will incur a monthly cost of $5,163.  As of August 31, 2007, only one month of these stock options costs had been realized.

(7)
These include the five-year incentive stock options granted to such individual on August 17, 2007 pursuant to our 2005 Equity Plan.  These options vest on a 1/12 monthly basis over a twelve month period beginning on the grant date and are exercisable at $1.21, which represents 110% of the closing price of our common stock on August 17, 2007. Based on the Black-Scholes option pricing model, the total fair value of these 10,000 options were determined to be $8,260.  Since these options vest monthly, we will incur a monthly cost of $688.  As of August 31, 2007, only one month of these stock options costs had been realized.

(8)
These include the five-year incentive stock options granted to such individual on August 17, 2007 pursuant to our 2005 Equity Plan.  These options vest on a 1/12 monthly basis over a twelve month period beginning on the grant date and are exercisable at $1.21, which represents 110% of the closing price of our common stock on August 17, 2007. Based on the Black-Scholes option pricing model, the total fair value of these 50,000 options were determined to be $41,302.  Since these options vest monthly, we will incur a monthly cost of $3,442.  As of August 31, 2007, only one month of these stock options costs had been realized.

Our directors who are employees do not receive any compensation from us for services rendered as directors. The Board has created three classes of fees for outside directors: (1) outside directors who are “independent,” as defined in the Exchange Act will be paid $500 per meeting, whether telephonic or in person for director fee – there shall not be any fees for written consents in lieu of board meetings; (2) outside directors who are not “independent” will not receive any fees at this time, but once our cash flow position improves, the Compensation Committee will reconvene and make recommendations; (3) the Vice Chairman will receive $3,000 per month, which includes $1,500 per month for his role as Chairman of our Audit Committee.  Additionally, although we do not currently have an arrangement or agreement to provide stock based compensation to our outside directors, we may, from time to time, grant outside directors incentive stock options pursuant to our 2005 Equity Incentive Plan.

2005 Equity Incentive Plan

The Board of Directors and holders of a majority of our outstanding securities acting by consent have adopted the Edgewater Foods International 2005 Equity Incentive Plan.  The Equity Plan is intended to further the growth and financial success of Edgewater by providing additional incentives to directors, executives and selected employees of and consultants to Edgewater so that such participants may acquire or increase their proprietary interest in Edgewater. The term "Corporation" shall include any parent corporation or subsidiary corporation of Edgewater as those terms are defined in Section 424(e) and (f) of the Internal Revenue Code of 1986, as amended. Stock options granted under the Plan may be either "Incentive Stock Options", as defined in Code section 422 and any regulations promulgated under that Section, or "Nonstatutory Options" at the discretion of our Board of Directors and as reflected in the respective written stock option agreements granted pursuant to this Equity Plan. Stock Appreciation Rights, Restricted Stock, Restricted Stock Unit, Performance Awards, Dividend Equivalents, or Other Stock-Based Awards may also be granted under the Equity Plan.  The Board believes that the Equity Plan will maintain the flexibility that Edgewater needs to keep pace with its competitors and effectively recruit, motivate, and retain the caliber of employees, directors and consultants essential for achievement of our success.

Individuals eligible to receive awards under the Equity Plan include officers, directors, employees of and consultants to Edgewater and its affiliates.  The number of shares available under the Equity Plan shall be 5,000,000 shares of our common stock, as well as the following:  As of January 1 of each year, commencing with the year 2006 and ending with the year 2008, the aggregate number of Shares available for granting Awards under the Equity Plan shall automatically increase by a number of Shares equal to the lesser of (x) 5% of the total number of Shares then outstanding or (y) 1,000,000.  The Board may distribute those shares in whatever form of award they so choose within the Equity Plan’s guidelines.  There are no restrictions on the amount of any one type of award that may be granted under the Equity Plan.

As of August 31, 2007, our Board of Directors granted 2,962,000 options to employees, directors and consultants under the Equity Plan.  No awards have been given to any of the named executive officers.  As of July 23, 2008, there are 6 Directors, 2 executive officers, 3 consultants and approximately 26 employees other than executive officers, who are eligible to receive awards under the Equity Plan.

The Board may delegate a Committee to administer the Equity Plan.  The Committee shall not consist of fewer than two members, each of whom is a member of the Board and all of whom are disinterested persons, as contemplated by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended and each of whom is an outside director for purposes of Section 162(m) of the Code, acting in accordance with the provisions of Section 3.

On April 18, 2007 our board of directors authorized the issuance of 190,000 options to purchase our common stock to 19 employees pursuant to the Equity Plan.  The options vest on April 18, 2008.  Each option is exercisable for a period of five years from the vesting date and has an exercise price of $1.25 respectively.  On August 17, 2007, our board of directors authorized the issuance of 2,090,000 options to purchase our common stock to 19 of our directors, employees and consultants pursuant to the “Edgewater Foods International 2005 Equity Incentive Plan.”  The options vest on August 17, 2008.  Each option is exercisable for a period of five years from the vesting date and has an exercise price of $1.21.  Otherwise, we do not have any definitive plans for granting further awards under the Equity Plan and no determination has been made as to the number of awards to be granted, or the number or identity of recipients of awards.

Amending the Plan

The Board may amend, alter, suspend, discontinue, or terminate the Equity Plan, including, without limitation, any amendment, alteration, suspension, discontinuation, or termination that would impair the rights of any Participant, or any other holder or beneficiary of any Award theretofore granted, without the consent of any share owner, Participant, other holder or beneficiary of an Award, or other Person.  The Board may also waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue, or terminate, any Awards theretofore granted, prospectively or retroactively, without the consent of any Participant, other holder or beneficiary of an Award.  Except as provided in the following sentence, the Board is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Equity Plan.  In the case of any Award that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code, the Board will not have authority to adjust the Award in any manner that would cause the Award to fail to meet the requirements of Section 162(m).

Options and Rights

Options and Stock Appreciation Rights may be granted under the Equity Plan.  The exercise price of options granted shall be determined by the Board or the Committee; provided, however, that such exercise price per Share under any Incentive Stock Option shall not be less than 100% (110% in the case of a "10-percent shareholder as such term is used in Section 422(c)(5) of the Code) of the Fair Market Value of a Share on the date of grant of such Incentive Stock Option.  The Board or Committee shall fix the term of each Option, provided that no Incentive Stock Option shall have a term greater than 10 years (5 years in the case of a "10-percent shareholder” as such term is used in Section 422(c)(5) of the Code).

A Stock Appreciation Right granted under the Equity Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise or, if the Board or Committee shall so determine in the case of any such right other than one related to any Incentive Stock Option, at any time during a specified period before or after the date of exercise over (2) the grant price of the right as specified by the Board or Committee.  Subject to the terms of the Plan, the grant price, term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Board or the Committee.  The Board and the Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

Federal Income Tax Consequences

The current federal income tax consequences of grants under the Equity Plan are generally described below. This description of tax consequences is not a complete description, and is based on the Internal Revenue Code as presently in effect, which is subject to change, and is not intended to be a complete description of the federal income tax aspects of options and stock awards under the Equity Plan. Accordingly, the discussion does not deal with all federal income tax consequences that may be relevant to a particular recipient, or any foreign, state or local tax considerations. Accordingly, potential recipients are urged to consult their own tax advisors as to the specific federal, foreign, state and local tax consequences to them as a result of receiving an Award under the Equity Plan.

Nonqualified Stock Options

A recipient will not be subject to federal income tax upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, the recipient will recognize ordinary compensation income in an amount equal to the excess, if any, of the then fair market value of the shares acquired over the exercise price. We will generally be able to take a deduction with respect to this compensation income for federal income tax purposes. The recipient’s tax basis in the shares acquired will equal the exercise price plus the amount taxable as compensation to the recipient. Upon a sale of the shares acquired upon exercise, any gain or loss is generally long-term or short-term capital gain or loss, depending on how long the shares are held. The required holding period for long-term capital gain is presently more than one year. The recipient’s holding period for shares acquired upon exercise will begin on the date of exercise.

Incentive Stock Options

A recipient who receives incentive stock options generally incurs no federal income tax liability at the time of grant or upon exercise of the options. However, the spread will be an item of tax preference, which may give rise to alternative minimum tax liability at the time of exercise. If the recipient/optionee does not dispose of the shares before the date that is two years from the date of grant and one year from the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowable to us for federal income tax purposes in connection with the option. If, within two years of the date of grant or within one year from the date of exercise, the holder of shares acquired upon exercise of an incentive stock option disposes of the shares, the recipient/optionee will generally realize ordinary compensation income at the time of the disposition equal to the difference between the exercise price and the lesser of the fair market value of the stock on the date of exercise or the amount realized on the disposition. The amount realized upon such a disposition will generally be deductible by us for federal income tax purposes.

Stock Awards

If a recipient receives an unrestricted stock award, he/she will recognize compensation income upon the grant of the stock award. If a recipient receives a restricted stock award, he/she normally will not recognize taxable income upon receipt of the stock award until the stock is transferable by the recipient or no longer subject to a substantial risk of forfeiture, whichever occurs earlier. When the stock is either transferable or no longer subject to a substantial risk of forfeiture, the recipient will recognize compensation income in an amount equal to the fair market value of the shares (less any amount paid for such shares) at that time. A recipient may, however, elect to recognize ordinary compensation income in the year the stock award is granted in an amount equal to the fair market value of the shares (less any amount paid for the shares) at that time, determined without regard to the restrictions. We will generally be entitled to a corresponding deduction at the same time, and in the same amount, as the recipient recognizes compensation income with respect to a stock award. Any gain or loss recognized by the recipient upon subsequent disposition of the shares will be capital gain or loss.

Tax Deductibility under Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a public company’s deductions for employee compensation exceeding $1,000,000 per year for the chief executive officer and the four other most highly compensated executive officers. Section 162(m) contains an exception for performance-based compensation that meets specific requirements. The Equity Plan is intended to permit all options to qualify as performance-based compensation at the Board of Directors or Committee’s discretion.  If an Award is to qualify as such, it shall clearly state so in the award agreement.

Withholding

We have the right to deduct any taxes required to be withheld with respect to grants under the Equity Plan. We may require that the participant pay to us the amount of any required withholding. The Compensation Committee may permit the participant to elect to have withheld from the shares issuable to him or her with respect to an option or restricted stock the number of shares with a value equal to the required tax withholding amount.

Employment Agreements

In June 2005, we entered into an employment agreement with Robert Saunders, our Chairman, CEO and President; although the agreement expired in June 2008, Mr. Saunders continues to act as if such agreement had not so expired.  Mr. Saunders will serve at the pleasure of the Board of Directors.  Pursuant to his employment agreement, Mr. Saunders’ compensation will be $60,000 (USD) per annum for his services as our President.  Following the receipt of at least $5,000,000 (USD) min outside funding, Mr. Saunders will receive an additional $10,000 per month for his services as Chairman and, thereafter, $20,000 per month provided that we achieve gross revenues of at least $20,000,000 (USD) for our most recent fiscal year and continuing as long as we maintain gross revenues of at least $20,000,000 (USD) for each successive fiscal year.  If we fail to achieve gross revenue of $20,000,000 (USD) in a successive fiscal year, Mr. Saunders compensation as Chairman shall be reduced to $10,000 (USD) per month.  Additionally, we agreed to grant Mr. Saunders a signing bonus of $150,000 (USD) to be paid upon the closing of at least $3,500,000 in new third party financing.  In August 2006, our Board approved the following revisions to Mr. Saunders’ compensation: reduce Mr. Saunders’ compensation from $10,000 to $5,000 per month until our cash flow position improves, at which time the Compensation Committee will recommend that Mr. Saunders’ compensation increase back to $10,000 per month.   As of August 31, 2007 we had paid Mr. Saunders $75,000 of the $150,000 bonus that was due under the terms of the agreement.  Additionally, we are currently  discussing possible restructuring/payment terms of the accrued salary of  $130,000 as of August 31, 2007, until such time that we become significantly cash flow positive for its operations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable.

As of July 23, 2008, we had a total of 24,479,150 shares of common stock, 7,773,998 shares of Series A Preferred Stock, 207 shares of Series B Preferred Stock, 747,870 shares of Series C Preferred Stock and 304,558 shares of Series D Preferred Stock issued and outstanding, which are our only issued and outstanding equity securities.  However, our preferred stock does not have any voting rights except with respect to specified transactions that may affect the rights, preferences, privileges or voting power of such class and except as otherwise required by Nevada law.  (For further information regarding the preferred stock see “Description of Securities”)  At the date of this Prospectus, each share of our Series A Preferred Stock and Series C Preferred Stock is convertible into one share of common stock; each share of our Series B Preferred Stock is convertible into a number of fully paid and nonassessable shares of our common stock equal to the quotient of the liquidation preference amount per share ($10,000) divided by the conversion price, which initially is $1.15 per share, subject to certain adjustments, or approximately 8,696 shares of common for each share of converted Series B Preferred Stock; and, each share of our Series D Preferred Stock is convertible into a number of fully paid and nonassessable shares of our common stock equal to the quotient of the stated value of the Series D Preferred Stock ($40) divided by the conversion price, which initially is $0.80 per share, subject to certain adjustments.

The following table sets forth, as of July 23, 2008: (a) the names and addresses of each beneficial owner of more than five percent (5%) of our common stock and preferred stock (taken together as one class) known to us, the number of shares of common stock and preferred stock beneficially owned by each such person, and the percent of our common stock and preferred stock so owned; and (b) the names and addresses of each director and executive officer, the number of shares our common stock and preferred stock beneficially owned, and the percentage of our common stock and preferred stock so owned, by each such person, and by all of our directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of our common stock and preferred stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock and preferred stock, except as otherwise indicated.

Name and Address	Amount and Nature of Beneficial Ownership	Percentage Of Voting of Securities (1)
Robert Saunders Chairman, President and CEO 5552 West Island Highway Qualicum Beach, British Columbia Canada V9K 2C8	10,200,000 (2)	41.16%

Douglas C. MacLellan Vice Chairman 8324 Delgany Avenue Playa del Ray, CA 90293	1,240,000 (3)	5.02%

Mark Elenowitz Director 400 Professional Drive Suite 310 Gaithersburg, MD 20879	1,758,000 (4) (5)	7.03%

Dr. Robert Rooks Director 912 Pine Avenue Huntington Beach, CA 90293	350,000 (6)	1.43%

Ian Fraser Director 3056 West 2nd Avenue Vancouver, British Columbia Canada V6T 1E9	875,000 (7) (8)	3.56%

Michael Boswell Director and Acting Chief Accounting Officer 400 Professional Drive Suite 310 Gaithersburg, MD 20879	1,328,000 (9) (10)	5.34%

Victor Bolton 345-916 W. Broadway Vancouver, BC V5Z 1K7	10,000 (11)	0.04%

Darryl Horton 33568 Eagle Mountain Drive Abbortsford, BC V3G 2X7	10,000 (12)	0.04%

Vision Opportunity Master Fund, Ltd. 20 West 55th St., 5th Floor New York, NY 10019	2,496,447 (13)	4.9%

All directors and officers as a group (8 persons)	15,771,000	63.63%

________________

(1)
All Percentages have been rounded up to the nearest one hundredth of one percent and such percentage is based upon the amount of outstanding our common stock and preferred stock, on an as converted basis.  The percentage assumes in the case of each shareholder listed in the above list that all warrants or options held by such shareholder that are exercisable currently or within 60 days were fully exercised by such shareholder, without the exercise of any warrants or options held by any other shareholders.

(2)
In addition to his stock ownership, Mr. Saunders was granted 300,000 five-year nonqualified stock options on August 17, 2007, that vest on a 1/12 monthly basis over a twelve month period beginning on the grant date.  The exercise price of the options is $1.21, which represents 110% of the closing price of our common stock on August 17, 2007.  As of July 23, 2008, 11/12 of these options have vested, but an additional 1/12 will vest within 60 days from such date.

(3)
In addition to his stock ownership, Mr. MacLellan was granted 200,000 five-year nonqualified stock options on August 17, 2007 that vest on a 1/12 monthly basis over a twelve month period beginning on the grant date.  The exercise price of the options is $1.21, which represents 110% of the closing price of our common stock on August 17, 2007.  As of July 23, 2008, 11/12 of these options have vested, but an additional 1/12 will vest within 60 days from such date.

(4)
Mr. Elenowitz is a one hundred (100%) percent shareholder of MHE, Inc., which owns 18,000 shares of our voting stock.  Additionally, MHE, Inc. is a forty percent (40%) member of TriPoint Capital Advisors, LLC, which owns 3,000,000 shares of our voting stock. Mr. Elenowitz owns 20,000 shares of our voting stock directly.  Therefore, Mr. Elenowitz beneficially owns 1,240,000shares of our voting stock.

(5)
In addition to his stock ownership, Mr. Elenowitz was granted 520,000 five-year nonqualified stock options on August 17, 2007 that vest on a 1/12 monthly basis over a twelve month period beginning on the grant date.  The exercise price of the options is $1.21, which represents 110% of the closing price of our common stock on August 17, 2007.  As of July 23, 2008, 11/12 of these options have vested, but an additional 1/12 will vest within 60 days from such date.

(6)
In addition to his stock ownership, Dr. Rooks was granted 50,000 five-year nonqualified stock options on August 17, 2007 that vest on a 1/12 monthly basis over a twelve month period beginning on the grant date.  The exercise price of the options is $1.21, which represents 110% of the closing price of our common stock on August 17, 2007.  As of July 23, 2008, 11/12 of these options have vested, but an additional 1/12 will vest within 60 days from such date.

(7)	Mr. Fraser is a 100% shareholder of One Way Grill Limited, which owns 800,000 shares of our voting stock. Therefore, Mr. Fraser beneficially owns 800,000 shares of our voting stock.
(8)
In addition to his stock ownership, Mr. Fraser was granted 75,000 five-year nonqualified stock options on August 17, 2007 that vest on a 1/12 monthly basis over a twelve month period beginning on the grant date.  The exercise price of the options is $1.21, which represents 110% of the closing price of our common stock on August 17, 2007.  As of July 23, 2008, 11/12 of these options have vested, but an additional 1/12 will vest within 60 days from such date.

(9)
Mr. Boswell and his wife jointly own Invision, LLC, which owns 38,000 shares of our voting stock.  Additionally, Invision, LLC is a thirty percent (30%) member of TriPoint Capital Advisors, LLC, which owns 3,000,000 shares of our voting stock. Therefore, Mr. Boswell beneficially owns 938,000 shares of our voting stock.

(10)
In addition to his stock ownership, Mr. Boswell was granted 390,000 five-year nonqualified stock options on August 17, 2007 that vest on a 1/12 monthly basis over a twelve month period beginning on the grant date.  The exercise price of the options is $1.21, which represents 110% of the closing price of our common stock on August 17, 2007.  As of July 23, 2008, 11/12 of these options have vested, but an additional 1/12 will vest within 60 days from such date.

(11)
Mr. Bolton was granted 10,000 five-year nonqualified stock options on August 17, 2007 that vest on a 1/12 monthly basis over a twelve month period beginning on the grant date.  The exercise price of the options is $1.21, which represents 110% of the closing price of our common stock on August 17, 2007.  As of July 23, 2008, 11/12 of these options have vested, but an additional 1/12 will vest within 60 days from such date.

(12)
Mr. Horton was granted 10,000 five-year nonqualified stock options on August 17, 2007 that vest on a 1/12 monthly basis over a twelve month period beginning on the grant date.  The exercise price of the options is $1.21, which represents 110% of the closing price of our common stock on August 17, 2007.  As of July 23, 2008, 11/12 of these options have vested, but an additional 1/12 will vest within 60 days from such date.

(13)
Vision owns 2,614,958 shares of common stock, 5,431,332  shares of common stock issuable upon conversion of their Series A Convertible Preferred Stock, 1,495,740 shares of common stock issuable upon conversion of their Series B Convertible Preferred Stock, 747,870 shares of common stock issuable upon conversion of their Series C Convertible Preferred Stock, 12,714,650 shares of common stock issuable upon conversion of their Series D Preferred Stock and 407,427 shares of common stock received as dividends.  However, based upon the terms of the Series A, Series B and Series D Preferred Stock, Vision may not convert such stock if on any date, it would be deemed the beneficial owner of more than 9.9% of the then outstanding shares of our common stock and based upon the terms of the Series C Preferred Stock, Vision may not convert its Series C preferred stock if on any date, it would be deemed the beneficial owner of more than 4.99% of the then outstanding shares of our common stock.  However, Vision can elect to waive the cap upon 61 days notice to us, except that during the 61 day period prior to the expiration date of their warrants, they can waive the cap at any time, but a waiver during such period will not be effective until the expiration date of the warrant.

Changes in Control

On August 15, 2005, we completed a Share Exchange with Edgewater Foods International, Inc., the parent company of Island Scallops Ltd. an aquaculture company located in Vancouver Island, British Columbia. As a result of the Share Exchange, Edgewater became our wholly owned subsidiary.  The shareholders of Edgewater now own the majority of our voting stock.  To accomplish the Share Exchange, we issued an aggregate of 19,000,000 shares of our common stock in exchange for all of the issued and outstanding capital stock of Edgewater from the shareholders of Edgewater.  The shares issued to the Edgewater Shareholders were issued to 17 accredited investors pursuant to a claim of exemption under Section 4(2) of the Securities Act of 1933, as amended for issuances not involving a public offering.  Additionally, as a condition of the Share Exchange, E. Lee Murdoch, our controlling shareholder prior to the Share Exchange, agreed to cancel 2,300,000 shares of our common stock upon close of the Share Exchange.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN

CONTROL PERSONS

We have not entered into any transactions during the last two fiscal years with any director, executive officer, director nominee, 5% or more shareholder, nor have we entered into transactions with any member of the immediate families of the foregoing person (include spouse, parents, children, siblings, and in-laws) nor is any such transaction proposed, except as follows:

Dr. Kristina Miller, our Chief Scientific Advisor is Robert Saunders, our Chairman, CEO and President’s wife.

We are party to a consulting agreement with TriPoint Capital Advisors, LLC, a company in which Mark Elenowitz, a director and one of our significant shareholders, indirectly owns a 40% interest.
Michael Boswell, our acting Chief Accounting Officer and one of our directors, indirectly owns a 30% interest in TriPoint.  Louis Taubman, our outside corporate and securities counsel also indirectly owns an interest (30%) in TriPoint.  Our Board recently approved the Compensation Committee’s recommendation of a flat rate $15,000 per month fee, which shall be reduced to $7,500 per month until our cash flow position improves, for the legal services Louis Taubman provides us.  The Board also approved the recommendation of a flat rate $15,000 per month fee, which shall be reduced to $7,000 per month until our cash flow position improves, for the financial advisory services and Acting CFO type services TriPoint and Michael Boswell, respectively, provide us.  Additionally, our corporate offices in Gaithersburg, Maryland are currently provided by Tripoint Holdings, LLC, the parent company of Tripoint, at no cost to us.

Island Scallops, our wholly owned subsidiary, recently transferred 100% ownership of RKS Laboratories, Inc. to Robert Saunders, our Chairman, CEO and President.  RKS is a Vancouver research and development that is working towards developing superior strains of scallops (developed by Island Scallops and known as the Pacific Scallop) with beneficial traits such as higher meat yield and rapid growth.  Island Scallops agreed to transfer its ownership of RKS in consideration for the grant to Island Scallops by RKS and Robert Saunders of a right of first refusal to commercialize any intellectual property developed by RKS.  Island Scallops has the right to acquire or use any intellectual property from RKS at RKS’ cost, in perpetuity or until such time as RKS shall cease to exist.   Between June 2006 and August 2007, Island Scallops agreed to loan RKS a total of approximately $82,000 under eight non-interest bearing notes that are secured by all of RKS’ assets and are due on August 31, 2008.

Lock-Up Agreement

Our officers and directors, and certain of our shareholders have agreed that they will not, subject to certain limited exceptions set forth in the lock up agreement, offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in or other dispose of any of his/her shares of our Common Stock from the period commencing on June 11, 2008 – the closing of the Series D Preferred Stock and Warrant Financing – and expiring on the date that is 18 months following such date.  In addition, for a period of 12 months following such period, no such shareholder shall sell more than one-twelfth of their total shares of Common Stock during any one month period.

Promoters and Certain Control Persons

Pursuant to the Share Exchange with Edgewater Foods International, Inc., the parent company of Island Scallops Ltd. an aquaculture company located in Vancouver Island, British Columbia in August 2005, we had 20,585,400 shares of common stock issued and outstanding. The Share Exchange provided the Edgewater shareholders with approximately 92.30% of our issued and outstanding voting shares. Following the Share Exchange with Edgewater and the related issuance of 19,000,000 shares of our common stock to Heritage shareholders, our CEO – Robert Saunders acquired approximately 50% of our outstanding stock; currently, Mr. Saunders maintains approximately 41% voting interest in our company.  Our officers and directors, in the aggregate control approximately 63% of our outstanding common stock.

Our only “promoters” (within the meaning of Rule 405 under the Securities Act), or persons who took the initiative in the formation of our business or in connection with the formation of our business received 10% of our debt or equity securities or 10% of the proceeds from the sale of such securities in exchange for the contribution of property or services, during the last five years were Robert Saunders and TriPoint Capital Advisors, LLC. As disclosed elsewhere in this Registration Statement, in connection with the Share Exchange, Robert Saunders (our CEO) and TriPoint Capital Advisors, LLC, received an aggregate of 13,300,000 shares of our common stock, representing approximately 64.6% of our issued and outstanding shares at the time of the Share Exchange.   Mssrs. Saunders owns approximately 41% of our voting stock.  We are party to a consulting agreement with TriPoint Capital Advisors, LLC, a company in which Mark Elenowitz (one of our directors) and Michael Boswell (one of our directors and our Acting Chief Accounting and Financial Officer), indirectly owns a 40% and 30%, respectively, interest in TriPoint.  Louis Taubman, our outside corporate and securities counsel also indirectly owns an interest (30%) in TriPoint. Mr. Elenowitz owns approximately 7% of our voting stock and Mr. Boswell owns approximately 5% of our voting stock.

SELLING STOCKHOLDERS

The following table sets forth certain information concerning the resale of the shares of common stock by the selling shareholders (the “Selling Shareholders”).  None of the Selling Shareholders nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.   Unless otherwise indicated below, none of the Selling Shareholders are broker-dealers or affiliates of a broker-dealer within the meaning of Section 3 of the Securities Exchange Act.

We do not know how long the selling stockholders will hold the shares before selling them or how many shares they will sell, and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the resale shares.  The shares offered by this prospectus may be offered from time to time by the selling stockholders listed below.  Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the Selling Shareholders upon termination of sales pursuant to this prospectus.  In addition, the Selling Shareholder identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act. The amount of shares owned and offered hereby by the Selling Shareholders are calculated assuming a conversion ratio of one share of common stock for each share of preferred stock, which conversion price is subject to adjustment under certain circumstances.  See “Description of Securities.”  Individual beneficial ownership of the Selling Shareholders also includes shares of common stock that a person has the right to acquire within 60 days from July 23, 2008.  See “Description of Securities –Warrants.”

As of July 23, 2008, there were 50,029,005 shares of our common stock outstanding, assuming that all of the shares of common stock underlying the preferred shares have been converted, respectively for the purposes of computing the percentage of outstanding securities owned by the Selling Shareholders.    Unless otherwise indicated, the Selling Shareholders have the sole power to direct the voting and investment over the shares owned by them. We will not receive any proceeds from the resale of the common stock by the Selling Shareholders.  We estimate that our costs and expenses of registering the shares listed herein for resale will be approximately $20,080.29.

Unless otherwise indicated, all of the Selling Shareholders received their shares pursuant to the April, May, June or July 2006 financings, January 2007 financing, November 2007 financing, or the June 2008 financing, which are described above in Recent Developments, The Financings.

	Ownership of Common Stock by Selling Shareholders
Name of Selling Stockholder	Number of Shares prior to the Offering (1)	Number of Shares Offered Hereby (4)	Number of Shares To Be Owned After the Offering (3)	Percentage of Ownership After the Offering (2)(3)
Vision Opportunity Master Fund, Ltd.	23,004,550 (5)	2,496,447 (5)	20,508,103(5)	4.9% (3)
Michael Ross	567,757(6)	567,757 (6)	0	*
IRA FBO, Michael P. Ross, Pershing LLC as Custodian	66,667 (7)	66,667 (7)	0	*

IRA FBO, Richard M. Ross, Pershing LLC as Custodian	266,560	266,560 (8)	0	*
Irene S. Ross 2005 GS Trust	266,560	266,560 (9)	0	*
Lenore Rabin-Koster	133,281 (10)	133,281 (10)	0	*
Jack Halpern	532,837 (11)	532,837 (11)	0	*
Judith S. Brauner	133,210(12)	133,210 (12)	0	*
Union Bancaire Privée	3,407,297 (13)	2,496,447 (13)	910,850 (13)	2.20%
Bridge Financing Group (doing business as “World Wide Mortgage Corporation”)	800,000	400,000 (14)	400,000	1.57%
Aurelius Consulting Group, Inc.	90,000	90,000 (15)	0	*
Gallatin Consulting, Inc.	100,000	100,000 (16)	0	*
Gary Shemano	12,500	12,500 (17)	0	*
Christian Galatti	12,500	12,500 (17)	0	*
Lauren Stock	4,128 (18)	4,128 (18)	0	*
Ijaz Malik	50,768 (19)	50,768 (19)	0	*
Providence Consulting, LLC	1,529,410 (20)	1,529,410 (20)	0	*
Niel Kleinman	1,033,880 (21)	1,033,880 (21)	0	*
Pai’s International Trade, Inc.	443,925 (22)	0	443,925	*
Shu Ching and Chi Pai	270,458 (23)	270,458 (23)	0
Robert Kleinman	0	88,854 (24)	0	*
Steven Farber	0	103,078 (25)	0	*
Hector Calero	0	35,552 (26)	0	*

 ___________________

* Represents beneficial ownership of less than one percent of our outstanding shares.

1)
Unless otherwise noted, the Selling Stockholder became one of our shareholders pursuant to the financings we completed in 2006, 2007 and 2008.  Accordingly, prior to the Offering, the Selling Stockholder only owned shares of common stock underlying the preferred stock received in the Financing (the “Securities”); however, based upon the terms of the preferred stock, holders may not convert such securities, if on any date, such holder would be deemed the beneficial owner of more than 4.99% or 9.9%, depending upon their agreement, of the then outstanding shares of our common stock; however, a holder may elect to waive the cap upon 61 days notice to us, except that during the 61 day period prior to the expiration date of their warrants, they can waive the cap at any time, but a waiver during such period will not be effective until the expiration date of the warrant. Therefore, unless otherwise noted, this number represents the number of Securities the Selling Stockholder received in the Financing that he/she can own based upon the ownership cap, assuming the ownership cap is not waived.  Additionally, the shares of preferred stock are subject to certain anti-dilution provisions, which would be triggered if we were to sell securities at a price below the price at which we sold the preferred stock.  See “Prospectus Summary – Recent Developments - Financings” and “Description of Securities.”

* Less than 1% ownership of our common stock following the offering.

2)	All Percentages have been rounded up to the nearest one hundredth of one percent.

3)
Since we do not have the ability to control how many, if any, of their shares each of the selling shareholders listed above will sell, we have assumed that the selling shareholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the Offering and their percentage of ownership following the offering.

4)
The number of shares offered by this prospectus will vary from time to time based upon several factors including the amount of Series A Preferred Stock the holder intends to convert and the amount of warrants that may be exercised.  See “Prospectus Summary – Recent Developments - Financing.”  Based upon the terms of the Series A, Series B and Series D Preferred Stock, holders may not convert such securities if on any date, such holder would be deemed the beneficial owner of more than 9.9% of the then outstanding shares of our common stock; based upon the terms of the Series C Preferred Stock, holders may not convert such securities if on any date, such holder would be deemed the beneficial owner of more than 4.99% of the then outstanding shares of our common stock.  Additionally, the shares of Preferred Stock are subject to certain anti-dilution provisions, which would be triggered if we were to sell securities at a price below the price at which we sold the Series A Preferred Stock.

5)
The person having voting, dispositive or investment powers over Vision Opportunity Master Fund, Ltd, is Adam Benowitz, Authorized Agent.  This amount includes 2,614,958 shares of common stock resulting from a combination of converting some of their Series A Preferred Stock, exercising some of the Warrants they received pursuant to our 2006 financings and transfers from other shareholders, 5,431,332 shares of common stock issuable upon conversion of Vision’s Series A Convertible Preferred Stock, 1,495,740 shares of common stock issuable upon conversion of Vision’s Series B Convertible Preferred Stock, 747,870 shares of common stock issuable upon conversion of Vision’s Series C Convertible Preferred Stock, 12,714,650 shares of common stock issuable upon conversion of Vision’s Series D Convertible Preferred Stock and an aggregate of 740,958 shares of common stock Vision received as dividends.  However, pursuant to the terms of the Series A, B and D Preferred Stock, Vision cannot convert such securities if as a result of such conversion, Vision would beneficially own in excess of 9.9% of the then issued and outstanding shares of our Common Stock, although the cap may be waived upon 61 days notice to us; pursuant to the terms of the Series C Preferred Stock, Vision cannot convert such securities if as a result of such conversion, Vision would beneficially own in excess of 4.99% of the then issued and outstanding shares of our Common Stock, although the cap may be waived upon 61 days notice to us.

6)
This amount includes 88,000 shares of common stock issued pursuant to the exercise of some of the Warrants he received in the April 2006 financing, 141,333 shares of common stock issuable upon conversion of his Series A Convertible Preferred Stock and 302,400 shares of common stock issuable upon conversion of 6,048 shares of Series D Convertible Preferred Stock and an aggregate of 22,691 shares of common stock Mr. Ross received as dividends.  This amount also includes an additional 13,333 shares of common stock issuable upon conversion of 13,333 shares of Series A Convertible Preferred Stock and 26,664 shares of common stock issuable upon exercise of 26,664 Warrants Mr. Ross received from Chi Pai.

7)	This amount includes 66,667 shares of common stock issuable upon conversion of his Series A Convertible Preferred Stock.

8)
This amount includes 133,333 shares of common stock issuable upon conversion of his Series A Convertible Preferred Stock, 120,000 shares of common stock issuable upon conversion of 2,400 shares of Series D Convertible Preferred Stock and an aggregate of 13,227 shares of common stock he received as dividends.

9)
This amount includes 133,333 shares of common stock issuable upon conversion of her Series A Convertible Preferred Stock, 120,000 shares of common stock issuable upon conversion of 2,400 shares of Series D Convertible Preferred Stock and an aggregate of 13,227 shares of common stock she received as dividends.

10)
This amount includes 66,667 shares of common stock issuable upon conversion of her Series A Convertible Preferred Stock, 60,000 shares of common stock issuable upon conversion of 1,200 shares of Series D Convertible Preferred Stock, and an aggregate of 6,614 shares of common stock she received as dividends.

11)
This amount includes 266,667 shares of common stock issuable upon conversion of his Series A Convertible Preferred Stock, 240,000 shares of common stock issuable upon conversion of 4,800 shares of Series D Convertible Preferred Stock, and an aggregate of 26,170 shares of common stock he received as dividends.

12)
This amount includes 66,667 shares of common stock issuable upon conversion of her Series A Convertible Preferred Stock, 60,000 shares of common stock issuable upon conversion of 1,200 shares of Series D Convertible Preferred Stock, and an aggregate of 6,543 shares of common stock she received as dividends.

13)
The persons having voting, dispositive or investment powers over Union Bancaire Privée are Olivier Constantin and Franco Rossi, Authorized Agents.  This amount includes 1,333,333 shares of common stock issuable upon conversion of Union’s Series A Convertible Preferred Stock, 304,347 shares of common stock issuable conversion of Union’s Series B Convertible Preferred Stock, 1,610,850 shares of common stock issuable upon conversion of 32,217 shares of Series D Convertible Preferred Stock, and an aggregate of 158,767 shares of common stock it received as dividends; however, pursuant to the terms of the Preferred Stock, Union cannot convert such securities if as a result of such exercise, Union would beneficially own in excess of 9.9% of the then issued and outstanding shares of our Common Stock, although the cap may be waived upon 61 days notice to us.

14)
The person having voting, dispositive or investment powers over The Bridge Financing Group is Randy Howarth, Authorized Agent.  The Bridge Financing Group received shares of our common stock as consideration for agreeing to extend the due date to April 15, 2006 for us to repay our CDN $1,500,000 loan pursuant to the bridge loan agreement dated November 9, 2004 and amended on April 15, 2005 between us and the Bridge Financing Group.

15)
The person having voting, dispositive or investment powers over Aurelius Consulting Group, Inc. is David Gentry, Authorized Agent.  In October 2005, we engaged Aurelius Consulting to provide marketing and investor relations services for an initial term of one year.  Aurelius is entitled to receive 25,000 shares of our restricted common stock per quarter during the term of its agreement, in consideration for their services.

16)
The person having voting, dispositive or investment powers over Gallatin Consulting, Inc. is Thomas Bostic Smith, Authorized Agent.  In June 2005, we engaged Gallatin Consulting, Inc. to provide investor relations services for an initial term of one year. Gallatin is entitled to receive 100,000 of our restricted common stock in consideration for their services, although the shares shall vest quarterly on a 25,000 shares per quarter basis.

17)
At October 21, 2005 and November 11, 2005, our board approved the issuance of a total of 25,000 shares of our common stock to The Shemano Group, LLC for preparing a research report for the Company.  Mr. Shemano and Mr. Gallati are the President and CEO of The Shemano Group, which is a registered Broker-Dealer; however, as indicated herein, the shares were issued in the ordinary course of business and at the time of issuance, neither shareholder had any agreements or understandings, directly or indirectly, with any party to distribute the shares.

18)
This amount includes 1,333 shares of common stock issuable upon conversion of her Series A Convertible Preferred Stock, 2,664 shares of common stock issuable upon exercise of her Warrants received from Chi Pai, and an aggregate of 131 shares of common stock she received as dividends.

19)
This amount includes 16,666 shares of common stock, 33,332 shares of common stock issuable upon exercise of his Warrants received from Chi Pai, and 770 shares of common stock he received as dividends on December 31, 2006.

20)
The person having voting, dispositive or investment powers over Providence Consulting, LLC is Chi Pai, Authorized Agent.  This amount includes 64,835 shares of common stock; 130,676 shares of common stock issuable upon exercise of their Warrants received from Chi Pai; 256,134 shares of common stock issuable upon exercise of the April 2006 financing Warrants that Providence received as a result of exercising some of their placement consultant warrants received from Chi Pai; 1,085,002 shares of common stock issuable upon exercise of their placement consultant warrants received from Chi Pai; and 1,098 shares of common stock and 1,665 shares of common stock Providence received as dividends on December 31, 2006 and June 30, 2007, respectively.

21)
This amount includes 74,100 shares of common stock; 66,666 shares of common stock issuable upon conversion of his Series A Convertible Preferred Stock, 133,332 shares of common stock issuable upon exercise of his Warrant received from Chi Pai; 123,216 shares of common stock issuable upon exercise of the November 2007 financing Warrants that he received as a result of exercising some of the placement consultant warrants he received from Chi Pai; 651,001 shares of common stock issuable upon exercise of the placement consultant warrants he received from Chi Pai; and an aggregate of 5,565 shares of common stock he received as dividends.

22)
The person having voting, dispositive or investment powers over Pai’s International Trade, Inc. is Sam Pai, Authorized Agent.  Although not being offered hereby, this number includes 173,913 shares of common stock issuable upon conversion of Mr. Pai’s Series B Convertible Preferred Stock and 270,012 shares of common stock issuable upon exercise of Mr. Pai’s Warrants, all of which are only issuable upon exercise of the placement consultant warrant that Mr. Pai received in the January 16, 2007 financing.  All of Mr. Pai’s foregoing securities are registered in our Registration Statement on Form SB-2 File No. 333-140571.  The person having voting, dispositive or investment powers over Pai’s International Trade, Inc. is Sam Pai, Authorized Agent.  This number includes 173,913 shares of common stock issuable upon conversion of Mr. Pai’s Series B Convertible Preferred Stock and 270,012 shares of common stock issuable upon exercise of Mr. Pai’s Warrants, all of which are only issuable upon exercise of the placement consultant warrant that Mr. Pai received in the January 16, 2007 financing.  The person having voting, dispositive or investment powers over Pai’s International Trade, Inc. is Sam Pai, Authorized Agent.  This number includes 173,913 shares of common stock issuable upon conversion of Mr. Pai’s Series B Convertible Preferred Stock and 270,012 shares of common stock issuable upon exercise of Mr. Pai’s Warrants, all of which are only issuable upon exercise of the placement consultant warrant that Mr. Pai received in the January 16, 2007 financing.  All of Mr. Pai’s foregoing securities are registered in our Registration Statement on Form SB-2 File No. 333-140571.

23)
This amount includes 53,334 shares of common stock issuable upon conversion of their Series A Convertible Preferred Stock, 213,322 shares of common stock issuable upon exercise of the November 2007 financing Warrants that Shu Ching and Chi Pai received from Providence Consulting, Inc. and an aggregate of 3,802 shares of common stock they received as dividends.

24)
This amount includes 17,750 shares of common stock and 71,104 shares of common stock issuable upon exercise of the April 2006 financing Warrants that he received as a result of exercising some of the placement consultant warrants he received from Neil Kleinman.

25)
This amount includes 49,750 shares of common stock and 53,328 shares of common stock issuable upon exercise of the April 2006 financing Warrants that he received as a result of exercising some of the placement consultant warrants he received from Neil Kleinman.

26)
This amount includes 35,552 shares of common stock issuable upon exercise of the April 2006 financing Warrants that he received as a result of exercising some of the placement consultant warrants he received from Neil Kleinman.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the Selling Shareholders. The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling security holders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended if available, rather than under this prospectus.  The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part.  In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.  We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus.  However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling security holders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our certified public accountants with respect to accounting practices or procedures or financial disclosure.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 100,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share.  As of July 23, 2008, there were 24,479,150 shares of our common stock outstanding, 7,773,998 shares of our Series A Preferred Stock, 207 shares of our Series B Preferred Stock, 747,870 shares of our Series C Preferred Stock and 304,558 shares of our Series D Preferred Stock outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders.  The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available therefore.  Upon liquidation or dissolution, the holders of our common stock are entitled to receive, pro rata, assets remaining available for distribution to stockholders.  The common stock has no cumulative voting, preemptive or subscription rights and is not subject to any future calls.  There are no conversion rights or redemption or sinking fund provisions applicable to the shares of common stock.  All the outstanding shares of common stock are fully paid and nonassessable.  There are no provisions in our Articles of Organization or Bylaws that would delay, defer or prevent a change in control.

Preferred Stock

Our Board of Directors will be authorized, without further action by the shareholders, to issue, from time to time, up to 10,000,000 shares of preferred stock in one or more classes or series.  Similarly, our Board of Directors will be authorized to fix or alter the designations, powers, preferences, and the number of shares which constitute each such class or series of preferred stock.   Such designations, powers or preferences may include, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share), redemption rights (including sinking fund provisions, if any), and liquidation preferences of any unissued shares or wholly unissued series of preferred stock. As of the date of this filing, we have designated 8,000,000 shares of our authorized preferred stock as Series A Convertible Preferred Stock, 220 shares of our authorized preferred stock as Series B Convertible Preferred Stock, 1,000,000 shares of our authorized preferred stock as Series C Convertible Preferred Stock and 380,000 shares of our authorized preferred stock as Series D Convertible Preferred Stock.

Series A Preferred Stock

Our Board of Directors of has designated 8,000,000 shares of our authorized preferred stock as Series A Convertible Preferred Stock.  The principal terms of the preferred stock are as follows:

Voting.   Except with respect to specified transactions that may affect the rights, preferences, privileges or voting power of the Series A Preferred Stock and except as otherwise required by Nevada law, the Series A Preferred Stock has no voting rights.  We shall not affect such specified transactions, which include authorizing, creating, issuing or increasing the authorized or issued amount of any class or series of stock, ranking pari passu or senior to the Series A Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up, without the affirmative vote or consent of the holders of at least 75% of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred Stock vote separately as a class.  The common stock into which the Series A Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding common stock and none of the rights of the Series A Preferred Stock.

Dividends. The holders of record of shares of Series A Preferred Stock are entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors, dividends at the rate of 8% per annum in shares of our common stock.  The number of shares of common stock to be issued to the holder shall be an amount equal to 90% of the quotient of (i) the dividend payment divided by (ii) the average of the daily volume weighted average price (VWAP) of our common stock for such date on the OTC Bulletin Board for the 20 trading days immediately preceding the date the dividend payment is due, but in no event less than $0.65.  Dividends on the Series A Preferred Stock are cumulative, accrue and are payable semi-annually.  Dividends on the Series A Preferred Stock are prior and in preference to any declaration or payment of any distribution on any outstanding shares of junior stock.  So long as any shares of Series A Preferred Stock are outstanding, we will not declare, pay or set apart for payment any dividend or make any distribution on any junior stock (other than dividends or distributions payable in additional shares of junior stock), unless at the time of such dividend or distribution we shall have paid all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock.

Conversion.  At any time on or after the issuance date, the holder of any such shares of Series A Preferred Stock may, at the holder's option, elect to convert all or any portion of the shares of the Series A Preferred Stock held by such person into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the liquidation preference amount ($0.75) of the shares of Series A Preferred Stock being converted plus any accrued but unpaid dividends divided by (ii) the conversion price, which initially is $0.75 per share, subject to certain adjustments.

If within 3 business days of our receipt of an executed copy of a conversion notice the transfer agent shall fail to issue and deliver to a holder the number of shares of common stock to which such holder is entitled upon such holder's conversion of the Series A Preferred Stock or to issue a new preferred stock certificate representing the number of shares of Series A Preferred Stock to which such holder is entitled, we shall pay additional damages to such holder on each business day after such 3rd business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of common stock not issued to the holder on a timely basis and to which such holder is entitled and, in the event we failed to deliver a preferred stock certificate to the holder on a timely basis, the number of shares of common stock issuable upon conversion of the shares of Series A Preferred Stock represented by such certificate, as of the last possible date which we could have issued such certificate to such holder timely and (B) the closing bid price of our common stock on the last possible date which we could have issued such common stock and such certificate, as the case may be, to such holder timely.  If we fail to pay those additional damages within 5 business days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro rated for partial months) until such payments are made.

The conversion price of the Series A Preferred Stock may be adjusted in the event of (i) combination, stock split, or reclassification of the common stock; (ii) capital reorganization; (iii) distribution of dividends; or (iv) the issuance or sale of additional shares of common stock or common stock equivalents.

Liquidation. In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, out of our assets available for distribution to its stockholders, an amount equal to $0.75 per share or the liquidation preference amount, of the Series A Preferred Stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the common stock or any other junior stock.  If our assets are not sufficient to pay in full the liquidation preference amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series A Preferred Stock and any series of preferred stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series A Preferred Stock, then all of said assets will be distributed among the holders of the Series A Preferred Stock and the other classes of stock ranking pari passu with the Series A Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The liquidation payment with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred Stock.  All payments pursuant thereto, shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series A Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of junior stock unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any accrued and unpaid dividends to which such holder is entitled as provided herein.  After payment of the full liquidation preference amount plus any accrued and unpaid dividends to which each holder is entitled, such holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any distribution of our assets.

Series B Preferred Stock

Our Board of Directors of has designated 220 shares of our authorized preferred stock as Series B Convertible Preferred Stock.  The principal terms of the preferred stock are as follows:

Voting.   Except with respect to specified transactions that may affect the rights, preferences, privileges or voting power of the Series B Preferred Stock and except as otherwise required by Nevada law, the Series B Preferred Stock has no voting rights.  We shall not affect such specified transactions, which include authorizing, creating, issuing or increasing the authorized or issued amount of any class or series of stock, ranking pari passu or senior to the Series B Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up, without the affirmative vote or consent of the holders of at least 75% of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B Preferred Stock vote separately as a class.  The common stock into which the Series B Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding common stock and none of the rights of the Series B Preferred Stock.

Dividends. The holders of record of shares of Series B Preferred Stock are entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors, dividends at the rate of 6% per annum in shares of our common stock.  The number of shares of common stock to be issued to the holder shall be an amount equal to 90% of the quotient of (i) the dividend payment divided by (ii) the average of the daily volume weighted average price (VWAP) of our common stock for such date on the OTC Bulletin Board for the 20 trading days immediately preceding the date the dividend payment is due, but in no event less than $0.65.  Dividends on the Series B Preferred Stock are cumulative, accrue and are payable semi-annually.  Dividends on the Series B Preferred Stock are prior and in preference to any declaration or payment of any distribution on any outstanding shares of junior stock.  So long as any shares of Series B Preferred Stock are outstanding, we will not declare, pay or set apart for payment any dividend or make any distribution on any junior stock (other than dividends or distributions payable in additional shares of junior stock), unless at the time of such dividend or distribution we shall have paid all accrued and unpaid dividends on the outstanding shares of Series B Preferred Stock.

Voluntary Conversion.  At any time on or after the issuance date, the holder of any such shares of Series B Preferred Stock may, at the holder's option, elect to convert all or any portion of the shares of the Series B Preferred Stock held by such person into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the liquidation preference amount ($10,000.00) of the shares of Series B Preferred Stock being converted plus any accrued but unpaid dividends divided by (ii) the conversion price, which initially is $1.15 per share, subject to certain adjustments.

If within 3 business days of our receipt of an executed copy of a conversion notice the transfer agent shall fail to issue and deliver to a holder the number of shares of common stock to which such holder is entitled upon such holder's conversion of the Series B Preferred Stock or to issue a new preferred stock certificate representing the number of shares of Series B Preferred Stock to which such holder is entitled, we shall pay additional damages to such holder on each business day after such 3rd business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of common stock not issued to the holder on a timely basis and to which such holder is entitled and, in the event we failed to deliver a preferred stock certificate to the holder on a timely basis, the number of shares of common stock issuable upon conversion of the shares of Series B Preferred Stock represented by such certificate, as of the last possible date which we could have issued such certificate to such holder timely and (B) the closing bid price of our common stock on the last possible date which we could have issued such common stock and such certificate, as the case may be, to such holder timely.  If we fail to pay those additional damages within 5 business days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro rated for partial months) until such payments are made.

Mandatory Conversion. Any and all outstanding shares of Series B Preferred Stock on January 16, 2012 shall automatically and without any action on the part of the holder thereof, convert into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the Liquidation Preference Amount of the number of shares of Series B Preferred Stock being converted on such date divided by (ii) the conversion price, which initially is $1.15 per share, subject to certain adjustments.  Such mandatory conversion shall only take place however, if (i) the registration statement providing for the resale of shares of the common stock issuable upon conversion of the Series B Preferred Stock is effective and has been effective, without lapse or suspension of any kind, for a period 60 consecutive calendar days, or the shares of common stock into which the Series B Preferred Stock can be converted may be offered for sale to the public pursuant to Rule 144(k) ("Rule 144(k)") under the Securities Act of 1933, as amended, (ii) trading in the common stock shall not have been suspended by the Securities and Exchange Commission or the OTC Bulletin Board (or other exchange or market on which the common stock is trading), and (iii) we are in material compliance with the terms and conditions of the Certificate of Designation of the Rights and Preferences of the Series B Preferred Stock and other transaction documents creating same.  Notwithstanding the foregoing, the Mandatory Conversion Date will be extended if certain events occur, including events such as a lapse in the effectiveness of the registration statement registering the Series B Preferred Stock or the delisting of such stock from the then current principal exchange on which such security is traded.

The conversion price of the Series B Preferred Stock may be adjusted in the event of (i) combination, stock split, or reclassification of the common stock; (ii) capital reorganization; (iii) distribution of dividends; or (iv) the issuance or sale of additional shares of common stock or common stock equivalents.

Liquidation. In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to receive, out of our assets available for distribution to its stockholders, an amount equal to $10,000 per share or the liquidation preference amount, of the Series B Preferred Stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the common stock or any other junior stock.  If our assets are not sufficient to pay in full the liquidation preference amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series B Preferred Stock and any series of preferred stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series B Preferred Stock, then all of said assets will be distributed among the holders of the Series B Preferred Stock and the other classes of stock ranking pari passu with the Series B Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The liquidation payment with respect to each outstanding fractional share of Series B Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series B Preferred Stock.  All payments pursuant thereto, shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series B Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of junior stock unless each holder of the outstanding shares of Series B Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any accrued and unpaid dividends to which such holder is entitled as provided herein.  After payment of the full liquidation preference amount plus any accrued and unpaid dividends to which each holder is entitled, such holders of shares of Series B Preferred Stock will not be entitled to any further participation as such in any distribution of our assets.

Series C Preferred Stock

Our Board of Directors of has designated 1,000,000 shares of our authorized preferred stock as Series C Convertible Preferred Stock.  The principal terms of the preferred stock are as follows:

Voting.   Except with respect to specified transactions that may affect the rights, preferences, privileges or voting power of the Series C Preferred Stock and except as otherwise required by Nevada law, the Series C Preferred Stock has no voting rights.  We shall not affect such specified transactions, which include authorizing, creating, issuing or increasing the authorized or issued amount of any class or series of stock, ranking pari passu or senior to the Series C Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up, without the affirmative vote or consent of the holders of at least 75% of the shares of the Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series C Preferred Stock vote separately as a class.  The common stock into which the Series C Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding common stock and none of the rights of the Series C Preferred Stock.

Dividends. The holders of record of shares of Series C Preferred Stock are entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors, dividends at the rate of 6% per annum in shares of our common stock.  The number of shares of common stock to be issued to the holder shall be an amount equal to 90% of the quotient of (i) the dividend payment divided by (ii) the average of the daily volume weighted average price (VWAP) of our common stock for such date on the OTC Bulletin Board for the 20 trading days immediately preceding the date the dividend payment is due, but in no event less than $0.65.  Dividends on the Series C Preferred Stock are cumulative, accrue and are payable semi-annually.  Dividends on the Series C Preferred Stock are prior and in preference to any declaration or payment of any distribution on any outstanding shares of junior stock.  So long as any shares of Series C Preferred Stock are outstanding, we will not declare, pay or set apart for payment any dividend or make any distribution on any junior stock (other than dividends or distributions payable in additional shares of junior stock), unless at the time of such dividend or distribution we shall have paid all accrued and unpaid dividends on the outstanding shares of Series C Preferred Stock.

Voluntary Conversion.  At any time on or after the issuance date, the holder of any such shares of Series C Preferred Stock may, at the holder's option, elect to convert all or any portion of the shares of the Series C Preferred Stock held by such person into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the liquidation preference amount ($1.20) of the shares of Series C Preferred Stock being converted plus any accrued but unpaid dividends divided by (ii) the conversion price, which initially is $1.20 per share, subject to certain adjustments.

If within 3 business days of our receipt of an executed copy of a conversion notice the transfer agent shall fail to issue and deliver to a holder the number of shares of common stock to which such holder is entitled upon such holder's conversion of the Series C Preferred Stock or to issue a new preferred stock certificate representing the number of shares of Series C Preferred Stock to which such holder is entitled, we shall pay additional damages to such holder on each business day after such 3rd business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of common stock not issued to the holder on a timely basis and to which such holder is entitled and, in the event we failed to deliver a preferred stock certificate to the holder on a timely basis, the number of shares of common stock issuable upon conversion of the shares of Series C Preferred Stock represented by such certificate, as of the last possible date which we could have issued such certificate to such holder timely and (B) the closing bid price of our common stock on the last possible date which we could have issued such common stock and such certificate, as the case may be, to such holder timely.  If we fail to pay those additional damages within 5 business days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro rated for partial months) until such payments are made.

Mandatory Conversion. Any and all outstanding shares of Series C Preferred Stock on November 5, 2012 shall automatically and without any action on the part of the holder thereof, convert into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the Liquidation Preference Amount of the number of shares of Series C Preferred Stock being converted on such date divided by (ii) the current conversion price.  Such mandatory conversion shall only take place however, if (i) the registration statement providing for the resale of shares of the common stock issuable upon conversion of the Series C Preferred Stock is effective and has been effective, without lapse or suspension of any kind, for a period 60 consecutive calendar days, or the shares of common stock into which the Series C Preferred Stock can be converted may be offered for sale to the public pursuant to Rule 144(k) under the Securities Act of 1933, as amended, (ii) trading in the common stock shall not have been suspended by the Securities and Exchange Commission or the OTC Bulletin Board (or other exchange or market on which the common stock is trading), and (iii) we are in material compliance with the terms and conditions of the Certificate of Designation of the Rights and Preferences of the Series C Preferred Stock and other transaction documents creating same.  Notwithstanding the foregoing, the Mandatory Conversion Date will be extended if certain events occur, including events such as a lapse in the effectiveness of the registration statement registering the Series C Preferred Stock or the delisting of such stock from the then current principal exchange on which such security is traded.

The conversion price of the Series C Preferred Stock may be adjusted in the event of (i) combination, stock split, or reclassification of the common stock; (ii) capital reorganization; (iii) distribution of dividends; or (iv) the issuance or sale of additional shares of common stock or common stock equivalents.

Liquidation. In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to receive, out of our assets available for distribution to its stockholders, an amount equal to $1.20 per share or the liquidation preference amount, of the Series C Preferred Stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the common stock or any other junior stock.  If our assets are not sufficient to pay in full the liquidation preference amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series C Preferred Stock and any series of preferred stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series C Preferred Stock, then all of said assets will be distributed among the holders of the Series C Preferred Stock and the other classes of stock ranking pari passu with the Series C Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The liquidation payment with respect to each outstanding fractional share of Series C Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series C Preferred Stock.  All payments pursuant thereto, shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series C Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of junior stock unless each holder of the outstanding shares of Series C Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any accrued and unpaid dividends to which such holder is entitled as provided herein.  After payment of the full liquidation preference amount plus any accrued and unpaid dividends to which each holder is entitled, such holders of shares of Series C Preferred Stock will not be entitled to any further participation as such in any distribution of our assets.

Series D Preferred Stock

Our Board of Directors of has designated 380,000 shares of our authorized preferred stock as Series D Convertible Preferred Stock.  The principal terms of the preferred stock are as follows:

Voting.   Except with respect to specified transactions that may affect the rights, preferences, privileges or voting power of the Series D Preferred Stock and except as otherwise required by Nevada law, the Series D Preferred Stock has no voting rights.  We shall not affect such specified transactions, which include authorizing, creating, issuing or increasing the authorized or issued amount of any class or series of stock, ranking pari passu or senior to the Series D Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up, without the affirmative vote or consent of the holders of at least 75% of the shares of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series D Preferred Stock vote separately as a class.  The common stock into which the Series D Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding common stock and none of the rights of the Series D Preferred Stock.

Dividends. The holders of the Series D Preferred Stock are not entitled to any dividends.

Voluntary Conversion.  At any time on or after the issuance date, the holder of any such shares of Series D Preferred Stock may, at the holder's option, elect to convert all or any portion of the shares of the Series D Preferred Stock held by such person into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the Stated Value ($40) of the shares of Series D Preferred Stock being converted divided by (ii) the conversion price, which initially is $0.80 per share, subject to certain adjustments.

If within 3 business days of our receipt of an executed copy of a conversion notice the transfer agent shall fail to issue and deliver to a holder the number of shares of common stock to which such holder is entitled upon such holder's conversion of the Series D Preferred Stock or to issue a new preferred stock certificate representing the number of shares of Series D Preferred Stock to which such holder is entitled, we shall pay additional damages to such holder on each business day after such 3rd business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of common stock not issued to the holder on a timely basis and to which such holder is entitled and, in the event we failed to deliver a preferred stock certificate to the holder on a timely basis, the number of shares of common stock issuable upon conversion of the shares of Series D Preferred Stock represented by such certificate, as of the last possible date which we could have issued such certificate to such holder timely and (B) the closing bid price of our common stock on the last possible date which we could have issued such common stock and such certificate, as the case may be, to such holder timely.  If we fail to pay those additional damages within 5 business days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro rated for partial months) until such payments are made.

The conversion price of the Series D Preferred Stock may be adjusted in the event of (i) combination, stock split, or reclassification of the common stock; (ii) capital reorganization; (iii) distribution of dividends; or (iv) the issuance or sale of additional shares of common stock or common stock equivalents.

Liquidation. In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to receive, out of our assets available for distribution to its stockholders, an amount equal to the product of (A) the stated value ($40.00 per share) of the Series D Preferred Stock and (B) 120%, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other junior stock.  If our assets are not sufficient to pay in full the liquidation preference payable to the holders of outstanding shares of the Series D Preferred Stock and any series of preferred stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series D Preferred Stock, then all of said assets will be distributed among the holders of the Series D Preferred Stock and the other classes of stock ranking pari passu with the Series D Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The liquidation payment with respect to each outstanding fractional share of Series D Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series D Preferred Stock.  All payments pursuant thereto, shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series D Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of junior stock unless each holder of the outstanding shares of Series D Preferred Stock has been paid in cash the full Liquidation Preference Amount.  After payment of the full liquidation preference amount to which each holder is entitled, such holders of shares of Series D Preferred Stock will not be entitled to any further participation as such in any distribution of our assets.

Warrants

Pursuant to the Exchange Agreement that was part of the financing that we closed on June 11, 2008, 24,941,605 previously outstanding warrants that were received pursuant to the financings that we closed in 2006 and 2007 - were cancelled and exchanged for an aggregate of 267,059 shares of our Series D Preferred stock.  Only 3,282,338 warrants remain outstanding, all of which were issued pursuant to the April, May, June and July 2006 financing and are held by the placement consultant and certain individuals who received such warrants pursuant to private transfers and were not a party to the Exchange Agreement.  The warrants that the placement consultant holds gives them the right to purchase up to an aggregate of 2,516,466 shares of our common stock underlying the preferred stock and warrants underlying their placement consultant warrants; the preferred stock and warrants underlying the placement consultant warrants have the same terms and conditions as those issued the investors of the related financing. The basic terms of the remaining outstanding warrants, which were issued pursuant to the April, May, June and July 2006 financing and are held by certain individuals who received such warrants pursuant to private transfers are as follows:

•
Each A-D Warrant allows its holder to purchase one share of common stock for $1.15, $1.35, $1.85, $2.25 respectively, subject to adjustment, until five years after the date of issuance.  The E-H Warrants have the same pricing and term as the A-D Warrants, however the E-H Warrants may only be exercised once the holder exercises his/her Series J Warrant, which have all now been exercised. As of July 23, 2008 there were 765,872 2006 Warrants outstanding.

•
In the event that our registration statement is not effective, as required by the registration rights agreement between us and investors, holders would also be permitted exercise the warrants through a cashless exercise using the following formula:

X = Y - (A)(Y)
                          B

Where	X = the number of restricted shares of common stock to be issued to the holder.

Y =           the number of shares of common stock purchasable upon exercise of all of the Warrants or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised.

A =           the exercise price of the Warrant.

B =	the closing bid price of one share of our common stock.

•
The exercise price of the 2006 Warrants and the number of shares of common stock purchasable upon exercise of the 2006 Warrants are subject to adjustment upon the occurrence of certain events. Such events include recapitalizations or consolidations, combinations of our common stock, dividends payable in our common stock, and the issuance of rights to purchase additional shares of our common stock or to receive other securities convertible into additional shares of common stock.

•
Pursuant to the terms of the 2006 Warrants, we shall not effect the exercise of any Warrants, and no person who is a holder of any 2006 Warrant shall have the right to exercise his/her 2006 Warrants, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 9.99% of the then outstanding shares of our common stock. However, the holder is entitled to waive this cap upon 61 days notice to us.

•
No fractional shares of common stock issuable upon exercise of the 2006 Warrants will be issued in connection with any exercise, but in lieu of such fractional shares, we shall round the number of shares to be issued upon exercise up to the nearest whole number of shares.

•	The 2006 Warrants expire at the close of business on the fifth anniversary of the date of issuance.

Dividend Policy

It is the policy of our Board of Directors to retain our earnings for use in our day-to-day operations and expansion of our operations.  We have not declared any dividends on our common stock, nor do we intend to declare any dividends in the foreseeable future.  The description of our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock above, describes the dividend policy associated with such stock.

Registration Rights

In connection with the financings we closed in 2006 and 2007, we agreed to file a registration statement with the Securities and Exchange Commission to register for resale the shares of common stock issuable upon the conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as well as the shares of common stock underlying the warrants issued in those financings and the common stock underlying the placement consultant warrants we issued pursuant to the financings. Accordingly, we filed: (i) Registration Statement No. 333-135796, which was originally declared effective on October 16, 2006; (ii) Registration Statement No. 333-140571, which was originally declared effective on February 28, 2007; and (iii) Registration Statement No. 333-147786, which was originally declared effective on December 12, 2007.  The investors of our Series D Financing were not granted any registration rights.  We are required to update our registration statements to conform the disclosure contained therein to the Quarterly Report on Form 10-QSB for the quarter ending May 31, 2008, which we filed on July 15, 2008 and as of August 5, 2008 we will be required to file amendments to our registration statements on Form S-1 pursuant to the Securities and Exchange Commission’s final rule regarding Smaller Reporting Company Regulatory Relief and Simplification.  Therefore, we are voluntarily filing the post effective amendments to all of our registration statements on Form S-1.

Transfer Agent

The transfer agent for our common stock is Empire Stock Transfer Inc. at 2470 Saint Rose Pkwy, Suite 304, Henderson, NV 89074, 702.818.5898, Fax 702.974.1444.

Certain Effects of Authorized but Unissued Stock

      Our Articles and Bylaws permit the board of directors to increase our authorized stock without a shareholder vote.  Authorized but unissued shares of Common Stock may be issued without shareholder approval.  Your percentage of ownership in us will be diluted if and when we authorize and issue these additional shares.

LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for us by Leser, Hunter, Taubman and Taubman, New York, New York.

EXPERTS
                The financial statements included in the Prospectus have been audited by LBB & Associates, Ltd., LPP, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement, and we strongly urge you to read the registration statement in its entirety.  For further information with respect to us and the shares being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.  You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

EDGEWATER FOODS INTERNATIONAL, INC.

INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Balance Sheet at May 31, 2008	F-24

Unaudited Consolidated Statements of Operations for the three and nine months ended May 31, 2008 and 2007	F-25

Unaudited Consolidated Statements of Cash Flows for the nine months ended May 31, 2008 and May 31, 2007	F-26

Unaudited Notes to Consolidated Financial Statements	F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Edgewater Foods International, Inc.
Qualicum Beach, British Columbia, Canada

We have audited the accompanying consolidated balance sheet of Edgewater Foods International, Inc. (the “Company”) as of August 31, 2007, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended August 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Edgewater Foods International, Inc. as of August 31, 2007, and the results of its operations and its cash flows for each of the years in the two-year period ended August 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 19 to the consolidated financial statements, the Company's absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2008 raise substantial doubt about its ability to continue as a going concern. The 2007 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP

Houston, Texas
October 28, 2007

EDGEWATER FOODS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEET
AUGUST 31, 2007

2007
ASSETS

Current assets:
Cash	$1,656,868
Accounts receivable, net	73,423
Inventory	1,827,513
Other current assets	61,242

Total current assets	3,619,046

Property, plant and equipment, net	2,963,234

Loans receivable, related party	82,260

Investments in other assets	3,770

Total assets	$6,668,310

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term debt	$110,800
Current portion of long term debt	462,306
Accounts payable and accrued liabilities	721,292

Total current liabilities	1,294,398

Long term debt, net current portion	526,299

Total liabilities	1,820,697

Stockholders' Equity
Series A Preferred stock, par $0.001, 10,000,000
authorized, 7,773,998 issued and outstanding	7,774
Series B Preferred stock, par $0.001, 220	-
authorized, 207 issued and outstanding	2,371
Common stock, par $0.0001, 100,000,000 authorized,
23,712,700 issued and outstanding
Additional paid in capital	22,471,315
Accumulated deficit	(17,528,303)
Accumulated other comprehensive income (loss) -
foreign exchange adjustment	(105,544)

Total stockholders' equity	4,847,613

Total liabilities and stockholders' equity	$6,668,310

See accompanying summary of accounting policies and notes to financial statements

EDGEWATER FOODS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED AUGUST 31, 2007 and 2006

	2007 2006

Revenue	$657,065	$527,623
Cost of goods sold	1,036,313	576,069

Gross profit (loss)	(379,248)	(48,446)

Expenses:
General and administrative expenses	1,222,184	512,370
Salaries and benefits	319,008	323,186

Total operating expenses	(1,541,192)	(835,556)

Loss from operations	(1,920,440)	(884,002)

Other income (expense):
Interest (expense), net	(15,876)	(695,889)
Change in fair value of warrants	5,826,631	(2,665,571)
Other income (expense)	167,143	45,185

Total other income (expense), net	5,977,898	(3,316,275)

Net income (loss)	4,057,458	(4,200,277)

Dividend on preferred stock	(518,900)	(34,709)

Net income (loss) applicable to
common shareholders	3,538,558	(4,234,986)

Foreign currency translation	150,776	(85,917)

Accumulated other comprehensive
income (loss)	$3,689,334	$(4,320,903)

Net income (loss) per Share
Basic	$0.16	$(0.20)
Diluted	$0.11	$(0.20)

Weighted average shares outstanding
Basic	22,228,633	20,969,400
Diluted	32,273,888	20,969,400

See accompanying summary of accounting policies and notes to financial statements

						EDGEWATER FOODS INTERNATIONAL
						CONSOLIDATED STATEMENT OF STOCKHOLDERS'
						EQUITY FOR THE YEAR ENDED AUGUST 31, 2007

								Other Comprehensive
	Preferred Stock							Income -
	Series A		Series B		Common Stock		Additional Paid in	Foreign Exchange	Accumulated
	Number	Value	Number	Value	Number	Value	Capital	Adjustment	Deficit	Total
Balance at August 31, 2005	-	-	-	-	20,585,400	2,059	3,151,800	(170,403)	(4,341,406)	(1,357,950)

Comprehensive loss
Net income (loss)									(4,200,277)	(4,200,277)
Foreign								(85,917)		(85,917)
Total comprehensive loss										(4,286,194)

Common stock cancelled	-	-	-	-	(150,000)	(15)	15	-	-	-

Common stock issued for services	-	-	-	-	525,000	52	702,448	-	-	702,500

Common stock issued for dividends	-	-	-	-	22,860	2	34,707	-	(34,709)	-

Preferred Series A Stock issued in connection with financing	7,887,999	7,888	-	-	-	-	5,132,136	-	-	5,140,024

Value Assigned to Warrants	-	-	-	-	-	-	(9,021,106)	-	(10,472,774)	(19,493,880)

Balance at August 31, 2006	7,887,999	7,888	-	-	20,983,260	2,098	-	(256,320)	(19,049,166)	(19,295,500)

Comprehensive loss
Net income (loss)									4,057,458	4,057,458
Foreign								150,776		150,776
Total comprehensive loss										4,208,234

Conversion of Series A Preferred Stock	(302,801)	(303)	-	-	302,801	30	273	-	-	-

Common stock issued for dividends	-	-	-	-	309,839	31	518,869	-	(518,900)	-

Preferred Series B Stock issued in connection with financing	-	-	207	-	-	-	1,864,502	-	-	1,864,502

Value Assigned to Series B Warrants	-	-	-	-	-	-	(2,099,044)	-	(2,017,695)	(4,116,739)

Issue of Common and Series A preferred Stock for warrants, net of expense	188,800	189	-	-	2,076,800	208	1,189,042	-		1,189,439

Stock Option expense	-	-	-	-	-	-	486,118	-	-	486,118

Series A Warrants reclassification	-	-	-	-	-	-	17,364,812	-	-	17,364,812

Series B Warrants reclassification	-	-	-	-	-		3,084,747	-	-	3,084,747

Common Stock issues for Services	-	-	-	-	40,000	4	61,996	-	-	62,000

Balance at August 31, 2007	7,773,998	7,774	207	-	23,712,700	2,371	22,471,315	(105,544)	(17,528,303)	4,847,613

See accompanying summary of accounting policies and notes to financial statements

EDGEWATER FOODS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED AUGUST 31, 2007 and 2006

	2007	2006

Cash flows from operating activities:

Net income (loss)	$4,057,458	$(4,200,277)

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	351,092	123,008
Changes in fair value of warrants	(5,826,630)	2,665,570
Stock option expense	486,118	-
Common stock issued for services	62,000	702,500
Gain on forgiveness of debt	(158,728)	-

Changes in current assets and liabilities:
Accounts receivable	(34,573)	(38,850)
Prepaid expenses	(16,661)	(16,061)
Other current assets	-	(2,628)
Loan receivable	(59,245)	-
Inventory	(575,462)	(711,925)
Accounts payable	33,198	197,681
Bank overdrafts	-	(38,538)

Net cash used in operating activities	(1,681,433)	(1,319,520)

Cash flows from investing activities:

Purchase of property, plant and equipment	(1,408,247)	(784,291)

Net cash used in investing activities	(1,408,247)	(784,291)

Cash flows from financing activities:

Net proceeds from line of credit	-	(64,675)
Proceeds from short term debt	4,175	862,451
Payment of short term debt	(199,384)	(1,609,901)
Proceeds from long term debt	237,486	62,112
Payment of long term debt	(259,688)	(382,456)
Common stock issued for cash	1,083,239	-
Preferred stock issued for cash	1,970,702	5,140,024

Net cash provided by financing activities	2,836,530	4,007,555

Foreign currency translation effect	93,276	(87,562)

Net increase (decrease) in cash	(159,874)	1,816,182

Cash, beginning of period	1,816,742	560

Cash, end of period	$1,656,868	$1,816,742

Supplemental disclosure of cash flow information

Net cash paid during year ended
Interest	$31,533	$160,269
Income taxes	$-	$-

Supplemental disclosure of non-cash flow information

Issuance of stock for dividends	$518,900	$-

Warrant liability incurred in connection with financing	$4,116,739	$-

Reclassification of warrant liability to equity	$(20,449,559)	$-

See accompanying summary of accounting policies and notes to financial statements

EDGEWATER FOODS INTERNATIONAL , INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Basis of Presentation, Organization and Nature of Operations

Edgewater Foods International Inc., a Nevada Corporation, is the parent company of Island Scallops Ltd., a Vancouver Island aquaculture company. Island Scallops was established in 1989 and for over 15 years has successfully operated a scallop farming and marine hatchery business. Island Scallops is dedicated to the farming, processing and marketing of high quality, high value marine species: scallops and sablefish.

Note 2.  Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the acquired entities since their respective dates of acquisition.  All significant inter-company amounts have been eliminated.

Cash and equivalents

Cash and equivalents include cash, bank indebtedness, and highly liquid short term market investments with terms to maturity of three months or less.  We consider all highly liquid investments with original maturities of 90 days or less to be cash equivalents.  We maintain our cash balances primarily in on financial institution, which exceeded federally insured limits by $1,561,136 at August 31, 2007.  We have not experienced any losses, in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Accounts receivable

Accounts receivable is presented net of allowance for doubtful accounts.  The allowance for doubtful accounts reflects estimates of probable losses in accounts receivable.  The allowance is determined based on balances outstanding for over 90 days at the period end date, historical experience and other current information.

Loans receivable

Loans receivable is presented net of an allowance for loan losses, as necessary.  The loans are written off when collectibility becomes uncertain.

Inventory

We maintain inventories of raw materials for its aquaculture products, of biomass (inventory of live aquaculture product being actively cultivated), and of finished goods (aquaculture product ready for sale).

Inventories are reported at the lesser of cost or estimated net realizable value.  Biomass and finished goods includes direct and reasonably attributable indirect production costs related to hatchery, cultivation, harvesting, and processing activities.  Carrying costs per unit are determined on a weighted average basis.

At August 31, 2007, inventory consisted of the following:

Biomass (Scallops):                                                                $1,827,513

Reclassification

Certain amounts in the 2006 financial statements have been reclassified to conform to the 2007 financial statement presentation.

Long term investments

Long term investments are recorded at cost.  We review our investments periodically to assess whether there is an “other than temporary” decline in the carrying value of the investment.  We consider whether there is an absence of an ability to recover the carrying value of the investment by reference to projected undiscounted future cash flows for the investment.  If the projected undiscounted future cash flow is less than the carrying amount of the asset, the asset is deemed impaired.  The amount of the impairment is measured as the difference between the carrying value and the fair value of the asset.

Property, plant, and equipment

Property and equipment are carried at cost, less accumulated depreciation.  Depreciation is included with general and administrative expenses in the accompanying statement of operations and calculated by using the straight-line method for financial reporting and accelerated methods for income tax purposes.  The recovery classifications for these assets are listed as follows:

Years
Headend Facility and Fiber Infrastructure	20
Manufacturing Equipment	3–7
Furniture and Fixtures	2–7
Office Equipment	5
Leasehold Improvements	Life of lease
Property and Equipment	5
Vehicles	5

Expenditures for maintenance and repairs are charged against income as incurred whereas major improvements are capitalized.

Change in Depreciation Method

Effective September 1, 2006, as a result of management’s evaluation of long-lived depreciable assets, we adopted the straight-line method of depreciation for all property, plant and equipment.  Under the new provisions of SFAS No. 154 “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3,” which becomes effective as of September 1, 2006, a change in depreciation method is treated as a change in estimate.  The effect of the change in depreciation method will be reflected on a prospective basis beginning September 1, 2006, and prior period results will not be restated.  As the results of management’s evaluation indicated the current estimated useful lives of our assets were appropriate, the depreciable lives of property, plant and equipment will not be changed.  We believe that the change from the declining balance depreciation method to the straight-line method will better reflect the pattern of consumption of the future benefits to be derived from those assets being depreciated and will provide a better matching of costs and revenues over the assets’ estimated useful lives.

Impairment of long-lived assets

We monitor the recoverability of long-lived assets, including property, plant and equipment and intangible assets, based upon estimates using factors such as expected future asset utilization, business climate, and undiscounted cash flows resulting from the use of the related assets or to be realized on sale. Our policy is to write down assets to the estimated net recoverable amount, in the period in which it is determined likely that the carrying amount of the asset will not be recoverable.  At August 31, 2007 no indication of impairment was present.

Government assistance

Government assistance we receive, such as grants, subsidies, and tax credits, is recorded as a recovery of the appropriate related expenditure in the period that the assistance is received.

We have received government assistance in the form of loans, for which repayment may not be required if we fail to meet sufficient future revenue levels to repay these loans based on a percentage of gross sales for certain products over a defined period of time. Such assistance, if  received, is initially recorded as a liability, until such time as all conditions for forgiveness are met, and is then recognized as other income in that period.

Farm license costs

We must pay annual license costs in respect to government-granted tenures that it holds, which gives us the right to use certain offshore ocean waters for the purpose of aquaculture farming. Such license costs are recognized as an expense when incurred.

Research and development costs

Development costs include costs of materials, wages, and reasonably attributable indirect costs incurred by us which are directly attributable to the development of hatchery techniques for sablefish and shellfish.  These costs are expensed when incurred.

Research costs are expensed when incurred.

Income taxes

We calculate our provision for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (Accounting for Income Taxes) (“SFAS 109”), which requires an asset and liability approach to financial accounting for income taxes. This approach recognizes the amount of taxes payable or refundable for the current year, as well as deferred tax assets and liabilities attributable to the future tax consequences of events recognized in the financial statements and tax returns. Deferred income taxes are adjusted to reflect the effects of enacted changes in tax laws or tax rates. Deferred income tax assets are recorded in the financial statements if realization is considered more likely than not.

Revenue recognition

We recognize revenue when it is realized or realizable, and earned.  We consider revenue realized or realizable and earned when it has persuasive evidence of a contract, the product has been delivered or the services have been provided to the customer, the sales price is fixed or determinable, and collectibility is reasonably assured.

Our revenue is derived principally from the sale of scallops we produce or purchase from third parties, and from the sale of seed and farm supplies to other aquaculture farms.

Cost of goods

Cost of goods sold consists primarily of farming, harvesting and processing costs associated with the growth, transfer and sales preparation of our products (principally scallops).  These costs consist primarily of salaries and benefits and allocated overhead costs for consulting and support personnel engaged in the farming, harvesting and processing of our products.  All costs are recognized at time of delivery.

Financial instruments

The carrying amount of our financial instruments, which includes cash, accounts receivable, loans receivable, bank indebtedness, accounts payable and accrued liabilities, short term debt, shareholder debt, and long term debt, approximate fair value. It is management’s opinion that we are not exposed to significant interest, currency or credit risk arising from these financial instruments unless otherwise noted.

Derivative Financial Instruments

In connection with the sale of debt or equity instruments, we may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

We account for all derivatives financial instruments in accordance with SFAS No. 133. Derivative financial instruments are recorded as liabilities in the consolidated balance sheet, measured at fair value.  When available, quoted market prices are used in determining fair value.  However, if quoted market prices are not available, we estimate fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques.

The identification of, and accounting for, derivative instruments is complex. Our derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income, in the period in which the changes occur. For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, we estimate fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. The identification of, and accounting for, derivative instruments and the assumptions used to value them can significantly affect our financial statements.

Derivative financial instruments that are not designated as hedges or that do not meet the criteria for hedge accounting under SFAS No. 133 are recorded at fair value, with gains or losses reported currently in earnings.  All derivative financial instruments we held as of August 31, 2007, were not designated as hedges.

Foreign exchange

The functional currency of our foreign subsidiary is the local foreign currency (Canadian dollars). All assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rate prevailing on the balance sheet date. Revenues, costs and expenses are translated at average rates of exchange prevailing during the period. Translation adjustments resulting from translation of the subsidiaries' accounts are accumulated as a separate component of shareholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations and have not been significant.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities. Such estimates include providing for amortization of property, plant, and equipment, and valuation of inventory. Actual results could differ from these estimates.

Concentration of risk

We operate in the regulated aquaculture industry.  Material changes in this industry or the applicable regulations could have a significant impact on our business.

The quality and quantity of the aquaculture products we cultivate, harvest and process could be impacted by biological and environmental risks such as contamination, parasites, predators, disease and pollution.  These factors could severely restrict our ability to successfully market our products.

During the year ended August 31, 2007, four customers, Sea World Fisheries, TriStar Seafood Supply Ltd., Port Hardy Seafood Ltd. and Lobsterman, individually accounted for 17%, 13%, 12% and 12% or our revenues respectively, and we therefore are materially dependent upon such customers. Our ongoing operations are dependent on continued business from these customers.

Location risk

Most, if not all, of our aquaculture are concentrated in one growing region off the coast of Vancouver Island, British Columbia.  As such, if there were a major environmental disaster, our ongoing operations could be materially impacted.

Stock-based compensation

We account for stock-based employee compensation arrangements using the fair value method in accordance with the provisions of the FASB issued Statement of Financial Accounting Standards No, 123 (revised 2004) (Share-Based Payment) (“SFAS 123R”). SFAS 123R is a revision of SFAS 123 (Accounting for Stock-Based Compensation), and supersedes Accounting Principles Beard (“APB”) Opinion No. 25 (Accounting for Stock Issued to Employees). SFAS 123R requires that the fair value of employees awards issued, modified, repurchased or cancelled after implementation, under share-based payment arrangements, be measured as of the date the award is issued, modified, repurchased or cancelled. The resulting cost is then recognized in the statement of earnings over the service period.

We periodically issue common stock for acquisitions and services rendered.  Common stock issued is valued at the estimated fair market value, as determined by our management and board of directors.  Management and the board of directors consider market price quotations, recent stock offering prices and other factors in determining fair market value for purposes of valuing the common stock.  The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the various weighted average assumptions, including dividend yield, expected volatility, average risk-free interest rate and expected lives

Basic and diluted net loss per share

Basic income or loss per share includes no dilution and is computed by dividing net income or loss by the weighted-average number of common shares outstanding for the period.  Diluted income or loss per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock (using the treasury stock method for stock options and using the if-converted method for convertible notes), if dilutive.

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations (in thousands, except per share data):

Year ending August 31, 2007
Numerator:
Net income	$3,358,558

Denominator:
Denominator for basic net income per share:	22,228,633

Weighted average dilutive potential common shares

Series A Preferred Stock	7,752,699
Series B Preferred Stock	1,114,574
Options and warrants	1,177,982

Denominator for diluted net income per share	32,273,888

Basic net income per share	$0.16

Diluted net income per share	$0.11

The computation of diluted net income per share for the fiscal year ended August 31, 2007, excludes the impact of options to purchase 2.86 million shares of common stock and warrants to purchase 24.04 shares of common stock, respectively, as such an impact would be anti-dilutive. The treasury stock effect of options and warrants to purchase shares of common stock outstanding at August 31, 2006 has not been included in the calculation of the net loss per share as such effect would have been anti-dilutive. As a result of these items, the basic and diluted loss per share for the year ending August 31, 2006 are presented are identical.

Recent accounting pronouncements

During September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB 108”), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statement. This SAB provides guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. This interpretation is effective for the first fiscal year ending after November 15, 2006. We do not expect the adoption of this interpretation to have an impact on our financial position or results of operations.

In December 2006, the FASB issued FASB Staff Position EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. A registration payment arrangement is defined in FSP EITF 00-19-2 as an arrangement with both of the following characteristics: (1) the arrangement specifies that the issuer will endeavor (a) to file a registration statement for the resale of specified financial instruments and/or for the resale of equity shares that are issuable upon exercise or conversion of specified financial instruments and for that registration statement to be declared effective by the US SEC within a specified grace period, and/or (b) to maintain the effectiveness of the registration statement for a specified period of time (or in perpetuity); and (2) the arrangement requires the issuer to transfer consideration to the counterparty if the registration statement for the resale of the financial instrument or instruments subject to the arrangement is not declared effective or if effectiveness of the registration statement is not maintained. FSP EITF 00-19-2 is effective for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP EITF 00-19-2, this guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. We do not expect the adoption of FSP EITF 00-19-2 to have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will be effective for us on September 1, 2008. We are currently evaluating the impact of adopting SFAS 159 on our financial position, cash flows, and results of operations.

Management has evaluated other recent accounting pronouncements and do not believe that the adoption of these would have a material impact on our consolidated financial statements.

Note 3.  Property, Plant and Equipment

Property, plant and equipment at August 31, 2007 consisted of the following:

	Cost	Accumulated Amortization	Net Book Value

Land	$237,534	$-	$237,534
Buildings	953,896	(256,913)	696,983
Seawater piping and tanks	630,877	(308,509)	322,368
Boats and barge	398,551	(151,355)	247,196
Field equipment	2,425,922	(1,012,682)	1,413,240
Office equipment	19,556	(14,044)	5,512
Vehicles	66,466	(39,778)	26,688
Computer equipment	28,021	(14,308)	13,713
	$4,760,823	$(1,797,589)	$2,963,234

Depreciation expense for the years ended August 31, 2007 and 2006 was approximately $351,000 and 123,000, respectively.

Note 4.  Related Party Transactions

We have eight secured notes receivable from RKS Laboratories, Inc., a Vancouver research and development company that is working towards developing superior strains of scallops with beneficial traits such as higher meat yield and rapid growth.  (Robert Saunders, our President and CEO, owns 100% of RKS.)  The first seven non-interest bearing notes in the combined amount of $73,701 are secured by all assets of RKS were originally due on or before various dates between June 15, 2007 and May 31, 2008, but were recently extended to August 31, 2008.  The eighth non-interest bearing note in the amount of $8,559 is also secured by all assets of RKS is due on or before August 31, 2008.  These amounts are included in assets as loans receivable.

Note 5.  Investments in Tenures

We carry our Investment in Tenures at $3,770 at August 31, 2007.  This amount represents the carrying costs of certain shellfish tenures acquired by Island Scallops’ subsidiary, 377332 B.C. Ltd.  Shellfish tenures are government-granted rights allowing limited use of offshore waters for the purposes of cultivation of shellfish.  The granting of shellfish tenure rights are the responsibility of the Provincial (British Columbia) Government and not the Canadian Federal Government.  As such, the government assistance that we receive via loan agreement with various Federal Agencies has no effect on our ability to renew and/or modify these tenure agreements.  The tenure held by 377332 B.C. Ltd. has an expiration date of July 10, 2021.  Other shellfish tenures held by us and our subsidiaries have expiration dates ranging from 2021 to 2024.

These tenures are considered to have an indefinite useful life because renewal on expiration is anticipated, and are not subject to amortization.

Note 6.  Accounts Payable and Accrued Liabilities

Included in accounts payable and accrued liabilities are balances outstanding related to credit cards held in the name of one of our shareholders totaling $25,578 at August 31, 2007.  We used these credit cards as a means of short term financing and incur interest charges on such unpaid balances.

Included in accounts payable and accrued liabilities at August 31, 2007, is an amount of $124,290 in respect to an agreement to purchase geoduck seed from us (for additional information see Note 13 – Contingent Liabilities).

Included in accounts payable and accrued liabilities at August 31, 2007 is an amount of $87,869 payments due and interest accrued in respect to the loan from the National Research Council of Canada Industrial Research Assistance Program (see Note 8 – Long Term Debt for additional information).

Note 7.  Short Term Debt

Included in short-term debt at August 31, 2007, is estimated royalties of $62,734 payable to a third party from whom the former sole shareholder of Island Scallops originally acquired the shares of Island Scallops.  The 1992 share purchase agreement (for Island Scallops) provided that the third party was to receive 3% of revenues from Island Scallops as earned, on a quarterly basis, throughout the period from December 1, 1992 to November 30, 2002.  The third party holds a first charge (or first lien) over our inventory (including broodstock) in the amount of $326,909 in support of its royalty entitlement.  The third party has not taken further action to enforce payment of the arrears liability.  To date, we have accrued the entire balance of $62,734 as a current liability and we plan to pay it with available funds in the near future.

Included in short-term notes payable at August 31, 2007, is an unsecured non-interest bearing demand loan from an individual with a face value of $47,287 and no specific terms of repayment.  However, the lender has informally requested that the loan be repaid in full by October 6, 2008.

Included in short-term debt is an unsecured bank loan repayable at $490 per month plus interest calculated at (Canadian) prime plus 3% per annum (9.25% as of August 31, 2007), and is due October 23, 2007.  At August 31, 2007, the principal due is $779.

These consolidated financial statements formerly included a non-interest bearing loan to Island Scallops from Industry Science and Technology Canada requiring repayment equal to 0.5% of Island Scallops’ gross scallop sales for each preceding year.  Per the terms of the loan, if we were unable to generate sufficient revenues to repay the original amount of the loan by January 1, 2007, the remaining balance would be forgiven.  As such, the remaining balance of approximately $159,000 was forgiven on January 1, 2007.

Note 8. Long Term Debt

These consolidated financial statements include a Western Diversification Program non-interest bearing loan to Island Scallops that requires repayment equal to 12% of gross revenues from our scallop sales, payable semi-annually, with no specified due date.  In September 2006, we entered into a Settlement Agreement with the Minister of Western Economic Diversification to amend the repayment terms of our non-interest bearing loan of $597,103 (to Island Scallops) with the Western Diversification Program. We agreed to repay the $170,981 due as of August 31, 2006, in accordance with a payment schedule beginning with a payment of $62,736 in September 2006 and continuing with monthly payments of roughly $9,840 until August 15, 2007.  The parties agreed that the remaining balance of the $426,122 shall be repaid via quarterly payments equal to the greater of $30,856 or 4% of the gross scallop sales starting in the quarter beginning on June 1, 2007 and each quarter thereafter until the balance is repaid.  Under the terms of this agreement, the first quarter payment was due on September 30, 2007.  At August 31, 2007, the balance due is $422,613, of which $131,963 is reflected in the current portion of long term debt and the remaining balance of $290,650 is reflected as long term debt.

These consolidated financial statements include Island Scallops’ unsecured non-interest bearing loan from the National Research Council of Canada Industrial Research Assistance Program which requires quarterly payments commencing March 1, 2003 equal to 3% of gross revenues of Island Scallops until the earlier of full repayment or December 1, 2012.  The amount repayable is up to 150% of the original advance of $418,212, if repayment is before December 1, 2007.  If at December 1, 2012, Island Scallops has not earned sufficient revenues to be required to repay the original loan amount, the remaining portion of the loan is to be forgiven.  Amounts currently due at August 31, 2007, bear interest at a rate of 1% per month.  At August 31, 2007, Island Scallops is in arrears in respect to the payment of these amounts.  The National Council of Canada Industrial Research Assistance Program has requested payment of the $87,869 that they claim is owed under this loan agreement.  As such, at August 31, 2007, $87,869 is included in accounts payable and accrued liabilities and the remaining full principal balance of $330,343 is reflected in the current portion of long term debt. We are seeking to renegotiate the repayment terms.

These consolidated financial statements include Island Scallop’s mortgage loan repayable at $2,062 per month (currently interest only) calculated at 10.5%.  The loan is secured by a second charge on the real property of Island Scallops. At August 31, 2007, the principal due is $235,649.

Note 9.  Series B Preferred Stock Financing

We completed a private equity financing of $2,070,000 on January 16, 2007, with two accredited investors.  Net proceeds from the offering are approximately $1,864,500.  We issued 207 shares of our Series B Preferred Stock,  par value $0.001 per share and stated value of $10,000 per share and each investor also received one of each of the following warrants: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, (iv) Series J Warrant, (v) Series D Warrant, (vi) Series E Warrant, and (vii) Series F Warrant, each to purchase a number of shares of common stock equal to fifty percent (50%) of the number of shares of common stock issuable upon conversion of the purchaser’s preferred stock, except for the Series J Warrants, which shall entitle the investor to purchase a number of shares of our common stock equal to one hundred percent (100%) of the number of shares of common stock issuable upon conversion of the purchaser’s preferred stock.  Each of the Warrants has a term of 6 years, except for the Series J Warrants, which have a term of 1 year.  Each share of the preferred stock is convertible into a number of fully paid and nonassessable shares of our common stock equal to the quotient of the liquidation preference amount per share ($10,000) divided by the conversion price, which initially is $1.15 per share, subject to certain adjustments, or approximately 8,696 shares of common for each share of converted preferred stock.  We issued a total of 7,200,345 Warrants.

In connection with this financing, we paid cash compensation to a placement consultant in the amount of $165,600 and issued him placement consultant warrants, exercisable for a period of three years from the date of issue. The placement consultant's warrants allow him to purchase up to (i) 20 shares of Series B Preferred Stock, and each of the following warrants, which are identical to the warrants issued to the investors of the financing: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, (iv) Series D Warrant, (v) Series J Warrant, (vi) Series E Warrant, and (vii) Series F Warrant, each to purchase 90,004 shares of common stock, except for the Series J Warrants, which shall entitle the Consultant to purchase 180,008 shares of common stock.  The placement consultant warrant is exercisable at a price of $1.15, for a period of three years.  The fees were recorded as a cost of capital.

The net proceeds from the January 16, 2007 financing are to be used for capital expenditures necessary to expand our operations into clam farming in Morocco (approximately $1.0 million and any remaining proceeds may be used for working capital and general corporate purposes).  We are currently conducting due diligence on a North African based aquaculture company that farms shellfish products in Morocco and pending the successful completion of such inquiry, may acquire a majority ownership interest in the company.  At the date of this filing, we have not entered into any binding agreements for the purchase of such company and may or may not do so depending on the results of our due diligence investigation.

Note 10.  Series A Preferred Stock Warrant Liabilities

The warrants that each investor received as a result of our April 12, May 30, June 30 and July 11 Preferred Stock Financing contained a cashless exercise provision that becomes effective one year after the original issuance date of such warrants if our registration statement (that we are required to file under the Series A Preferred Stock Financing’s corresponding registration rights agreement) is not then in effect by the date such registration statement was required to be effective pursuant to the Registration Rights Agreement of the Preferred Stock Financing or not effective at any time during the Effectiveness Period (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement.  As such and in accordance with the accounting guidelines under SFAS No. 133, we valued the warrants as a derivative financial instrument and the corresponding liabilities were entered onto our consolidated balance sheet, measured at fair value.  We determined the fair value of the warrants as follows as of April 12, 2006, May 30, 2006, June 30, 2006 and July 11, 2006 (the issuance dates).

We used the Black Scholes option-pricing model with the following assumptions: an expected life equal to the contractual term of the warrants (one, three or five), underlying stock price of $1.10 (at April 12), $1.40 (at May 30), $1.35 (at June 30) and $1.40 (July 11) no dividends; a risk free rate of 4.91%, 4.90% and 4.91%, which equals the one, three and five-year yield on Treasury bonds at constant (or fixed) maturity (for those warrants issued on April 12), a risk free rate of 4.99%, which equals three and five-year yield on Treasury bonds at constant (or fixed) maturity (for those warrants issued on May 30), a risk free rate of 4.71% and 4.70%, which equals the three and five-year yield on Treasury bonds at constant (or fixed) maturity (for those warrants issued on June 30) and a risk free rate of 4.71% and 4.70%, which equals the three and five-year yield on Treasury bonds at constant (or fixed) maturity (for those warrants issued on July 11); and volatility of 93%. Under the assumptions, the Black-Scholes option pricing model yielded an aggregate value of approximately $19,494,000. We performed the same calculations as of August 31, 2006, to revalue the warrants as of that date. In using the Black Scholes option-pricing model, we used an underlying stock price of $1.40 per share; no dividends; a risk free rate of 5.01%, 4.71% and 4.70%, which equals the one, three and five-year yield on Treasury bonds at constant (or fixed); and maturity volatility of 93%.  The resulting aggregate allocated value of the warrants as of August 31, 2006 equaled approximately $22,160,000. The change in fair value of approximately $2,666,000 was recorded for the period ended August 31, 2006.

We performed the same calculations as of November 30, 2006, to revalue the warrants as of that date. In using the Black Scholes option-pricing model, we used an underlying stock price of $1.50 per share; no dividends; a risk free rate of 4.94%, 4.52% and 4.45%, which equals the one, three and five-year yield on Treasury bonds at constant (or fixed); and maturity volatility of 100%.  The resulting aggregate allocated value of the warrants as of November 30, 2006 equaled approximately $24,928,000. The change in fair value of approximately $2,768,000 was recorded for the period ended November 30, 2006.

We performed the same calculations as of February 21, 2007 (date of reclassification of warrant liability, see Note 12 for additional information), to revalue the warrants as of that date. In using the Black Scholes option-pricing model, we used an underlying stock price of $1.15 per share; no dividends; a risk free rate of 5.05%, 4.74% and 4.68%, which equals the one, three and five-year yield on Treasury bonds at constant (or fixed); and maturity volatility of 96%.  The resulting aggregate allocated value of the warrants as of February 21, 2007, equaled approximately $17,365,000. The change in fair value (gain) of approximately $7,563,000  was recorded for the period ended February 21, 2007.

Upon the earlier of the warrant exercise or the expiration date, the warrant liability will be reclassified into shareholders’ equity.  Until that time, the warrant liability will be recorded at fair value based on the methodology described above. Liquidated damages under the registration rights agreement will be expensed as incurred and will be included in operating expenses.

Note 11.  Series B Preferred Stock Warrant Liabilities

The warrants that each investor received as a result of our January 16, 2007 Series B Preferred Stock Financing contained a cashless exercise provision that becomes effective one year after the original issuance date of such warrants if our registration statement (that we are required to file under the Series B Preferred Stock Financing’s corresponding registration rights agreement) is not then in effect by the required date or not effective at any time during the Effectiveness Period (as defined in the Registration Rights Agreement).  As such and in accordance with the accounting guidelines under SFAS No. 133, we valued the warrants as a derivative financial instrument and the corresponding liabilities were entered onto our consolidated balance sheet, measured at fair value.  We determined the fair value of the warrants as follows as of January 16, 2007 (the issuance date):

We used the Black Scholes option-pricing model with the following assumptions: an expected life equal to the contractual term of the warrants (one, three or six), underlying stock price of $1.40 (at January 16), no dividends; a risk free rate of 5.06%, 4.79% and 4.74%, which equals the one, three and six-year yield on Treasury bonds at constant (or fixed) maturity and volatility of 93%. Under the assumptions, the Black-Scholes option-pricing model yielded an aggregate value of approximately $4,117,000.

We performed the same calculations as of February 2, 2007 (date of reclassification of warrant liability, see Note 12 for additional information), to revalue the warrants as of that date. In using the Black Scholes option-pricing model, we used an underlying stock price of $1.15 per share; no dividends; a risk free rate of 5.05%, 4.74% and 4.68%, which equals the one, three and six-year yield on Treasury bonds at constant (or fixed); and maturity volatility of 96%.  The resulting aggregate allocated value of the warrants as of February 21, 2007, equaled approximately $3,085,000. The change in fair value (gain) of approximately $1,033,000  was recorded for the period ended February 21, 2007.

Upon the earlier of the warrant exercise or the expiration date, the warrant liability will be reclassified into shareholders’ equity.  Until that time, the warrant liability will be recorded at fair value based on the methodology described above. Liquidated damages under the registration rights agreement will be expensed as incurred and will be included in operating expenses.

Note 12.  Reclassification of Warrant Liabilities Associated with Series A and Series B Preferred Financings

The warrants that each investor received as a result of our April 12, May 30, June 30 and July 11, 2006, Series A Preferred Stock Financing and our January 16, 2007 Series B Preferred Stock Financing contained a cashless exercise provision that becomes effective one year after the original issuance date of such warrants if our registration statements (that we are required to file under the registration rights agreement for both financings) are not then in effect by the date such registration statement was required to be effective pursuant to the each Registration Rights Agreement of the Preferred Stock Financings or not effective at any time during the Effectiveness Period (as defined in each of the Registration Rights Agreements) in accordance with the terms of each of the Registration Rights Agreement.  As such and in accordance with the accounting guidelines under SFAS No. 133 and ETIF Issue No. 00-19 (Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a, Company’s Own Stock), we classified the warrants as a liability because the cashless exercise provision did not specify whether the contract could be settled via the delivery of unregistered shares of our common stock.  As such and per the terms of paragraph 14 of ETIF 00-19 (see below), we assumed net-cash settlement and the warrants were classified as a derivative financial instrument and the corresponding liabilities were entered onto our consolidated balance sheet, measured at fair value.  We determined the fair value of the warrants as follows as of April 12, 2006, May 30, 2006, June 30, 2006, July 11, 2006 and January 16, 2007 (the issuance dates) and we preformed the same calculation as of May 31, August 31, November 30 and February 28 to revalue the warrants at the end of each period (as described above in Notes 9 and 10).   The change in fair value was then recorded for each period.

On February 21, 2007, the cashless exercise provision for all warrants issued in conjunction with both the Series A and Series B Preferred Stock financings was modified to clarify that any shares issued in connection with the cashless exercise will be “restricted.”  As a result, we determined that (per the accounting guidelines under SFAS No. 133 and ETIF Issue No. 00-19) we are now able to net-share settle the contract by delivery of unregistered shares and that the warrant liability should be reclassified as permanent equity.

The initial fair value of the Series A warrant liability was determined to be approximately $19,494,000 (with a current portion of approximately $1,225,000).  Since this value exceeded our additional paid in capital (“APIC”) balance, approximately $9,021,000 of the liability was allocated to APIC and the remaining $10,472,000 was allocated to retained deficit.  We made this decision because the changes in the fair value of the warrants are marked through our profit and loss.

The initial fair value of the Series B warrant liability was determined to be approximately $4,117,000 (with a current portion of approximately $1,058,000).  Since this value exceeded our additional paid in capital (“APIC”), approximately $2,099,000 of the liability was allocated to APIC and the remaining $2,018,000 was allocated to retained deficit.  We made this decision because the changes in the fair value of the warrants are marked through our profit and loss.

As described above, a portion of the fair value of the warrant liability was allocated to APIC and the remaining balance was allocated to retained deficit. Subsequent changes in the fair value of the warrants (at May 31, August 28, November 30, and February 21) were marked through our profit and loss.  Since the terms of the cashless provision have been clarified and the warrants were reclassified as equity, we reversed the liabilities and allocated approximately $20,450,000 to APIC ($17,365,000 from the Series A financing warrants and $3,085,000 from the Series B financing warrants).

Note 13.  Contingent Liabilities

Our wholly owned subsidiary, Island Scallops, entered into an agreement in 1998 with two parties, under which Island Scallops was to produce and sell geoduck seed to the two parties. Island Scallops received advance payments from each of the two parties in the 2002 of approximately $64,140 and recognized related revenue of $43,705 in respect to seed delivered in the 2002 year. The balance of the deposits received (advance payments), net of sales, totaling $124,290, is included in accounts payable and accrued liabilities.

Management’s position is that the two parties violated the terms of the agreement and we are therefore entitled to retain the balance of the deposits.  Per the terms of the original agreement, Island Scallops was entitled to make up any shortfall in the product produced in the following year.  Although product was available and offered by Island Scallops in the following year, the two parties refused to honor the terms of the agreement and would not accept the product (to make up the shortfall) in the following year.

As of August 31, 2004, one of the two parties made claims that Island Scallops owed it an amount totaling $88,925.   This particular party believed that the agreement required Island Scallops to deliver the product in year one and did not allow Island Scallops to make up any shortfall with product produced in the following year. The balance included in accounts payable and accrued liabilities related to this party is $36,332.

Any additional liability to us, or any reduction of the currently recognized liability, in respect to these deposits will be recorded at the time a conclusion to this matter can be determined.

Neither we nor our wholly owned subsidiary maintain insurance covering the replacement of our inventory. Consequently, we are exposed to financial losses or failure as a result of this risk.

Note 14.  Income Taxes

We did not provide any current or deferred United States federal, state or foreign income tax provision or benefit for the period presented because we have experienced operation losses since inception.  We have provided a full valuation allowance on the deferred tax asset, consisting primarily of unclaimed research and development expenditures, because of uncertainty regarding our ability to realize the benefit.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred taxes at August 31, 2007 are as follows:

August 31,
2007
Deferred tax asset attributable to:
Net operating loss carryover	$1,967,312
Less, valuation allowance	(1,967,312)
Total net deferred tax asset	$-

We follow Statement of Financial Accounting Standards Number 109 (SFAS 109), “Accounting for Income Taxes.” SFAS No. 109 requires a valuation allowance, if any, to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Management has determined that a valuation allowance of approximately $2,416,000 at August 31, 2007 is necessary to reduce the deferred tax assets to the amount that will more than likely than not be realized.  The change in valuation allowance for 2007 and 2006  was approximately $1,083,000 and $439,000 respectively.

At August 31, 2007, we had net operating loss carryforwards amounting to approximately $2,491,000 for U.S. and Canadian tax purposes, respectively, that expires in various amounts beginning in 2009 and 2009 in the U.S. and Canada, respectively.

The federal statutory tax rate reconciled to the effective tax rate for 2006 is as follows:

	2007	2006
Tax at U.S. statutory rate	34.0%	34%
State tax rate, net of federal benefits	0.0	0.0
Foreign tax rate in excess of U.S. statutory rate	17.6%	17.6%
Change in valuation allowance	(51.6%)	(51.6%)
Effective tax rate	0.0%	0.0%

Note 15.  Stock-Compensation Expense

On December 31, 2006, we issued 138,565 shares of common stock to the Series A Convertible Preferred Stock holders.  The number of shares issued was based on the Dividend Payment at a rate of 8% per annum (subject to a pro rata adjustment) of the Liquidation Preference Amount ($1,416,000 for the April 12 financing, $1,500,000 for the May 30 financing, $1,550,000 for the June 30 financing and $1,450,000 for the July 11 financing) payable in shares equal to 90% of the quotient of (i) the Dividend Payment divided by (ii) the average of the VWAP for the twenty (20) trading days immediately preceding the date the Dividend Payment is due, but in no event less than $0.65.  As such, the shares were valued at approximately $234,000 and the total aggregate value of the transaction was recorded as a preferred stock dividend.

In June 2007, our wholly owned subsidiary, Island Scallops, Ltd. entered into a Consulting Agreement with Pacific Crab Co., pursuant to which ISL will issue a total of 100,000 shares of our common stock in exchange for consulting and marketing services Pacific will provide to ISL.  Pursuant to the agreement, ISL issued 40,000 of such shares to Pacific when the Agreement was signed; the remaining 60,000 shares will vest ratably (5,000 shares per month) at the beginning of each month for each month during the term of the agreement, which initially is twelve months.  ISL also agreed that if certain goals are met within the agreed upon timeframe, it will issue 15,000 shares to Pacific at such time as the goals are reached, in which case the remaining 45,000 shares will continue to vest as described above.  The 40,000 shares issued were valued at $1.55 per share, the closing bid of our common stock on the date of issue.  Therefore, total aggregate value of the transaction recognized by the company in 2007 was $62,000. Going forward the cost of these shares will be expense  at current market price as they are issued.

On June 30, 2007, we issued 137,685 shares of common stock to the investors of our April 12, May 30, June 30 and July 11, 2006 financings as payment of the semi-annual dividend (8% per annum) per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock. The number of shares issued was based on the dividend payment at a rate of 8% per annum (subject to a pro rata adjustment) of the Liquidation Preference Amount ($1,416,000 for the April 12 financing, $1,500,000 for the May 30 financing, $1,550,000 for the June 30 financing and $1,450,000 for the July 11 financing) payable in shares equal to 90% of the quotient of (i) the dividend payment divided by (ii) the average of the VWAP for the 20 trading days immediately preceding the date the dividend payment is due, but in no event less than $0.65.  As such, the shares were valued at approximately $228,000 and the total aggregate value of the transaction was recorded as a preferred stock dividend.

On June 30, 2007, we issued 33,589 shares of common stock to the investors of our January 16, 2007 financing as payment of the semi-annual dividend (6% per annum) per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock (see Note 9 – Series B Preferred Shares Financing for additional information on the Series B Convertible Preferred Stock).  The number of shares issued was based on the dividend payment at a rate of 6% per annum (subject to a pro rata adjustment) of the Liquidation Preference Amount ($1,416,000) payable in shares equal to 90% of the quotient of (i) the dividend payment divided by (ii) the average of the VWAP for the 20 trading days immediately preceding the date the dividend payment is due, but in no event less than $0.65.  As such, the shares were valued at approximately $56,000 and the total aggregate value of the transaction was recorded as a preferred stock dividend.

Stock Options

In August 2005, our Board of Directors approved the “Edgewater Foods International 2005 Equity Incentive Plan.” The Board of Directors reserved 5,000,000 shares of our common stock to be issued in the form of incentive and/or non-qualified stock options for employees, directors and consultants to Edgewater. As of August 31, 2006, our Board of Directors had authorized the issuance of 282,000 options to employees.

In September 2006, we engaged PR Global Concept GBR to provide international investor relations services. The initial term of the agreement was for two years.  Pursuant to the consulting agreement, we were to pay PR Global $5,000 per month for the term of the agreement.  As additional compensation, we originally agreed to issue a total of 500,000 options to purchase our common stock in quarter installments, the first 125,000 of which was to vest immediately upon signing of the agreement and the remainder of which was to vest in three equal amounts of 125,000 after 3 months, 12 months and the final installment, 15 months after the date of signing; the options are exercisable at strike prices ranging from $1.40 to $2.25.  The options were to be exercisable for a period of three years from the date of the vesting.

In December 2006, we entered into an Amended and Restated Agreement with PR Global Concept GBR.  Under the terms of the amended agreement, PR Global was only eligible to receive a total of 350,000 (as opposed to 500,000 in the original agreement) options to purchase our common stock in the following installments: 25,000 options every 3 months after the date of the Amended Agreement for a total of four installments; one installment of 125,000 options 18 months from the date of the Amended Agreement; and, one installment of 125,000 options 24 months from the date of the Amended Agreement.  The options issued in the first four installments were to be exercisable at a strike price of $1.52 and the last two installments were to be exercisable at a strike price of $2.25.  The options were to be exercisable for a period of three years from the date of the vesting.  Additionally, PR Global would no longer receive the $5,000 monthly payment; we did, however, pay the one month owed to PR Global under the original agreement when the Amended Agreement was signed.  The Amended Agreement was otherwise unchanged from the originally entered into agreement with PR Global.   On January 12, 2007, however, we terminated our Amended and Restated Agreement with PR Global and ended our relationship with the firm.  As such, we rescinded the 350,000 options that were to be issued under the amended agreement and PR Global is to receive no additional compensation.

On February 1, 2007, we issued Kitsilano Capital Corp. four 100,000 options to purchase our common stock, pursuant to our Consulting Agreement with them.  The first option vests on May 1, 2007, the second on August 1, 2007, the third on February 1, 2008, and the fourth on June 1, 2008, so long as Kitsilano continues to provide services to us under the Consulting Agreement.  Each option is exercisable for a period of three years from the vesting date and has an exercise price of $1.20, $1.40, $1.60 and $1.80 respectively. The shares underlying the options have piggy-back registration rights that required us to register the shares in our last registration statement.  The options and the shares underlying were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.  To date, we have incurred stock option expense of approximately $267,000 and will incur an approximately an additional $84,000 through May 31, 2008. We used the Black Scholes option-pricing model with the following assumptions: an expected life equal to the contractual term of the options (one, three or six), underlying stock price of $1.30 per share, no dividends; a risk free rate of 4.88%, which equals the one, three and six-year yield on Treasury bonds at constant (or fixed) maturity and volatility of 100%.

On April 18, 2007, our board of directors authorized the issuance of 190,000 options to purchase our common stock to 29 employees, directors and consultants pursuant to the “Edgewater Foods International 2005 Equity Incentive Plan.”  The options vest on April 18, 2008.  Each option is exercisable for a period of five years from the vesting date and has an exercise price of $1.25 respectively. To date, we have incurred stock option expense of approximately $76,000 and will incur an approximately an additional $105,000 through May 31, 2008. We used the Black Scholes option-pricing model with the following assumptions: an expected life equal to the contractual term of the options (one, three or six), underlying stock price of $1.25 per share, no dividends; a risk free rate of 4.65%, which equals the one, three and six-year yield on Treasury bonds at constant (or fixed) maturity and volatility of 100%.

In August 17, 2007, our board of directors authorized the issuance of an aggregate of 2,090,000 options to purchase our common stock to 19 of our directors, employees and consultants pursuant to the “Edgewater Foods International 2005 Equity Incentive Plan.”  The options vest on August 17, 2008.  Each option is exercisable for a period of five years from the vesting date and has an exercise price of $1.21 respectively. To date, we have incurred stock option expense of approximately $144,000 and will incur an approximately an additional $1,582,000 through August 31, 2008. We used the Black Scholes option-pricing model with the following assumptions: an expected life equal to the contractual term of the options (one, three or six), underlying stock price of $1.10 per share, no dividends; a risk free rate of 4.55%, which equals the one, three and six-year yield on Treasury bonds at constant (or fixed) maturity and volatility of 100%.

Stock option activity during the period ending August 31, 2007 was as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding, August 31, 2005	282,000	$1.50
Granted	-	-
Exercised	--	--
Forfeited	--	--
Expired	--	--
Outstanding, August 31, 2006	282,000	1.50
Granted	2,680,000	1.25
Exercised	--	--
Forfeited	--	--
Expired	--	--
Outstanding, August 31, 2007	2,962,000	$1.26
Exercisable, August 31, 2007	482,000	$1.42

At August 31, 2007, 200,000 of the exercisable options expire in May 2010, 62,000 of the exercisable options expire in August 2010 with the remaining balance of 220,000 having an expiration date of August 2015.
Warrant activity during the period ending August 31, 2007 was as follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding, August 31, 2005	-	-
Granted	22,207,487	$1.52
Exercised	--	--
Forfeited	--	--
Expired	--	--
Outstanding, August 31, 2006	22,207,487	1.52
Granted	8,144,365	1.87
Exercised	2,265,600	0.56
Forfeited	--	--
Expired	--	--
Outstanding, August 31, 2007	28,086,252	$1.75
Exercisable, August 31, 2007	28,086,252	$1.75

Note 16.  Series A Preferred Stock Conversion and Warrant Exercise

On November 7, 2006, a holder of our series A preferred stock exercised their right to convert 66,666 shares of our series A preferred stock into 66,666 share of common stock. As such, we issued 66,666 shares of common stock and canceled 66,666 shares of our series A.

On May 8, 2007, a holder of our series A preferred stock exercised their right to convert 30,000 shares of our series A preferred stock into 30,000 shares of common stock. As such, we issued 30,000 shares of common stock and canceled 30,000 shares of our series A.

On May 10, 2007, a holder of our series A preferred stock exercised their right to convert 500,000 shares of our series A preferred stock into 500,000 shares of common stock. As such, we issued 500,000 shares of common stock and canceled 500,000 shares of our series A.

On May 12, 2007, a holder of our series A preferred stock exercised their right to convert 70,800 shares of our series A preferred stock into 70,800 shares of common stock. As such, we issued 70,800 shares of common stock and canceled 70,800 shares of our series A.

On April 12, 2007, we issued 1,354,667 shares of common stock to the investors of our April 12, 2006 financing in connection with the exercise of 1,354,667 Series J warrants received by investor as part of the financing.  We also issued 188,800 series A preferred shares and 188,800 shares of common stock to the placement consultant from the April 12, 2006 financing in conjunction with the exercise of 188,880 placement agent warrants and 188,800 series J warrants.  We received net proceeds of approximately $913,000 pursuant to the exercise of these warrants.

On August 20, 2007, a holder of our series A preferred stock exercised their right to convert 65,335 shares of our series A preferred stock into 65,335 shares of common stock. As such, we issued 65,335 shares of common stock and canceled 65,335 shares of our series A.

On August 31, 2007, a holder of our series A preferred stock rescinded their right to converting of 430,000 shares of our series A preferred stock into 430,000 shares of common stock. As such, we issued 500,000 shares of our series A and canceled 430,000 shares of our common stock.

Note 17.  Commitments and Contingencies

Corporate Offices

For the fiscal year ended August 31, 2007, our U.S. corporate office was located at 400 Professional Drive, Suite 310, Gaithersburg, Maryland 20878.  This space was provided on a rent free basis by one of our shareholders.  As a result, the Company did not recognize rental expense in the fiscal year.

Employment Agreements

We entered into an employment agreement with Mr. Robert Saunders as our Chairman and President effective on June 29, 2005.  Subsequently in August 2005, Mr. Saunders was appointed CEO by our Board of Directors.  Mr. Saunders will serve at the pleasure of the Board of Director’s.  For serving as President, Mr. Saunders’ compensation will be US $60,000 per annum.  Additionally, we agreed to grant Mr. Saunders a signing bonus of US $150,000 to be paid on closing of at least US $3,500,000 in third party financing and increase his compensation to $120,000 per annum if we receive at least US $5,000,000 in outside funding.  After the completion of our Preferred Stock Financing (see Note 13 – Preferred Shares Financing for additional information on the Series A Convertible Preferred Stock), Mr. Saunders was due the signing bonus of $150,000 and a monthly salary of $10,000 per month beginning in August 2006. However, Mr. Saunders agreed to reduce his monthly salary to $5,000 per month until such time that we become significantly cash flow positive for its operations.   As of August 31, 2007 we had paid Mr. Saunders $75,000 of the $150,000 bonus that was due under the terms of the agreement.  Additionally, we are currently  discussing possible restructuring/payment terms of the accrued salary of  $130,000 as of August 31, 2007 until such time that we become significantly cash flow positive for its operations.

Marketing Consulting Agreements

In June 2007, our wholly owned subsidiary, Island Scallops, Ltd. (“ISL”) entered into a Consulting Agreement with Pacific Crab Co. (the “consultant’) to develop new markets and facilitate the sale and distribution of ISL’s products.  As compensation for the consultant’s marketing services, ISL shall pay the consultant $12,500 per month for the next twelve months.  In addition and pursuant to the terms of the agreement, the Company will issue a total of 100,000 shares of our common stock (under an agreed upon schedule) in exchange for consulting and marketing services Pacific will provide to ISL.  (for additional information on the distribution schedule see Note 15 – Stock Compensation Expense).

Note 18.  Subsequent Events (unaudited)

On October 31, we issued 25,000 shares of common stock to Pacific Crab Seafood Company, Inc. as part of the 100,000 shares of our common stock that our Board of Directors previously approved for the consulting and marketing services that they will provide to us.  The remaining 35,000 shares will be issued in equal monthly installments of 5,000 shares during the remaining term of the agreement.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

We completed a private equity financing of $897,444 on November 5, 2007, with one accredited investor.  Net proceeds from the offering are approximately $801,000.  As part of this financing, the investor returned the Series J Warrant, Series D Warrant, Series E Warrant and Series F Warrant that they received as a result of our Series B financing completed on January 16, 2007.  Pursuant to the current financing, we issued 747,870 shares of our Series C Preferred Stock,  par value $0.001 per share and the investor also received one of each of the following warrants: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, (iv) Series J Warrant, (v) Series D Warrant, (vi) Series E Warrant, and (vii) Series F Warrant, each to purchase a number of shares of common stock equal to fifty percent (50%) of the number of shares of common stock issuable upon conversion of the purchaser’s preferred stock, except for the Series J Warrants, which shall entitle the investor to purchase a number of shares of our Series C Preferred Stock equal to one hundred percent (100%) of the number of Series C Preferred Stock it received in the financing.  Each of the Warrants has a term of 5 years, except for the Series J Warrants, which have a term of 1 year.  Each share of the preferred stock is convertible into one fully paid and nonassessable share of our common stock at an initial conversion price of $1.20, subject to adjustment.  We are obligated to file a registration statement on or before December 5, 2007 providing for the resale of the shares of common stock issuable upon conversion of the preferred stock and the shares of common stock underlying the Warrants and underlying the preferred stock issuable upon exercise of the Warrants.  In connection with the financing, our management agreed not to sell any of our securities owned by them, their affiliates or anyone they have influence over until the registration statement has been effective for six months.

In connection with this financing, we paid cash compensation to a placement consultant in the amount of approximately $72,000 and issued him placement consultant warrants, exercisable for a period of three years from the date of issue. The placement consultant's warrants allow him to purchase up to (i) 74,787 shares of Series C Preferred Stock, and each of the following warrants, which are identical to the warrants issued to the investors of the financing: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, (iv) Series D Warrant, (v) Series J Warrant, (vi) Series E Warrant, and (vii) Series F Warrant, each to purchase 37,393 shares of common stock, except for the Series J Warrants, which shall entitle the Consultant to purchase 74,787 shares of our Series C Preferred Stock.

The net proceeds from the financing are to be used for working capital and general corporate purposes.

Note 19.  Going Concern

Prior to the completion of our Preferred Stock Financing, working capital had been primarily financed with various forms of debt.  We have suffered operating losses since inception in our efforts to establish and execute our business strategy.  As of August 31, 2007, we had a cash balance of approximately $1,657,000.  Although management believes that we have adequate funds to maintain our business operations into the next fiscal year and/or until we become cash flow positive, we continued to suffer operational losses in our 2007 fiscal year. Until our operations are able to demonstrate and maintain positive cash flows, we may require additional working capital to fund our ongoing operations and execute our business strategy of expanding our operations.  Based on these factors, there is substantial doubt about our ability to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should we be unable to continue as a going concern.  Our ability to continue as a going concern is dependent upon our ability to generate sufficient cash flows to meet our obligations on a timely basis and ultimately to attain profitability.  Our management intends to obtain working capital through operations and to seek additional funding through debt and equity offerings to help fund our operations as we expand.  There is no assurance that we will be successful in our efforts to raise additional working capital or achieve profitable operations.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 20.  Foreign Operations

The Company’s share of net assets held outside the United States totaled approximately $5,007,000 at August 31, 2007.

INTERIM FINANCIALS

EDGEWATER FOODS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEET
MAY 31,2008
(unaudited)

2008
ASSETS

Current assets:
Cash	$252,899
Accounts receivable, net	95,800
Inventory	2,358,552
Other current assets	71,236

Total current assets	2,778,487

Property, plant and equipment, net	4,198,830

Loans receivable, related party	116,988

Investments in other assets	4,031

Total assets	$7,098,336

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term debt	$117,626
Line of credit	78,403
Current portion of long term debt	453,537
Accounts payable and accrued liabilities	1,339,822

Total current liabilities	1,989,388

Long term debt, net current portion	522,373

Total liabilities	2,511,761

Stockholders' equity
Series A Preferred stock, par $0.001, 10,000,000	7,774
authorized, 7,773,998 issued and outstanding
Series B Preferred stock, par $0.001, 220	-
authorized, 207 issued and outstanding
Series C Preferred stock, par $0.001, 1,000,000	748
authorized, 747,870 issued and outstanding
Common stock, par $0.0001, 100,000,000 authorized,	2,403
24,029,332 issued and outstanding

Additional paid in capital	25,318,548
Accumulated deficit	(20,873,739)
Accumulated other comprehensive income (loss) -
foreign exchange adjustment	130,841

Total stockholders' equity	4,586,575

Total liabilities and stockholders' equity	$7,098,336

See accompanying notes to consolidated financial statements

EDGEWATER FOODS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND NINE MONTHS ENDED MAY 31

	THREE MONTHS ENDED		NINE MONTHS ENDED
	MAY 31,		MAY 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$264,942	$128,925	$1,059,907	$434,324
Cost of goods sold	489,081	187,382	1,517,352	653,150

Gross profit (loss)	(224,139)	(58,457)	(457,445)	(218,826)

Expenses:
General and administrative expenses	674,196	332,673	2,158,896	753,399
Salaries and benefits	98,130	78,040	286,622	238,650

Total operating expenses	(772,326)	(410,713)	(2,445,518)	(992,049)

Loss from operations	(996,465)	(469,170)	(2,902,963)	(1,210,875)

Other income (expense):
Interest (expense), net	(6,762)	(2,499)	(63)	(14,135)
Change in fair value of warrants	-	-	-	5,826,630
Other income (expense)	(59,763)	6,984	31,453	168,241

Total other income (expense), net	(66,525)	4,485	31,390	5,980,736

Net income (loss)	(1,062,990)	(464,685)	(2,871,573)	4,769,861

Dividend on preferred stock	-	-	(310,476)	(234,497)

Deemed dividend for beneficial
conversion feature	-	-	(163,386)	-

Net income (loss) applicable to
common shareholders	(1,062,990)	(464,685)	(3,345,435)	4,535,364

Foreign currency translation	(61,950)	218,058	236,385	127,295

Accumulated other comprehensive
income (loss)	$(1,124,940)	$(246,627)	$(3,109,050)	$4,662,659

Net income (loss) per share
Basic and diluted	$(0.04)	$(0.02)	$(0.14)	$0.21

Weighted average shares outstanding
Basic and diluted	24,014,607	22,703,407	23,880,083	21,634,417

See accompanying notes consolidated to financial statements

EDGEWATER FOODS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED MAY 31, 2008 and 2007

	2008	2007
	(unaudited)	(unaudited)
Cash flows from operating activities:

Net income (loss)	$(2,871,573)	$4,769,861

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	429,437	249,560
Changes in fair value of warrants	-	(5,826,630)
Stock option expense	1,486,352	228,353
Common stock issued for services	87,151	-
Gain on disposal of debt	-	(158,728)

Changes in current assets and liabilities:
Accounts receivable	(22,377)	16,376
Prepaid expenses	-	-
Other current assets	(9,994)	(3,985)
Loan receivable	(34,728)	(49,828)
Inventory	(531,039)	(453,931)
Accounts payable	618,529	60,582

Net cash used in operating activities	(848,242)	(1,168,370)

Cash flows from investing activities:

Purchase of property, plant and equipment	(1,460,178)	(1,196,055)

Net cash used in investing activities	(1,460,178)	(1,196,055)

Cash flows from financing activities:

Net proceeds from line of credit	77,798	-
Proceeds from short term debt	-	3,175
Payment of short term debt	(827)	(193,405)
Proceeds from long term debt	30,000	233,106
Payment of long term debt	(110,414)	(185,694)
Common stock issued for cash	-	1,083,239
Preferred stock issued for cash	800,648	1,970,701

Net cash provided by financing activities	797,205	2,911,122

Foreign currency translation effect	107,246	79,747

Net increase (decrease) in cash	(1,403,969)	626,444

Cash, beginning of period	1,656,868	1,816,742

Cash, end of period	$ 252,899	$2,443,186

Supplemental disclosure of cash flow information

Net cash paid
Interest	$ -	$25,000
Income taxes	$ -	$-

Supplemental disclosure of non-cash flow information

Issuance of stock for dividends	$ 310,476	$234,497

Warrant liability incurred in connection with financing	$ -	$4,116,739

Reclassification of warrant liability	$ -	$(20,449,559)

See accompanying notes consolidated to financial statements

EDGEWATER FOODS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 1.  Basis of Presentation, Organization and Nature of Operations

Edgewater Foods International Inc., a Nevada Corporation, is the parent company of Island Scallops Ltd., a Vancouver Island aquaculture company. Island Scallops was established in 1989 and for over 18 years has successfully operated a scallop farming and marine hatchery business. Island Scallops is dedicated to the farming, processing and marketing of high quality, high value marine species: scallops and sablefish.

Note 2.  Significant Accounting Policies

Basis of Presentation

Our unaudited consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America for reporting interim financial information and the rules and regulations of the Securities and Exchange Commission. In management’s opinion, all adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented have been included. All such adjustments are of a normal recurring nature. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in our Annual Report on Form 10-KSB for the year ended August 31, 2007. Results of operations for the three months and nine months ended May 31, 2008 and May 31, 2007, are not necessarily indicative of the operating results for the full accounting year or any future period.

Inventory

Edgewater maintains inventories of raw materials for its aquaculture products, of biomass (inventory of live aquaculture product being actively cultivated), and of finished goods (aquaculture product ready for sale).

Inventories are reported at the lesser of cost or estimated net realizable value.  Biomass and finished goods includes direct and reasonably attributable indirect production costs related to hatchery, cultivation, harvesting, and processing activities.  Carrying costs per unit are determined on a weighted average basis.

At May 31, 2008, inventory consisted of the following:

Biomass (Scallops):                $ 2,358,552

Reclassifications

Certain 2007 amounts have been reclassified to conform to 2008 presentation.

Note 3.  Property, Plant and Equipment

Property, plant and equipment at May 31, 2008, consisted of the following:
	Cost	Accumulated Amortization	Net Book Value

Land	$253,955	$-	$253,955
Buildings	1,224,551	(304,072)	920,479
Seawater piping and tanks	688,214	(355,560)	332,654
Boats and barge	663,537	(186,827)	476,710
Field equipment	3,528,574	(1,416,671)	2,111,903
Office equipment	26,120	(15,720)	10,400
Vehicles	107,837	(49,710)	58,127
Computer equipment	57,340	(22,738)	34,602
	$6,550,128	$(2,351,298)	$4,198,830

Depreciation expenses for the nine months ended May 31, 2008 and May 31, 2007 was $429,437 and $249,560, respectively.

Note 4.  Related Party Transactions

We have five secured notes receivable from RKS Laboratories, Inc., a Vancouver research and development company that is working towards developing superior strains of scallops with beneficial traits such as higher meat yield and rapid growth.  Robert Saunders, our President and CEO, owns 100% of RKS.  The first  non-interest bearing notes in the combined amount of $78,797, which are secured by all assets of RKS, were originally due on or before various dates between June 15, 2007 and May 31, 2008, but were recently extended to August 31, 2008.  The second non-interest bearing note in the amount of $9,150, which is also secured by all assets of RKS, is due on or before August 31, 2008.  The third non-interest bearing note in the amount of $5,716, which is also secured by all assets of RKS, is due on or before November 30, 2008.  These amounts are included in assets as loans receivable.  The fourth non-interest bearing note in the amount of $20,904, which is also secured by all assets of RKS, is due on or before February 28, 2009.  The fifth non-interest bearing note in the amount of $2,421, which is also secured by all assets of RKS, is due on or before May 31, 2009.  These amounts are included in assets as loans receivable.

Note 5.  Investments in Tenures

Edgewater carries its Investment in Tenures at $4,031 at May 31, 2008.  This amount represents the carrying costs of certain shellfish tenures acquired by Island Scallops’ subsidiary, 377332 B.C. Ltd.  Shellfish tenures are government-granted rights allowing limited use of offshore waters for the purposes of cultivation of shellfish.  The granting of shellfish tenure rights are the responsibility of the Provincial (British Columbia) Government and not the Canadian Federal Government.  As such, the government assistance that we receive via loan agreement with various Federal Agencies has no effect on our ability to renew and/or modify these tenure agreements.  The tenure held by 377332 B.C. Ltd. has an expiration date of July 10, 2021.  Other shellfish tenures held by Edgewater and our subsidiaries have expiration dates ranging from 2021 to 2024.

These tenures are considered to have an indefinite useful life because renewal on expiration is anticipated, and are not subject to amortization.

Note 6.  Accounts Payable and Accrued Liabilities

Included in accounts payable and accrued liabilities are balances outstanding related to credit cards held in the name of one of our shareholders totaling $55,434 at May 31, 2008.  We used these credit cards as a means of short term financing and incur interest charges on such unpaid balances.

Included in accounts payable and accrued liabilities at May 31, 2008, is an amount of $132,882 in respect to an agreement to purchase geoduck seed from us (for additional information see Note 11 – Contingent Liabilities).

Included in accounts payable and accrued liabilities at May 31, 2008, is $99,401 of principal due and interest accrued in respect to the loan from the National Research Council of Canada Industrial Research Assistance Program (see Note 9 – Long Term Debt for additional information).

Note 7.  Short Term Debt

Included in short-term debt at May 31, 2008, are estimated royalties of $67,071 payable to a third party from whom the former sole shareholder of Island Scallops originally acquired the shares of Island Scallops.  The 1992 share purchase agreement (for Island Scallops) provided that the third party was to receive 3% of revenues from Island Scallops as earned, on a quarterly basis, throughout the period from December 1, 1992 to November 30, 2002.  The third party holds a first charge (or first lien) over our inventory (including broodstock) in the amount of $352,716 in support of its royalty entitlement.  The third party has not taken further action to enforce payment of the arrears liability.  To date, we have accrued the entire balance of $67,071 as a current liability and we plan to pay it with available funds in the near future.

Included in short-term notes payable at May 31, 2008, is an unsecured non-interest bearing demand loan payable to an individual with a face value of $50,555 and no specific terms of repayment.  However, the lender had informally requested that the loan be repaid in full by October 6, 2008.

Note 8.  Line of Credit

Included in line of credit at May 31, 2008 are two bank lines of credit.  The first line is a $75,582 bank line of credit for Island Scallops.  The interest rate on the line of credit is 7.5% as of May 31, 2008.  At May 31, 2008, the balance due is $73,364. The second line is a $5,039 bank line of credit for Island Scallops.  The interest rate on the line of credit is 6.5% as of May 31, 2008.  At May 31, 2008, the balance due is $5,039.

Note 9.  Long Term Debt

These consolidated financial statements include a Western Diversification Program non-interest bearing loan to Island Scallops that requires repayment equal to 12% of gross revenues from our scallop sales, payable semi-annually, with no specified due date.  In September 2006, we entered into a Settlement Agreement with the Minister of Western Economic Diversification to amend the repayment terms of our non-interest bearing loan of $597,103 (to Island Scallops) with the Western Diversification Program. We agreed to repay the $170,981 due as of August 31, 2006, in accordance with a payment schedule beginning with a payment of $62,736 in September 2006 and continuing with monthly payments of roughly $9,840 until August 15, 2007.  The parties agreed that the remaining balance of the $426,122 shall be repaid via quarterly payments equal to the greater of $30,856 or 4% of the gross scallop sales starting in the quarter beginning on June 1, 2007 and each quarter thereafter until the balance is repaid.  Under the terms of this agreement, the first quarter payment was due on September 30, 2007.  At May 31, 2008, the balance due is $381,286, of which $141,086 is reflected in the current portion of long term debt and the remaining balance of $240,200 is reflected as long term debt.  In June of 2008, the Western Diversification Program agreed to allow Island Scallops to suspend repayment until October 2008 and modify the terms thereafter (see Note 14 – Subsequent Events for additional information).

These consolidated financial statements include Island Scallops’ unsecured loan from the National Research Council of Canada Industrial Research Assistance Program which requires quarterly payments commencing March 1, 2003 equal to 3% of gross revenues of Island Scallops until the earlier of full repayment or December 1, 2012.  The amount repayable is up to 150% of the original advance of $444,503, if repayment is before December 1, 2007.  If at December 1, 2012, Island Scallops has not earned sufficient revenues to be required to repay the original loan amount, the remaining portion of the loan is to be forgiven.  Amounts currently due at May 31, 2008, bear interest at a rate of 1% per month.  At May 31, 2008, Island Scallops is in arrears in respect to the payment of these amounts.  The National Council of Canada Industrial Research Assistance Program has requested payment of the $99,401 that they claim is owed under this loan agreement.  As such, at May 31, 2008, $99,401 is included in accounts payable and accrued liabilities and the remaining full principal balance of $312,451 is reflected in the current portion of long term debt. We are seeking to renegotiate the repayment terms.

These consolidated financial statements include Island Scallop’s mortgage loan repayable at $2,802 per month (currently interest only calculated at 10.5% per annum).  The loan is secured by a second charge on the real property of Island Scallops. At May 31, 2008, the principal due is $282,173.

Note 10.  Series C Preferred Stock Financing

We completed a private equity financing of $897,444 on November 5, 2007, with one accredited investor.  Net proceeds from the offering are approximately $801,000.  As part of this financing, the investor returned the Series J Warrant, Series D Warrant, Series E Warrant and Series F Warrant that they received as a result of our Series B financing completed on January 16, 2007.  Pursuant to this financing, we issued 747,870 shares of our Series C Preferred Stock,  par value $0.001 per share and the investor also received one of each of the following warrants: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, (iv) Series J Warrant, (v) Series D Warrant, (vi) Series E Warrant, and (vii) Series F Warrant, each to purchase a number of shares of common stock equal to fifty percent (50%) of the number of shares of common stock issuable upon conversion of the purchaser’s preferred stock, except for the Series J Warrants, which shall entitle the investor to purchase a number of shares of our Series C Preferred Stock equal to one hundred percent (100%) of the number of Series C Preferred Stock it received in the financing.  Each of the Warrants has a term of 5 years, except for the Series J Warrants, which have a term of 1 year.  Each share of the preferred stock is convertible into one fully paid and nonassessable share of our common stock at an initial conversion price of $1.20, subject to adjustment.  We are obligated to file a registration statement on or before December 5, 2007 providing for the resale of the shares of common stock issuable upon conversion of the preferred stock and the shares of common stock underlying the Warrants and underlying the preferred stock issuable upon exercise of the Warrants.  In connection with the financing, our management agreed not to sell any of our securities owned by them, their affiliates or anyone they have influence over until the registration statement has been effective for nine months.    In connection with the financing, a deemed dividend was recorded for $163,386 based on the relative fair values of the preferred shares and warrants.

In connection with this financing, we paid cash compensation to a placement consultant in the amount of approximately $72,000 and issued him placement consultant warrants, exercisable for a period of three years from the date of issue. The placement consultant's warrants allow him to purchase up to (i) 74,787 shares of Series C Preferred Stock, and each of the following warrants, which are identical to the warrants issued to the investors of the financing: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, (iv) Series D Warrant, (v) Series J Warrant, (vi) Series E Warrant, and (vii) Series F Warrant, each to purchase 37,393 shares of common stock, except for the Series J Warrants, which shall entitle the Consultant to purchase 74,787 shares of our Series C Preferred Stock.

The net proceeds from the financing are to be used for working capital and general corporate purposes.

Note 11.  Contingent Liabilities

Our wholly owned subsidiary, Island Scallops, entered into an agreement in 1998 with two parties, under which Island Scallops was to produce and sell geoduck seed to the two parties. Island Scallops received advance payments from each of the two parties in 2002 of approximately $64,140 and recognized related revenue of $43,705 in respect to seed delivered in 2002. The balance of the deposits received (advance payments), net of sales, totaling $132,882, is included in accounts payable and accrued liabilities.

Management’s position is that the two parties violated the terms of the agreement and we are therefore entitled to retain the balance of the deposits.  Per the terms of the original agreement, Island Scallops was entitled to make up any shortfall in the product produced in the following year.  Although product was available and offered by Island Scallops in the following year, the two parties refused to honor the terms of the agreement and would not accept the product (to make up the shortfall) in the following year.

As of August 31, 2004, one of the two parties made claims that Island Scallops owed it an amount totaling $88,925.   This particular party believed that the agreement required Island Scallops to deliver the product in year one and did not allow Island Scallops to make up any shortfall with product produced in the following year. The balance included in accounts payable and accrued liabilities related to this party is $38,767.

Any additional liability to us, or any reduction of the currently recognized liability, in respect to these deposits will be recorded at the time a conclusion to this matter can be determined.

Neither we nor our wholly owned subsidiary maintain insurance covering the replacement of our inventory. Consequently, we are exposed to financial losses or failure as a result of this risk.

Note 12.  Stock-Compensation Expense

On October 31, 2007, we issued 25,000 shares of common stock to Pacific Crab Seafood Company, Inc. as part of the 100,000 shares of our common stock that our Board of Directors previously approved for the consulting and marketing services that they will provide to us.  The remaining 35,000 shares will be issued in equal monthly installments of 5,000 shares during the remaining term of the agreement.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.  The 25,000 shares issued were valued at $1.28 per share, the closing bid of our common stock on the date of issue.  Therefore, total aggregate value of the transaction recognized by the company was $32,000. Going forward the cost of these shares will be expense at current market price as they are issued.

On November 30, 2007 we issued 5,000 shares of common stock to Pacific Crab Seafood Company, Inc. as part of the 100,000 shares of our common stock that our Board of Directors previously approved for the consulting and marketing services that they will provide to us.  The remaining 30,000 shares will be issued in equal monthly installments of 5,000 shares during the remaining term of the agreement.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.  The 5,000 shares issued were valued at $1.25 per share, the closing bid of our common stock on the date of issue.  Therefore, total aggregate value of the transaction recognized by the company was $6,250. Going forward the cost of these shares will be expense at current market price as they are issued.

On December 31, 2007, we issued 172,750 shares of common stock to the investors of our April 12, May 30, June 30 and July 11, 2006 financings as payment of the semi-annual dividend (8% per annum) per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock. The number of shares issued was based on the dividend payment at a rate of 8% per annum (subject to a pro rata adjustment) of the Liquidation Preference Amount ($1,416,000 for the April 12 financing, $1,500,000 for the May 30 financing, $1,550,000 for the June 30 financing and $1,450,000 for the July 11 financing) payable in shares equal to 90% of the quotient of (i) the dividend payment divided by (ii) the average of the VWAP for the 20 trading days immediately preceding the date the dividend payment is due, but in no event less than $0.65.  As such, the shares were valued at approximately $233,500 and the total aggregate value of the transaction was recorded as a preferred stock dividend.

On December 31, 2007, we issued 45,999 shares of common stock to the investors of our January 16, 2007 financing as payment of the semi-annual dividend (6% per annum) per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock (see Note 9 – Series B Preferred Shares Financing for additional information on the Series B Convertible Preferred Stock).  The number of shares issued was based on the dividend payment at a rate of 6% per annum (subject to a pro rata adjustment) of the Liquidation Preference Amount ($1,416,000) payable in shares equal to 90% of the quotient of (i) the dividend payment divided by (ii) the average of the VWAP for the 20 trading days immediately preceding the date the dividend payment is due, but in no event less than $0.65.  As such, the shares were valued at approximately $63,000 and the total aggregate value of the transaction was recorded as a preferred stock dividend.

On December 31, 2007, we issued 17,883 shares of common stock to the investors of our November 5, 2007 financing as payment of the semi-annual dividend (6% per annum) per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Preferred Stock (see Note 9 – Series B Preferred Shares Financing for additional information on the Series C Convertible Preferred Stock).  The number of shares issued was based on the dividend payment at a rate of 6% per annum (subject to a pro rata adjustment) of the Liquidation Preference Amount (approximately $897,000) payable in shares equal to 90% of the quotient of (i) the dividend payment divided by (ii) the average of the VWAP for the 20 trading days immediately preceding the date the dividend payment is due, but in no event less than $0.65.  As such, the shares were valued at approximately $24,000 and the total aggregate value of the transaction was recorded as a preferred stock dividend.

On January 1, 2008 we issued 5,000 shares of common stock to Pacific Crab Seafood Company, Inc. as part of the 100,000 shares of our common stock that our Board of Directors previously approved for the consulting and marketing services that they will provide to us.  The remaining 25,000 shares will be issued in equal monthly installments of 5,000 shares during the remaining term of the agreement.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.  The 5,000 shares issued were valued at $1.35 per share, the closing bid of our common stock on the date of issue.  Therefore, total aggregate value of the transaction recognized by the company was $6,750. Going forward the cost of these shares will be expense at current market price as they are issued.

On February 1, 2008 we issued 5,000 shares of common stock to Pacific Crab Seafood Company, Inc. as part of the 100,000 shares of our common stock that our Board of Directors previously approved for the consulting and marketing services that they will provide to us.  The remaining 20,000 shares will be issued in equal monthly installments of 5,000 shares during the remaining term of the agreement.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.  The 5,000 shares issued were valued at $0.98 per share, the closing bid of our common stock on the date of issue.  Therefore, total aggregate value of the transaction recognized by the company was $4,900. Going forward the cost of these shares will be expense at current market price as they are issued.

On March 4, 2008 we issued 5,000 shares of common stock to Pacific Crab Seafood Company, Inc. as part of the 100,000 shares of our common stock that our Board of Directors previously approved for the consulting and marketing services that they will provide to us.  The remaining 15,000 shares will be issued in equal monthly installments of 5,000 shares during the remaining term of the agreement.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.  The 5,000 shares issued were valued at $0.95 per share, the closing bid of our common stock on the date of issue.  Therefore, total aggregate value of the transaction recognized by the company was $4,750. Going forward the cost of these shares will be expense at current market price as they are issued.

On April 1, 2008, we issued 5,000 shares of common stock to Pacific Crab Seafood Company, Inc. as part of the 100,000 shares of our common stock that our Board of Directors previously approved for the consulting and marketing services that they will provide to us.  The remaining 10,000 shares will be issued in equal monthly installments of 5,000 shares during the remaining term of the agreement.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.  The 5,000 shares issued were valued at $0.95 per share, the closing bid of our common stock on the date of issue.  Therefore, total aggregate value of the transaction recognized by the company was $4,750. Going forward the cost of these shares will be expense at current market price as they are issued.

On April 1, 2008, we issued 25,000 shares of common stock to Consulting for Strategic Growth, Inc. as part of the 25,000 shares of our common stock that our Board of Directors previously approved for the consulting and investor relations services that they will provide to us.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.  The 25,000 shares issued were valued at $0.95 per share, the closing bid of our common stock on the date of issue.  Therefore, total aggregate value of the transaction recognized by the company was $23,750. Going forward the cost of these shares will be expense at current market price as they are issued.

On May 19, 2008, we issued 5,000 shares of common stock to Pacific Crab Seafood Company, Inc. as part of the 100,000 shares of our common stock that our Board of Directors previously approved for the consulting and marketing services that they will provide to us.  The remaining 5,000 shares will be issued in equal monthly installments of 5,000 shares during the remaining term of the agreement.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.  The 5,000 shares issued were valued at $0.80 per share, the closing bid of our common stock on the date of issue.  Therefore, total aggregate value of the transaction recognized by the company was $4,000. Going forward the cost of these shares will be expense at current market price as they are issued.

Stock Options

In August 2005, our Board of Directors approved the “Edgewater Foods International 2005 Equity Incentive Plan.” The Board of Directors reserved 5,000,000 shares of our common stock to be issued in the form of incentive and/or non-qualified stock options for employees, directors and consultants to Edgewater. As of May 31, 2008, our Board of Directors had authorized the issuance of 2,962,000 options to employees.

During the nine months ended May 31, 2008 and May 31, 2007, $1,486,352 and $228,353 in stock option expenses were recognized respectively.  In the subsequent period through August 31, 2008, $294,530 in stock option expense will be recognized.  An additional, $6,789 will be recognized in the three month period ending November 30, 2009.

Stock option activity during the period ending May 31, 2008, was as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding, August 31, 2007	2,962,000	1.26
Granted	30,000	1.21
Exercised	--	--
Forfeited	(400,000)	1.50
Expired	--	--
Outstanding, May 31, 2008	2,592,000	$1.23
Exercisable, May 31, 2008	472,000	$1.36

At May 31, 2008, 300,000 of the exercisable options expire in May 2010, 62,000 of the exercisable options expire in August 2010 with the remaining balance of 220,000 having an expiration date of August 2015.

Warrant activity during the period ending May 31, 2008, was as follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding, August 31, 2007	28,086,252	1.69
Granted	3,028,873	2.00
Exercised	--	--
Forfeited	--	--
Returned	(3,739,350)	1.78
Expired	(304,347)	--
Outstanding, May 31, 2008	27,071,428	$1.73
Exercisable, May 31, 2008	27,071,428	$1.73

At May 31, 2008, if all options and warrants were exercised and all shares of preferred stock were converted, the company would have 64,014,715 shares of common stock outstanding.

Note 13.  Going Concern

Prior to the completion of our initial Preferred Stock Financing, working capital had been primarily financed with various forms of debt.  We have suffered operating losses since inception in our efforts to establish and execute our business strategy.  As of May 31, 2008, we had a cash balance of approximately $253,000.  After the completion of the recent Series D preferred financing (see Note 13 – Subsequent Events for additional information), management believes that we have adequate funds to maintain our business operations into our 2009 fiscal year and/or until we become cash flow positive, but we continued to suffer operational losses in the first nine months of our 2008 fiscal year. Until our operations are able to demonstrate and maintain positive cash flows, we may require additional working capital to fund our ongoing operations and execute our business strategy of expanding our operations.  In fact,   based on our current estimates of future sales and capital costs of expanding our farms in order to increase future crop yields, we will require additional financings to continue our current rate of expansion.  Based on these factors, there is substantial doubt about our ability to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should we be unable to continue as a going concern.  Our ability to continue as a going concern is dependent upon our ability to generate sufficient cash flows to meet our obligations on a timely basis and ultimately to attain profitability.  Our management intends to obtain working capital through operations and to seek additional funding through debt and equity offerings to help fund our operations as we expand.  There is no assurance that we will be successful in our efforts to raise additional working capital or achieve profitable operations.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 14.  Subsequent Events

On May 29, 2008, we signed a Series D Convertible Preferred Stock Purchase Agreement with one accredited investor whereby such investor was committed, subject to the satisfaction of certain closing conditions, to purchase $1,500,000 of our Series D Preferred Shares.  Pursuant to the Purchase Agreement, this investor is also committed to investing an additional $500,000 no later than 90 days from the initial closing date provided that we have hired a chief operating officer acceptable to such investor.  Pursuant to the Purchase Agreement, additional investments of up to an aggregate of $2,000,000 of Series D Preferred Shares may be made in subsequent closings to be completed no later than June 30, 2008.  As part of this financing, we also entered into an Exchange Agreement with the investor and certain other holders of our outstanding warrants, whereby the Series J Warrant that the investor received pursuant to the financing we closed on November 5, 2007, as disclosed in the Form 8-K filed on November 7, 2007, will be cancelled, and the investor and certain other holders of our outstanding warrants shall return to us warrants to purchase an aggregate of 24,941,605 shares of our common stock, which the investor and such other warrant holders received pursuant to the financings we closed on: (i) April 12, 2006, as disclosed in our Form 8-K filed on April 14, 2007; (ii) May 30, 2006, as disclosed in our Form 8-K filed on May 30, 2006; and (iii) November 5, 2007, as disclosed in our Form 8-K filed on November 7, 2007, in exchange for an aggregate of 267,059 Series D Preferred Shares. The net proceeds from the financing are to be used for supplies, processing plant upgrades, working capital and general corporate purposes.  All of the closing conditions were satisfied and accordingly we completed the private equity financing and received net proceeds of approximately $1.46 million on June 11, 2008.

Pursuant to the financing, we filed a Certificate of Designation of the Relative Rights and Preferences of our Series D Convertible Preferred Stock on May 29, 2008.  The Certificate of Designation designates 380,000 shares of our authorized preferred stock as Series D Convertible Preferred Stock, which ranks junior to our Series A, Series B and Series C Convertible Preferred Stock, but senior to our common stock.  Except with respect to specified transactions that may affect the rights, preferences, privileges or voting power of the Series D Preferred Shares and except as otherwise required by Nevada law, the Series D Preferred Shares have no voting rights.  At any time on or after the issuance date, the holder of any Series D Preferred Shares may, at the holder's option, elect to convert all or any portion of the Series D Preferred Shares held by such person into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the stated value ($40.00 per share) of the Series D Preferred Shares being converted divided by (ii) the conversion price, which initially is $0.80 per share, subject to certain adjustments.  In the event of our liquidation, dissolution or winding up, the holders shall receive a liquidation preference equal to 120% of the stated value per Series D Preferred Share.

In June of 2008, the Western Diversification Program agreed to allow Island Scallops to suspend repayment of the roughly $381,000 loan until October 2008.  Starting in October 2008, Island Scallops will begin repaying the loan at a rate of $10,078 per month for five months.   Once Island Scallops has completed these five months of loan payments are completed, the Western Diversification Program has  agreed to base quarterly repayments on 3% of the gross scallop sales (as opposed to the originally agreed upon 4%).

On June 20, 2008, we issued the final 5,000 share installment of common stock to Pacific Crab Seafood Company, Inc. as part of the 100,000 shares of our common stock that our Board of Directors previously approved for the consulting and marketing services that they will provide to us.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.  The 5,000 shares issued were valued at $0.80 per share, the closing bid of our common stock on the date of issue.  Therefore, total aggregate value of the transaction recognized by the company was $4,000. Going forward the cost of these shares will be expense at current market price as they are issued.

On June 30, 2008, we issued 322,228 shares of common stock to the investors of our April 12, May 30, June 30 and July 11, 2006 financings as payment of the semi-annual dividend (8% per annum) per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock. The number of shares issued was based on the dividend payment at a rate of 8% per annum (subject to a pro rata adjustment) of the Liquidation Preference Amount ($1,416,000 for the April 12 financing, $1,500,000 for the May 30 financing, $1,550,000 for the June 30 financing and $1,450,000 for the July 11 financing) payable in shares equal to 90% of the quotient of (i) the dividend payment divided by (ii) the average of the VWAP for the 20 trading days immediately preceding the date the dividend payment is due, but in no event less than $0.65.  As such, the shares were valued at approximately $231,000 and the total aggregate value of the transaction was recorded as a preferred stock dividend.

On June 30, 2008, we issued 85,515 shares of common stock to the investors of our January 16, 2007 financing as payment of the semi-annual dividend (6% per annum) per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock (see Note 9 – Series B Preferred Shares Financing for additional information on the Series B Convertible Preferred Stock).  The number of shares issued was based on the dividend payment at a rate of 6% per annum (subject to a pro rata adjustment) of the Liquidation Preference Amount ($1,416,000) payable in shares equal to 90% of the quotient of (i) the dividend payment divided by (ii) the average of the VWAP for the 20 trading days immediately preceding the date the dividend payment is due, but in no event less than $0.65.  As such, the shares were valued at approximately $62,000 and the total aggregate value of the transaction was recorded as a preferred stock dividend.

On June 30, 2008, we issued 37,075 shares of common stock to the investors of our November 5, 2007 financing as payment of the semi-annual dividend (6% per annum) per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Preferred Stock (see Note 9 – Series B Preferred Shares Financing for additional information on the Series C Convertible Preferred Stock).  The number of shares issued was based on the dividend payment at a rate of 6% per annum (subject to a pro rata adjustment) of the Liquidation Preference Amount (approximately $897,000) payable in shares equal to 90% of the quotient of (i) the dividend payment divided by (ii) the average of the VWAP for the 20 trading days immediately preceding the date the dividend payment is due, but in no event less than $0.65.  As such, the shares were valued at approximately $27,000 and the total aggregate value of the transaction was recorded as a preferred stock dividend.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement.  This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

19,015,679 Shares Common Stock EDGEWATER FOODS INTERNATIONAL, INC. Prospectus ________________ ____, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock being registered. All amounts other than the SEC registration fee are estimates.

SEC Registration Fee	$5,580.29

Printing and Engraving Expenses

Legal Fees and Expenses	$7,500.00

Accounting Fees and Expneses	$2,000.00

Miscellaneous	$5,000.00

Total	$20,080.29

Item 14. Indemnification of Directors and Officers

Our Articles of Incorporation include provisions, which limit the liability of our directors.  As permitted by applicable provisions of the Nevada Law, directors will not be liable to Edgewater for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances.  This limitation does not affect liability for any breach of a director’s duty to Edgewater or our shareholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to the best interests of Edgewater or our shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to Edgewater or our shareholders, or that show a reckless disregard for duty to Edgewater or our shareholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to Edgewater or our shareholders, or (iii) based on transactions between Edgewater and our directors or another corporation with interrelated directors or based on improper distributions, loans or guarantees under applicable sections of Nevada Law. This limitation of directors’ liability also does not affect the availability of equitable remedies, such as injunctive relief or rescission.

We have been advised that it is the position of the Commission that insofar as the provision in Edgewater’s Articles of Incorporation, as amended, may be invoked for liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act as amended. Unless stated otherwise; (i) that each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition; (ii) no underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with the transactions; (iii) the transactions did not involve a public offerings; and (iv) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities.

i

To accomplish the Share Exchange with Edgewater, we issued an aggregate of 19,000,000 shares of common stock in exchange for all of the issued and outstanding capital stock of Edgewater.  The shares were issued to 17 accredited investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

                In October 2005, we engaged Aurelius Consulting to provide marketing and investor relations services. The initial term of the agreement is one year.  Aurelius is entitled to receive 100,000 shares of our restricted common stock during the term of its agreement (25,000 per quarter), in consideration for their services. The shares were valued at $1.45 per share, the closing bid price for shares of our common stock on the date of the contract. The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On October 21, 2005 and November 11, 2005, our board approved the issuing a total of 25,000 shares of the Company’s common stock to The Shemano Group, LLC for preparing a research report for the Company.  The shares were valued at $1.50 per share, the closing market bid of our common stock on the date of the resolution.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On January 31, 2006, we issued 400,000 shares of our restricted common stock to World Wide Mortgage as consideration for agreeing to extend the due date for us to repay our CDN $1,500,000 loan pursuant to the bridge loan agreement dated November 9, 2004 and amended on April 15, 2005 between us and World Wide. The shares have piggy-back registration rights that require us to register the shares in our next registration statement.  The shares were valued at $1.30 per share, the closing bid price for shares of our common stock on the date we issued the shares. The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

Pursuant to the financings we closed on April 12, May 30, June 30, 2006 and July 11, 2006, we issued an aggregate of 30,905,619 shares.  The shares were issued to 9 accredited investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On June 30, 2006 we issued 22,860 shares of common stock to the two accredited investors of our April 12 and May 30, 2006 financings as payment of the semi-annual dividend (8% per annum) per the terms of the Certificate of  Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock.  The dividend shares were issued to these investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

               On December 31, 2006, we issued 138,565 shares of common stock to the investors of our April 12, May 30, 2006, June 30, 2006 and July 11, 2006 financings as payment of the semi-annual dividend (8% per annum) per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock.  The dividend shares were issued to these investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

                Pursuant to the financing we closed on January 16, 2007, we issued 207 shares of our series B preferred stock.  The shares were issued to two accredited investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

In connection with the January 16, 2007 financing, we issued the placement consultant a placement consultant warrant, exercisable for a period of three years from the date of issue with an exercise price of $1.15 per share. The warrant allows the placement consultant to purchase up to (i) 20 shares of Series B Preferred Stock, and each of the following warrants, which are identical to the warrants issued to the investors of the financing: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, (iv) Series D Warrant,  (v) Series J Warrant,  (vi) Series E Warrant, and (vii) Series F Warrant, each to purchase 90,004 shares of common stock, except for the Series J Warrants, which shall entitle the consultant  to purchase  180,008  shares of common stock. The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On February 1, 2007 we issued Kitsilano Capital Corp. four 100,000 options to purchase our common stock, pursuant to our Consulting Agreement with them.  The first option vests on May 1, 2007, the second on August 1, 2007, the third on February 1, 2008 and the fourth on June 1, 2008, so long as Kitsilano continues to provide services to us under the Consulting Agreement.  Each option is exercisable for a period of three years from the vesting date and has an exercise price of $1.20, $1.40, $1.60 and $1.80 respectively. The shares underlying the options have piggy-back registration rights that required us to register the shares in our last registration statement.  The options and the shares underlying were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On April 12, 2007, we issued 88,000 shares of common stock to an investor of our April 12th financing in connection with the exercise of 88,000 Series J warrants received by such investor as part of the financing.  We received net proceeds of approximately $45,600 pursuant to the exercise of these warrants.  The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On April 12, 2007 we issued 1,266,667 shares of common stock to an investor of our April 12th financing in connection with such investor’s exercise of 1,266,667 Series J warrants he received as part of the April 12th financing.  We received net proceeds of approximately $655,500 pursuant to the exercise of these warrants.  The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On April 12, 2007, we issued 188,800 shares of our Series A Preferred Stock and the followings warrants: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, (iv) Series D Warrant, (v) Series J Warrant, (vi) Series E Warrant, (vii) Series F Warrant, (viii) Series G Warrant, and (ix) Series H Warrant, each to purchase a number of shares of Common Stock equal to 50% of the number of shares of Series A Preferred Stock purchased, except for the Series J Warrants, which entitled the investor to purchase a number of shares of our common stock equal to 100% of the number of shares of Series A Preferred Stock purchased.  We issued a total of 944,000 Warrants.  Each of the Warrants has a term of 5 years, except for the Series J Warrants, which have a term of 1 year.  Each share of the Series A Preferred Stock is convertible into one fully paid and nonassessable share of our common stock.  These shares and warrants were issued pursuant to the exercise of 188,800 placement consultant warrants received as a result of our April 12, 2006 financing.  We received net proceeds of approximately $106,000 pursuant to the exercise of these warrants.  The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On April 12, 2007, we issued 188,800 shares of common stock to the placement consultant of our April 12, 2006 financing in connection with the exercise of 188,800 Series J warrants, which the placement consultant received from his exercise of his placement consultant warrant, as described above.  We received net proceeds of approximately $106,000 pursuant to the exercise of these warrants.  The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On May 8, 2007 we issued 30,000 shares of our common stock pursuant to a shareholders conversion of 30,000 shares of our Series A Preferred Stock that he owned.  We did not receive any proceeds from this conversion.  The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On May 10, 2007 we issued 500,000 shares of our common stock pursuant to a shareholders conversion of 500,000 shares of our Series A Preferred Stock that he owned.  We did not receive any proceeds from this conversion.  The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On May 12, 2007 we issued 70,800 shares of our common stock pursuant to a shareholders conversion of 70,800 shares of our Series A Preferred Stock that he owned.  We did not receive any proceeds from this conversion. The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On June 14, 2007, our board approved issuing a total of 100,000 shares of our common stock to Pacific Crab Seafood Company, Inc. for the consulting and marketing services that they will provide to us.  We issued 40,000 shares upon execution of our agreement with Pacific Crab and the remaining 60,000 will be issued in twelve (12) equal installments during the term of the agreement.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On June 30, 2007, we issued 171,274 shares of common stock to the investors of our 2006 and 2007 financings as payment of the semi-annual dividend per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock and Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock.  The dividend shares were issued to these investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On August 20, 2007, a holder of our series A preferred stock exercised their right to convert 65,335 shares of our series A preferred stock into 65,335 shares of common stock. As such, we issued 65,335 shares of common stock and canceled 65,335 shares of our series A.  The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On November 5, 2007, we issued 747,870 shares of our Series C Preferred Stock and the followings warrants to one accredited investor: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, (iv) Series J Warrant, (v) Series D Warrant, (vi) Series E Warrant, and (vii) Series F Warrant, each to purchase a number of shares of common stock equal to 50% of the number of shares of common stock issuable upon conversion of the number of preferred stock issued to the investor, except for the Series J Warrants, which shall entitle the investor to purchase a number of shares of our Series C Preferred Stock equal to 100% of the number of shares of common stock issuable upon conversion of the preferred stock issued to the investor; all of these warrants can be exercised, assuming the preferred stock underlying the Series J Warrants are fully converted,  for an aggregate of 2,991,480 shares of common stock.  Each of the Warrants has a term of 5 years, except for the Series J Warrants, which have a term of 1 year.  Each share of the Series A Preferred Stock is convertible into one fully paid and nonassessable share of our common stock.  The investor that received these securities returned warrants to purchase an aggregate of 3,739,350 shares of common stock that it received pursuant to our January 16, 2007 financing.  The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

In connection with the November 5, 2007 financing, we issued the placement consultant a placement consultant warrant, exercisable for a period of three years from the date of issue with an exercise price of $1.20 per share. The warrant allows the placement consultant to purchase up to (i) 74,787, shares of Series C Preferred Stock, and each of the following warrants, which are identical to the warrants issued to the investors of the financing: (i) Series A Warrant, (ii) Series B Warrant, (iii) Series C Warrant, (iv) Series D Warrant,  (v) Series J Warrant,  (vi) Series E Warrant, and (vii) Series F Warrant, each to purchase 37,393 shares of common stock, except for the Series J Warrants, which shall entitle the consultant  to purchase  74,787  shares of common stock. The placement consultant also returned a portion of the placement consultant warrant it received pursuant to the January 16, 2007 financing.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On December 31, 2007, we issued an aggregate of 236,632 shares of common stock to the investors of our 2006 and 2007 financings as payment of the semi-annual dividend per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock, Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock and the Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Preferred Stock.  The dividend shares were issued to these investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On March 4, April 1, and May 19, 2008, we issued 5,000 shares of common stock to Pacific Crab Seafood Company, Inc. as part of the 100,000 shares of our common stock that our Board of Directors previously approved for the consulting and marketing services that they will provide to us.  The remaining 5,000 shares were issued in June.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On April 1, 2008, we issued 25,000 restricted shares to Consulting for Strategic Growth 1, Ltd. for the investor relation/ media relations services they will provide to us.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On June 11, 2008, we issued 304,558 shares of our Series D Preferred Stock to 12 accredited investors.  Each share of the Series D Preferred Stock is convertible into convertible into a number of fully paid and nonassessable shares of our common stock equal to the quotient of the stated value of the Series D Preferred Stock ($40) divided by the conversion price, which initially is $0.80 per share, subject to certain adjustments.  The investors that received these securities returned warrants to purchase an aggregate of 24,941,605 shares of common stock that it received pursuant to our 2006 and 2007 financings.  The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On June 30, 2008, we issued 322,228 shares of common stock to the investors of our April 12, May 30, 2006, June 30, 2006 and July 11, 2006 financings as payment of the semi-annual dividend (8% per annum) per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock.  The dividend shares were issued to these investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On June 30 2008, we issued 85,515 shares of common stock to the investors of our January 16, 2007 financing as payment of the semi-annual dividend (6% per annum) per the terms of the Certificate of Designation of the Relative Rights an Preferences of the Series B Convertible Preferred Stock.  The dividend shares were issued to these investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

On June 30, 2008, we issued 37,075 shares of common stock to the investors of our November 5, 2007 financing as payment of the semi-annual dividend (6% per annum) per the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Preferred Stock.  The dividend shares were issued to these investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules

EXHIBITS

The following exhibits are filed as part of this registration statement:

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 filed on April 18, 2007).

3.2	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed on April 18, 2007).

4.1	Securities Purchase Agreement dated as of April 12, 2006 (Incorporated by reference to Exhibit 10.0 to the Company’s Current Report on Form 8-K filed on April 14, 2006).

4.2	Registration Rights Agreement dated as of April 12, 2006 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 14, 2006).

4.3
Designation of Rights and Preferences of Series A Preferred Stock dated as of April 12, 2006 (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 14, 2006).

4.4	Form of Warrant to Purchase Common Stock (Incorporated by reference to Exhibits 10.6 through 10.14 to the Company’s Current Report on Form 8-K filed on April 14, 2006).

4.5	Amendment to Registration Rights Agreement dated as of May 30, 2006 (Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on May 30, 2006).

4.6
Form of Joinder Agreement to the Securities Purchase Agreement dated as of June 30, 2006 and July 11, 2006 (Incorporate by reference to Exhibits 10.1 and 10.2 to the Company’s Current Report on Form 8-K filed on June 30, 2006).

4.7
Joinder Agreement to the Registration Rights Agreement dated as of June 30, 2006 and July 11, 2006 (Incorporate by reference to Exhibits 10.1 and 10.2 to the Company’s Current Report on Form 8-K filed on June 30, 2006).

4.8	Securities Purchase Agreement dated as of January 16, 2007 (Incorporated by reference to Exhibit 10.0 to the Company’s Current Report on Form 8-K filed on January 17, 2007).

4.9	Registration Rights Agreement dated as of January 16, 2006 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 17, 2007).

4.10
Designation of Rights and Preferences of Series B Preferred Stock dated as of January 16, 2006 (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 17, 2007).

4.11	Form of Warrant to Purchase Common Stock (Incorporated by reference to Exhibits 10.6 through 10.14 to the Company’s Current Report on Form 8-K filed on January 17, 2007).

4.12
Form of Series C Convertible Preferred Stock Purchase Agreement, dated November 5, 2007, by and between the Company and each of the Purchasers thereto (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 7, 2007).

4.13
Form of Registration Rights Agreement by and between the Company and each of the Purchasers thereto (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 7, 2007).

4.14
Form of Certificate of Designation of Rights and Preferences of Series C Convertible Preferred Stock (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on November 7, 2007).

4.15
Form of Lock-Up Agreement by and between the Company and each of the shareholders listed therein (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on November 7, 2007).

4.16	Form of Warrants (Incorporated by reference to Exhibits 10.5 through 10.11 to the Company’s Current Report on Form 8-K filed on November 7, 2007).

4.17
Form of Series D Convertible Preferred Stock Purchase Agreement, dated May 29, 2008, by and between the Company and each of the Purchasers thereto (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 30, 2008).

4.18
Form of Certificate of Designation of Rights and Preferences of Series D Convertible Preferred Stock (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 30, 2008).

4.19
Form of Management Lock-Up Agreement by and between the Company and each of the shareholders listed therein (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on May 30, 2008)

4.20	Form of Investor Lock-Up Agreement by and between the Company and each of the Purchasers (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on May 30, 2008)

4.21
Form of Exchange Agreement by and between the Company and each of the parties listed therein (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 30, 2008)

5.1	Opinion and Consent of Law Offices of Louis E. Taubman, P.C.

10.1	Employment Agreement of Robert Saunders (Incorporate by reference to Exhibits 10.1 to the Company’s Registration Statement on Form SB-2 filed on July 14, 2006).

10.2	Consulting Agreement with TriPoint Capital Advisors, LLC (Incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form SB-2 filed on October 16, 2006)

10.5	Consulting Agreement with Aurelius Consulting Group, Inc. (Incorporate by reference to Exhibits 10.5 Company’s Registration Statement on Form SB-2 filed on July 14, 2006).

10.6	Consulting Agreement with Gallatin Consulting, Inc. (Incorporate by reference to Exhibits 10.6 Company’s Registration Statement on Form SB-2 filed on July 14, 2006).

10.7
 Placement Consultant Agreement with Pai’s International Trade, Inc. dated March 9, 2006 (Incorporated by reference to Exhibit 10.7 in the Company’s Registration Statement on Form SB-2 filed on October 10, 2006).

10.8
Excerpt from Board of Directors’ Meeting summarizing Robert Saunders’ amended employment agreement (Incorporated by reference to Exhibit 10.8 in the Company’s Registration Statement on Form SB-2 filed on October 16, 2006).

10.9
Consulting Agreement between Kitsilano Capital Corp. and the Company dated February 1, 2007(Incorporated by reference to Exhibit 10.9 in the Company’s Registration Statement on Form SB-2 filed on February 9, 2007).

23.1	Consent of LBB & Associates, Ltd., LLP

+  Filed herewith.

v

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Vancouver , State of British Columbia, on July 25, 2008and the City of Gaithersburg, State of Maryland on July 25, 2008

EDGEWATER FOODS INTERNATIONAL, INC.

By: /s/ Robert Saunders
Name: Robert Saunders Title: CEO, President

By: /s/ Michael Boswell
Name: Michael Boswell Title: Acting Chief Financial Officer, Acting Principal Accounting Officer, Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert Saunders Robert Saunders President and Chief Executive Officer	Dated: July 25, 2008

/s/ Michael Boswell Michael Boswell Director & Acting Chief Financial Officer & Acting Principal Accounting Officer	Dated: July 25, 2008

/s/ Douglas C. MacLellan Douglas C. MacLellan Vice-chairman of the Board	Dated: July 25, 2008

/s/ Mark H. Elenowitz Mark H. Elenowitz Director	Dated: July 25, 2008

Ian Fraser Director	Dated:

Victor Bolton Director	Dated:

/s/ Darryl Horton Darryl Horton Director	Dated: July 25, 2008

/s/ Robert Rooks Robert Rooks Director	Dated: July 25, 2008